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As filed with the Securities and Exchange Commission on June 6, 2011

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROOKLINE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	04-3402944 (I.R.S. Employer Identification Number)

160 Washington Street
Brookline, Massachusetts 02447-0469
(617) 730-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul A. Perrault
President and Chief Executive Officer
Brookline Bancorp, Inc.
160 Washington Street
Brookline, Massachusetts 02447-0469
(617) 730-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William P. Mayer, Esq. Lisa R. Haddad, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Margaret D. Farrell, Esq. Adam J. Gwaltney, Esq. Hinckley, Allen & Snyder LLP 50 Kennedy Plaza, Suite 1500 Providence, Rhode Island 02903-2319 (401) 274-2000

           Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in this registration statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.01 per share	11,814,330(1)	N/A	$87,157,838(2)	$10,119(3)

(1)
Represents the estimated maximum number of shares of Brookline Bancorp, Inc. common stock that may be issued upon the completion of the merger described herein. This registration statement also relates to an indeterminate number of shares of Brookline Bancorp, Inc. common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and (f)(3) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of shares of Bancorp Rhode Island, Inc. common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (i) the product of (A) $43.12, the average of the high and low prices per share of Bancorp Rhode Island, Inc. common stock on the NASDAQ Global Select Market on June 1, 2011, and (B) 5,084,778, the maximum possible number of shares of Bancorp Rhode Island, Inc. common stock which may be cancelled and exchanged in the merger (including shares of Bancorp Rhode Island, Inc. common stock issuable upon exercise of outstanding options to purchase Bancorp Rhode Island, Inc. common stock), less (ii) the estimated amount of cash that would be paid by Brookline Bancorp, Inc. in exchange for such maximum possible number of shares of Bancorp Rhode Island, Inc. common stock which may be cancelled and exchanged in the merger (which equals $132,097,789).

(3)
Calculated by multiplying the proposed maximum aggregate offering price by 0.00011610.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 6, 2011

                        •    , 2011

Dear Shareholder:

Your vote is very important.

         On April 19, 2011, the board of directors of Bancorp Rhode Island, Inc. ("BancorpRI") unanimously approved a merger agreement between BancorpRI and Brookline Bancorp, Inc. ("Brookline") pursuant to which BancorpRI will merge with and into Brookline, whereupon the separate corporate existence of BancorpRI will cease and its subsidiary, Bank Rhode Island, will become a wholly-owned subsidiary of Brookline.

         On behalf of the board of directors and management of BancorpRI, you are cordially invited to attend a special meeting of shareholders, which will be held at     •    , on    •    ,    •    , 2011 at    •    :00     •    .m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement. At the special meeting, in addition to the approval of the merger agreement, you will be asked to cast an advisory (non-binding) vote on the "golden parachute" compensation payable to the named executive officers of BancorpRI in connection with the merger. If necessary, you may also be asked to vote on a proposal to adjourn the special meeting to permit the further solicitation of proxies.

         If the merger agreement is approved and the merger is subsequently completed, each outstanding share of BancorpRI common stock will be converted into the right to receive, at the election of the shareholder and subject to the allocation and proration procedures described in the merger agreement, either: (1) $48.25 in cash, without interest (which we refer to as the cash consideration); or (2) 4.686 shares of Brookline common stock (which we refer to as the stock consideration). The cash consideration will remain fixed while the value of the stock consideration will fluctuate with the market price of Brookline common stock. All elections are subject to allocation and proration procedures that are intended to ensure that 2,347,000 shares of BancorpRI common stock, or approximately 50% of the total number of shares of BancorpRI common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Brookline common stock, and the remaining shares of BancorpRI common stock will be converted into cash. Brookline common stock is traded on the NASDAQ Global Select Market under the symbol "BRKL" and BancorpRI common stock is traded on the NASDAQ Global Select Market under the symbol "BARI." On    •    , 2011, the closing price of Brookline common stock was $    •    per share and the closing price of BancorpRI common stock was $    •    per share.

         The merger cannot be completed unless a majority of the shares of BancorpRI common stock outstanding and entitled to vote at the special meeting approve the merger agreement. The BancorpRI board of directors unanimously approved the merger agreement and determined that the merger is advisable and in the best interests of BancorpRI and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the merger agreement. The BancorpRI board of directors further recommends that the shareholders vote "FOR" approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of BancorpRI in connection with the merger, and "FOR" the adjournment proposal.

         Whether or not you plan to attend the special meeting, please take the time to vote by using the internet, by telephone or by completing the enclosed proxy card and returning it in the enclosed postage paid envelope, so that your shares may be represented at the meeting. If you hold shares through a bank or broker, please use the voting instructions you have received from your bank or broker. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" approval of the merger agreement and the other proposals. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in "street name," it will have the same effect as voting "AGAINST" the proposal to approve the merger agreement but will have no impact on the outcome of the other proposals.

         The accompanying document serves as the proxy statement for the special meeting of shareholders of BancorpRI and the prospectus for the shares of Brookline common stock to be issued in connection with the merger. This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the section of the proxy statement/prospectus titled "Risk Factors" beginning on page 18.

Very truly yours,

Malcolm G. Chace, Chairman

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Brookline common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

         The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         This proxy statement/prospectus is dated    •    , 2011 and is first being mailed to shareholders of BancorpRI on or about     •    , 2011.

BANCORP RHODE ISLAND, INC.
One Turks Head Place
Providence, Rhode Island 02903

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON    •    , 2011

To the Shareholders of Bancorp Rhode Island, Inc.:

        A special meeting of shareholders of Bancorp Rhode Island, Inc. ("BancorpRI") will be held at     •    , on     •    ,    •    , 2011 at    •    :00    •    .m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger by and between BancorpRI and Brookline Bancorp, Inc. ("Brookline"), dated as of April 19, 2011, pursuant to which BancorpRI will merge with and into Brookline, whereupon the separate corporate existence of BancorpRI will cease and its subsidiary, Bank Rhode Island, will become a wholly-owned subsidiary of Brookline;

  2.
  To consider and vote upon an advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive officers of BancorpRI in connection with the merger;

  3.
  To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

  4.
  To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

        The merger agreement and the proposed merger of BancorpRI with and into Brookline, is more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement/prospectus.

        BancorpRI has established    •    , 2011 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Only record holders of BancorpRI common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of holders of a majority of the shares of BancorpRI common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

        BancorpRI's board of directors unanimously recommends that you vote "FOR" approval of the merger agreement, "FOR" approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of BancorpRI in connection with the merger, and "FOR" the adjournment proposal as described above.

        All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting of shareholders, please follow the voting procedures described in the accompanying proxy statement/prospectus and on the enclosed proxy card. Following these voting procedures will not prevent you from voting in person, but it will help to secure a quorum and allow your shares to be voted should anything prevent your attendance in person. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Margaret D. Farrell, Secretary

    •    , 2011

YOUR VOTE IS IMPORTANT!

        Whether or not you expect to attend the BancorpRI special meeting in person, BancorpRI urges you to submit your proxy as promptly as possible by accessing the internet website or calling the telephone number specified on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send your stock certificates with the proxy card. You will receive an election form with instructions for delivering your stock certificates under separate cover.

 ADDITIONAL INFORMATION

        The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Brookline and BancorpRI from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Brookline Bancorp, Inc. 160 Washington Street Brookline, Massachusetts 02445 (617) 730-3500 Attn: Paul R. Bechet, Chief Financial Officer and Treasurer	Bancorp Rhode Island, Inc. One Turks Head Place Providence, Rhode Island 02903 (401) 456-5000 Attn: Linda H. Simmons, Chief Financial Officer and Treasurer

        If you would like to request documents, please do so by    •    in order to receive them before the special meeting of BancorpRI shareholders.

        For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see the section of the proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 118.

        The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact BancorpRI's proxy solicitor at the address or telephone number listed below:

Phoenix Advisory Partners 110 Wall Street, 27th Floor New York, New York 10005 (877) 478-5038

        Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To more fully understand the merger and the special meeting, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus.

        Unless the context otherwise requires, throughout this proxy statement/prospectus, "BancorpRI" refers collectively to Bancorp Rhode Island, Inc. and its subsidiaries; "BankRI" refers to Bank Rhode Island, a wholly-owned subsidiary of Bancorp Rhode Island, Inc.; "Brookline" refers to Brookline Bancorp, Inc. and its subsidiaries; and "we," "us" and "our" refer collectively to BancorpRI and Brookline. Also, we refer to the merger between BancorpRI and Brookline as the "merger" and the Agreement and Plan of Merger, dated as of April 19, 2011, by and between Brookline and BancorpRI as the "merger agreement."

Q:    Why am I receiving this proxy statement/prospectus?

A:
Brookline and BancorpRI have agreed to the acquisition of BancorpRI by Brookline under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, BancorpRI shareholders must vote to approve the merger agreement. BancorpRI will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of BancorpRI shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of BancorpRI common stock without attending the special meeting.

  We are delivering this proxy statement/prospectus to you as both a proxy statement of BancorpRI and a prospectus of Brookline. It is a proxy statement because the BancorpRI board of directors is soliciting proxies from its shareholders to vote on the approval of the merger agreement at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because Brookline will issue Brookline common stock to the BancorpRI shareholders who receive stock consideration in the merger, and this prospectus contains information about Brookline common stock.

Q:    What will happen in the merger?

A:
In the proposed merger, BancorpRI will merge with and into Brookline, with Brookline being the surviving corporation and BankRI becoming a wholly-owned subsidiary of Brookline.

Q:    What will I receive in the merger?

A:
If the merger agreement is approved and the merger is subsequently completed, each outstanding share of BancorpRI common stock will be converted into the right to receive either:

•
$48.25 in cash, without interest; or

•
4.686 shares of Brookline common stock,

  in each case, subject to adjustment, election and allocation procedures specified in the merger agreement.

  You may elect to receive all cash, all Brookline common stock, or a combination of both cash and Brookline common stock in exchange for your shares of BancorpRI common stock. However, the ability to receive all stock, all cash or a combination of each will depend on the elections of other BancorpRI shareholders. The allocation of the consideration payable to BancorpRI shareholders in the merger will not be known until Brookline tallies the results of the elections made by BancorpRI shareholders, which will not occur until immediately prior to the closing of the merger.

Q:    Will I receive the form of consideration I elect?

A:
The form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the consideration to be received by each BancorpRI shareholder is subject to allocation procedures that are intended to ensure that 2,347,000 shares of BancorpRI common stock, or approximately 50% of the total number of shares of BancorpRI common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Brookline common stock, and the remaining shares of BancorpRI common stock will be converted into cash.

Q:    Will I receive any fractional share of Brookline common stock as part of the merger consideration?

A:
No. Brookline will not issue any fractional shares of Brookline common stock in the merger. Instead, Brookline will pay you the cash value of a fractional share measured by the average of the daily closing prices of Brookline common stock on The NASDAQ Stock Market, or NASDAQ, for the ten consecutive trading days ending on the fifth business day immediately prior to the closing date of the merger.

Q:    How do I make an election as to the form of merger consideration I wish to receive?

A:
No later than 20 business days prior to the anticipated closing date of the merger, we will mail to you an election form and letter of transmittal for the surrender of your BancorpRI stock certificates in exchange for the merger consideration. You will also receive detailed instructions describing the procedures you must follow to make your election. We will publicly announce the election deadline, which will be before the closing date of the merger. If you own shares of BancorpRI common stock in "street name" through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election.

  We are not making any recommendation to you as to whether you should elect to receive cash, shares of Brookline common stock or a combination of each in the merger. You should evaluate your own specific circumstances and investment preferences in making your election.

Q:    Can I elect to receive my merger consideration in the form of cash with respect to a portion of my BancorpRI shares and Brookline common stock with respect to the rest of my BancorpRI shares?

A:
Yes. The election form and letter of transmittal will permit you, subject to the allocation procedures described in this proxy statement/prospectus, to receive at your election:

•
all of your merger consideration in the form of cash;

•
all of your merger consideration in the form of shares of Brookline common stock; or

•
a portion of your merger consideration in cash and the remaining portion in shares of Brookline common stock.

Q:    Do I have to return the election form and letter of transmittal?

A:
No, but if you do not do so by the election deadline, you will be allocated cash and/or shares of Brookline common stock depending entirely upon the elections made by other BancorpRI shareholders.

Q:    What will happen to shares of Brookline common stock in the merger?

A:
Nothing. Each share of Brookline common stock outstanding will remain outstanding as a share of Brookline common stock.

Q:    What are the material federal income tax consequences of the merger to me?

A:
In general, if you exchange all of your shares of BancorpRI common stock for shares of Brookline common stock, you will not recognize either gain or loss for federal income tax purposes. If you exchange all of your shares of BancorpRI common stock for cash, you generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and your adjusted tax basis in your shares of BancorpRI common stock. If you exchange some or all of your shares of BancorpRI common stock for cash, you generally will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (1) the amount of cash you receive in the merger, or (2) the amount, if any, by which the sum of the fair market value, as of the effective time of the merger, of any shares of Brookline common stock that you receive, and the amount of cash you receive in the merger, exceeds your adjusted tax basis in your shares of BancorpRI common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of BancorpRI common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

  This tax treatment may not apply to all BancorpRI shareholders. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:    What are the conditions to completion of the merger?

A:
The obligations of Brookline and BancorpRI to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger agreement by BancorpRI shareholders.

Q:    When do you expect the merger to be completed?

A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived. Some of these conditions, such as the receipt of required regulatory approvals, are not entirely within our control. We currently expect to complete the merger during the fourth calendar quarter of 2011; however, because the merger is subject to these conditions, we cannot predict the actual timing.

Q:    What shareholder approvals are required to complete the merger?

A:
For BancorpRI, the affirmative vote of holders of at least a majority of the shares of BancorpRI common stock outstanding is required to approve the merger agreement. For Brookline, no approval of stockholders is needed and no vote will be taken.

Q:    Are there any shareholders already committed to voting in favor of the merger agreement?

A:
Yes. BancorpRI's directors and executive officers, and certain of their affiliates, have entered into voting agreements with Brookline requiring them to vote all of their shares in favor of approval of the merger agreement. These shareholders collectively held approximately    •    % of the outstanding shares of BancorpRI common stock on the record date.

Q:    When and where is the special meeting?

A:
The special meeting of shareholders of BancorpRI will be held at    •    located at     •    , on    •    ,    •    , 2011 at    •    :00     •    .m., local time.

Q:    What will happen at the special meeting?

A:
At the special meeting, BancorpRI shareholders will consider and vote upon a proposal to approve the merger agreement and an advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive officers of BancorpRI in connection with the merger. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:    Who can vote at the special meeting?

A:
Holders of record of BancorpRI common stock at the close of business on    •    , which is the record date for the special meeting, are entitled to vote at the special meeting.

Q:    Does the BancorpRI board of directors recommend voting in favor of the merger agreement?

A:
Yes. After careful consideration, the BancorpRI board of directors unanimously recommends that BancorpRI shareholders vote "FOR" approval of the merger agreement. The BancorpRI board also recommends that shareholders vote "FOR" approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to BancorpRI's named executive officers in connection with the merger, and "FOR" the adjournment proposal.

Q:    Are there any risks that I should consider in deciding whether to vote for approval of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus titled "Risk Factors" beginning on page 18 as well as the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled "Special Note Regarding Forward-Looking Statements" on page 23.

Q:    Why am I being asked to cast an advisory (non-binding) vote to approve the golden parachute compensation payable to certain BancorpRI officers in connection with the merger?

A:
The Securities and Exchange Commission, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, recently adopted rules that require BancorpRI to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to BancorpRI's named executive officers in connection with the merger.

Q:    What will happen if BancorpRI shareholders do not approve the golden parachute compensation at the special meeting?

A:
Approval of the golden parachute compensation payable in connection with the merger is not a condition to completion of the merger. The vote with respect to the golden parachute compensation is an advisory vote and will not be binding on BancorpRI regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid to the BancorpRI executives in connection with the merger is contractual, such compensation will or may be payable if the merger is completed regardless of the outcome of the advisory vote.

Q:    How may I vote my shares for the special meeting proposals presented in this proxy statement/prospectus?

A:
You may vote by accessing the internet website or calling the telephone number specified on the proxy card or by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:    If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. It is important that you provide timely instruction to your broker or bank to ensure that all shares of BancorpRI common stock that you own are voted at the special meeting. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Q:    What if I fail to return my proxy card or to instruct my broker, bank or other nominee to vote my shares?

A:
If you fail to return your proxy card or to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted. This will have the same effect as a vote against approval of the merger agreement, but will have no impact on the outcome of the other proposals.

Q:    What do I need to do now?

A:
You should carefully read and consider the information contained or incorporated by reference into this proxy statement/prospectus, including its annexes. This proxy statement/prospectus contains important information about the merger, the merger agreement, Brookline and BancorpRI, including the historical and pro forma financial information set forth in the sections of this proxy statement/prospectus titled "Selected Historical Financial Data for Brookline and BancorpRI" and "Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Ipswich and BancorpRI Mergers" beginning on pages 102 and 106, respectively. After you have read and considered this information, BancorpRI shareholders are requested to vote by mail, by telephone, through the internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign and date your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares of BancorpRI common stock will be represented and voted at the special meeting. The proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in a proxy card and do not indicate how you wish to vote, the proxy will be voted "FOR" all of the special meeting proposals.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple BancorpRI proxy cards or voting instruction cards. For example, if you hold your BancorpRI shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold BancorpRI shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive, or otherwise follow the voting instructions set forth on the proxy card and voting instruction card.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. Although the BancorpRI board of directors requests that you vote your shares by mail, by telephone, or through the internet in advance of the special meeting, all BancorpRI shareholders

  are invited to attend the special meeting. Shareholders of record on    •    may vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:    Can I change my vote after I have submitted a proxy?

A:
Yes. If you do not hold your shares in "street name," there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the special meeting:

•
You may file a written revocation of the proxy with the Secretary of BancorpRI, Margaret D. Farrell, c/o Hinckley, Allen & Snyder LLP, 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903;

•
You may submit a new signed proxy card bearing a later date or vote again by telephone or internet (any earlier proxies will be revoked automatically); or

•
You may attend the special meeting and vote in person provided that you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of BancorpRI as indicated above.

  If you hold your shares in "street name" and have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:    What happens if I sell my shares after the record date but before the special meeting?

A:
The record date of the special meeting is earlier than both the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your BancorpRI shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will transfer the right to receive the merger consideration to the person to whom you transferred your shares. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:    Do I have the right to dissent and obtain the fair market value of my shares?

A:
No. Under Rhode Island corporate law, BancorpRI shareholders who object to the merger do not have any appraisal or dissenters' rights.

Q:    Should I send in my stock certificates now?

A:
No. You will receive separate written instructions for making your election of all cash, all Brookline common stock or a combination of each, and for surrendering your shares of BancorpRI common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:    Whom should I call with questions?

A:
If you have questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact BancorpRI's proxy solicitor, Phoenix Advisory Partners, at (877) 478-5038.

Q:    Where can I find more information about the companies?

A:
You can find more information about Brookline and BancorpRI from the various sources described in the section of this proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 118.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See the section of this proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 118. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

The Companies

Brookline Bancorp, Inc. (page 24)

        Brookline is a Delaware corporation organized in 1997 that serves as the holding company for Brookline Bank, a federally-chartered thrift established in 1871, and The First National Bank of Ipswich, a national bank founded in 1892 and acquired by Brookline in February 2011. Brookline also holds an approximately 85% ownership interest in Eastern Funding LLC, which specializes primarily in the financing of coin-operated laundry, dry cleaning and convenience store equipment and businesses in the greater New York/New Jersey metropolitan area and in other locations throughout the United States.

        The principal business of Brookline and its subsidiaries is to accept consumer and commercial deposits, originate loans to individuals and commercial businesses, and to provide cash management and investment advisory services.

        At March 31, 2011, Brookline had total consolidated assets of approximately $3.1 billion, loans of approximately $2.5 billion, deposits of approximately $2.1 billion and stockholders' equity of approximately $497.6 million.

        Brookline's principal executive offices are located at 160 Washington Street, Brookline, Massachusetts 02445, and its telephone number is (617) 730-3500.

Bancorp Rhode Island, Inc. (page 24)

        BancorpRI, a Rhode Island corporation, is the holding company for BankRI. BancorpRI has no significant assets other than the common stock of BankRI. BankRI has four wholly-owned subsidiaries, which include BRI Investment Corp., a Rhode Island passive investment company, Macrolease Corporation, an equipment financing company, Acorn Insurance Agency, Inc., a licensed insurance agency, and BRI Realty Corp., a real estate holding company.

        BankRI is a commercial bank chartered as a financial institution in the State of Rhode Island that was formed in 1996 as a result of the acquisition of certain assets and liabilities divested in connection with the merger of Fleet Financial Group, Inc. and Shawmut National Corporation. BankRI offers its customers a wide range of business, commercial real estate, consumer and residential loans, commercial leases, deposit products, nondeposit investment products, cash management and online banking services, private banking and other banking products and services designed to meet the financial needs of individuals and small to mid-sized businesses.

        At March 31, 2011, BancorpRI had total consolidated assets of approximately $1.6 billion, loans of approximately $1.2 billion, deposits of approximately $1.1 billion and shareholders' equity of approximately $130.2 million.

        BancorpRI's principal executive offices are located at One Turks Head Place, Providence, Rhode Island 02903, and its telephone number is (401) 456-5000.

 The Special Meeting of BancorpRI Shareholders

Date, Time and Place of the Special Meeting (page 25)

        The special meeting of shareholders of BancorpRI will be held at    •    , on    •    ,     •    , 2011 at     •    :00    •    .m., local time.

Actions to be Taken at the Special Meeting (page 25)

        At the special meeting, BancorpRI's shareholders as of    •    , the record date, will be asked to vote upon a proposal to approve the merger agreement with Brookline, a proposal to approve, on an advisory (non-binding) basis, the golden parachute compensation payable to the named executive officers of BancorpRI in connection with the merger and, if necessary, a proposal to approve one or more adjournments of the special meeting.

Recommendation of BancorpRI Board of Directors (page 25)

        At a meeting on April 19, 2011, the BancorpRI board of directors determined that the merger is fair to and in the best interests of BancorpRI and its shareholders, and unanimously approved the merger agreement. The BancorpRI board unanimously recommends that you vote "FOR" approval of the merger agreement, "FOR" approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of BancorpRI in connection with the merger, and "FOR" approval of the proposal to adjourn the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 25)

        Only holders of record of BancorpRI common stock at the close of business on the record date of     •    , 2011 are entitled to notice of and to vote at the special meeting. As of the record date, there were    •    shares of BancorpRI common stock outstanding, held of record by approximately    •    shareholders.

Quorum; Vote Required (page 25)

        A quorum of BancorpRI shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of BancorpRI common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. BancorpRI will include proxies marked as abstentions in determining the presence of a quorum at the special meeting.

        The affirmative vote of the holders of at least a majority of the outstanding shares of BancorpRI common stock is required to approve the merger agreement. The affirmative vote of holders of a majority of BancorpRI common stock present in person or represented by proxy at the special meeting is required to approve (1) on an advisory (non-binding) basis, BancorpRI's golden parachute compensation payable to the named executive officers of BancorpRI in connection with the merger, and (2) the proposal to adjourn the special meeting.

Share Ownership of Management; Voting Agreements (page 84)

        As of the record date, the directors and executive officers of BancorpRI and their affiliates collectively owned    •     shares of BancorpRI common stock, or approximately    •    % of BancorpRI's outstanding shares. These directors and executive officers have executed voting agreements with Brookline under which they have agreed to vote their shares in favor of the merger agreement and have granted Brookline an irrevocable proxy to so vote their shares.

Proxies, Voting and Revocation (page 26)

        The BancorpRI board of directors requests that you vote your shares by telephone, through the internet or by returning the proxy card accompanying this proxy statement/prospectus. If you choose to vote by mail, please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement, the advisory proposal regarding the golden parachute compensation payable to BancorpRI's named executive officers in connection with the merger, and the adjournment proposal. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of BancorpRI common stock will not be voted on the proposals, which will have the same effect as a vote "AGAINST" the proposal to approve the merger agreement, but will have no effect on the other proposals.

        If you have not voted through your broker, bank or other nominee, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

  •
  Filing a written revocation of the proxy with the Secretary of BancorpRI, Margaret D. Farrell, c/o Hinckley, Allen & Snyder LLP, 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903;

  •
  Submitting a new signed proxy card bearing a later date or voting again by telephone or internet (any earlier proxies will be revoked automatically); or

  •
  Attending and voting in person at the special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of BancorpRI as indicated above.

        If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

No Dissenters' Rights (page 28)

        BancorpRI is organized as a corporation under Rhode Island law. Under Rhode Island corporate law, BancorpRI shareholders who object to the merger do not have any appraisal or dissenters' rights.

The Merger

Structure of the Merger (page 61)

        Brookline and BancorpRI entered into an Agreement and Plan of Merger on April 19, 2011. The merger agreement provides for the merger of BancorpRI with and into Brookline, with Brookline being the surviving corporation and BankRI becoming a wholly-owned subsidiary of Brookline.

        The proposed merger will occur following approval of the proposal regarding the merger agreement described in this proxy statement/prospectus by the shareholders of BancorpRI and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Merger Consideration (page 61)

        If the merger is completed, each share of BancorpRI common stock will be converted into the right to receive either:

  •
  $48.25 in cash, without interest (which is referred to as the cash consideration); or

  •
  4.686 shares of Brookline common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration).

        You will have the opportunity to elect the form of consideration that you receive in the merger in exchange for your shares of BancorpRI common stock. You may elect to receive all of your merger consideration in cash or Brookline common stock, or a portion of your merger consideration in cash and the remaining portion in shares of Brookline common stock. However, your right to receive the form of consideration that you elect for your shares will be subject to allocation and proration procedures set forth in the merger agreement. These allocation and proration procedures are intended to ensure that 2,347,000 shares of BancorpRI common stock, or approximately 50% of the total number of shares of BancorpRI common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Brookline common stock, and the remaining shares of BancorpRI common stock will be converted into cash.

        No fractional shares of Brookline common stock will be issued in connection with the merger. Instead, each BancorpRI shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of Brookline common stock on NASDAQ for the ten consecutive trading days ending on the fifth business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.

Election Procedures (page 62)

        The shares of BancorpRI common stock that you hold will be exchanged for cash, Brookline common stock or a combination of cash and Brookline common stock as chosen by you, subject to the allocation and proration procedures described in the merger agreement. No less than 20 business days prior to the anticipated closing date of the merger, you will be sent an election form and detailed instructions to permit you to choose your preferred consideration. You have the following choices:

  •
  you may elect to receive $48.25 per share in cash, without interest, in exchange for all shares of BancorpRI common stock that you hold;

  •
  you may elect to receive 4.686 shares of Brookline common stock in exchange for all shares of BancorpRI common stock that you hold, plus cash in lieu of any fractional share;

  •
  you may elect to receive the cash consideration with respect to a portion of the shares of BancorpRI common stock that you hold, and the stock consideration with respect to your remaining shares; or

  •
  you may make no election with respect to the consideration to be received by you in exchange for your shares of BancorpRI common stock.

        You will have a limited period of time in which to complete the election form and return it as instructed. In order to be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern time, on the 25th day following the mailing date of the election form to BancorpRI shareholders, unless Brookline and BancorpRI have mutually agreed to another date and time as the election deadline, which date will be at least five business days prior to the anticipated closing date of the merger and publicly announced by Brookline as soon as practicable prior to the election deadline. You will need to surrender your BancorpRI stock certificates to receive the appropriate consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your stock certificates along with your election form. If you do not submit an election form, you will receive instructions on where to surrender your BancorpRI stock certificates after the merger is completed.

        If your shares or a portion of your shares of BancorpRI common stock are held in "street name" by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

        If you hold a portion of your shares in an individual retirement account and the remaining portion of your shares is held directly in your name, you will receive two election forms: one for your shares held in the individual retirement account and one for the shares held directly in your name.

Allocation Procedures (page 63)

        The merger agreement provides for overall limitations on the amount of cash and shares of Brookline common stock available in the merger as follows:

  •
  2,347,000 shares of BancorpRI common stock, or approximately 50% of the total number of shares of BancorpRI common stock outstanding immediately prior to the effective time of the merger, will be converted into the right to receive the stock consideration; and

  •
  the remaining shares of BancorpRI common stock will be converted into the right to receive the cash consideration.

        As a result, whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other BancorpRI shareholders. You may not receive the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of cash and Brookline common stock.

        If you have a preference for receiving either cash or Brookline common stock for your shares of BancorpRI common stock, you should return the election form indicating your preference. BancorpRI shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of BancorpRI shares being converted into the right to receive cash and Brookline common stock. If you do not make an election, you will be allocated cash and/or Brookline common stock depending on the elections made by other BancorpRI shareholders. Please see the examples set forth in the section of this proxy statement/prospectus titled "The Merger Agreement—Allocation Procedures" beginning on page 63. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive.

        The market price of Brookline common stock will fluctuate between the date of this proxy statement/prospectus, the date of your election and the effective time of the merger. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Brookline common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Brookline common stock, you should carefully read the section of this proxy statement/prospectus titled "Material Federal Income Tax Consequences" beginning on page 86.

Treatment of BancorpRI Equity Awards (page 68)

        At the effective time of the merger, BancorpRI will terminate its equity plans. Each option granted under BancorpRI's equity plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been previously exercised or cancelled, will be cancelled at the effective time of the merger. In exchange for the cancellation of an option, the holder of that option will be entitled to receive a cash payment from BancorpRI in an amount equal to the product of:

  •
  the number of BancorpRI shares provided for in the option; and

  •
  the excess, if any, of $48.25 over the exercise price per share provided in the option.

        At the effective time of the merger, each restricted stock award granted under BancorpRI's equity plans will vest in full and no longer be subject to any forfeiture or vesting requirements, and all such shares of BancorpRI common stock will be considered outstanding shares whose holders will be entitled to receive election forms and to receive the merger consideration.

        At the effective time of the merger, each performance share award granted to any BancorpRI employee under BancorpRI's equity plans will be cancelled. In exchange for the cancellation of a performance share award, the holder of that performance share award will be entitled to receive a cash payment from BancorpRI in an amount equal to the product of:

  •
  $48.25; and

  •
  the number of performance shares earned in accordance with the terms governing such award as of the effective time of the merger, based on performance calculated through the last day of the calendar quarter ending immediately prior to the closing of the merger. For purposes of determining whether performance shares have been earned, BancorpRI's earnings per share will be calculated without deducting any merger-related expenses, including any expenses resulting from the acceleration of the vesting of equity awards.

        At the effective time of the merger, each restricted stock unit award granted to each non-employee director under BancorpRI's equity plans will vest in full and no longer be subject to any forfeiture or vesting requirements, and the holder of that restricted stock unit award will be entitled to receive a cash payment from BancorpRI in an amount equal to the product of:

  •
  $48.25; and

  •
  the number of restricted stock units provided in the restricted stock unit award.

Opinion of BancorpRI's Financial Advisor (page 36)

        In connection with the merger, BancorpRI's board of directors received an opinion from BancorpRI's financial advisor, Jefferies & Company, Inc., or Jefferies, dated April 19, 2011, as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of BancorpRI common stock. The full text of Jefferies' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. This opinion is attached as Annex C and is incorporated into this proxy statement/prospectus by reference. Jefferies' opinion was provided for the use and benefit of the BancorpRI board of directors (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger. The opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions or opportunity that might be available to BancorpRI, nor did it address BancorpRI's underlying business decision to engage in the merger or the terms of the merger agreement or the documents referred to in the merger agreement. Jefferies' opinion does not constitute a recommendation to any shareholder as to any election to be made by such shareholder with respect to the merger consideration or how any shareholder should vote or act with respect to the merger or any related matter. Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies' opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of the opinion.

Interests of BancorpRI Directors and Executive Officers in the Merger (page 47)

        Some of the members of BancorpRI's management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of BancorpRI shareholders generally. These interests include the vesting in full of outstanding equity compensation awards, the right to receive cash severance and supplemental executive retirement plan benefits, the right to continued health, dental, life and accident insurance coverage, and the right to continued indemnification and liability insurance coverage by Brookline after the merger for acts or omissions occurring before the merger. The merger agreement also provides for Merrill W. Sherman, President and Chief Executive Officer of BancorpRI, and another current BancorpRI director to be elected to the Brookline board of directors upon completion of the merger. Also at the closing of the merger, Ms. Sherman will retire from BancorpRI and BankRI. In connection with her retirement, Brookline, BancorpRI and BankRI have entered into a release, consulting and non-competition agreement with Ms. Sherman, which will be effective upon the closing of the merger. Under this agreement, Ms. Sherman will provide consulting services to Brookline for a period of one year following the closing, and will be subject to certain non-competition and non-solicitation covenants for a period of two years following the closing. In addition, Brookline entered into an employment letter agreement with Mark J. Meiklejohn, currently BankRI's Executive Vice President and Chief Lending Officer, under which Mr. Meiklejohn will be employed as President and Chief Executive Officer of BankRI following the merger. The BancorpRI board of directors was aware of these interests and considered them in recommending that BancorpRI shareholders approve the merger agreement.

Limitations on Considering Other Acquisition Proposals (page 73)

        The merger agreement restricts BancorpRI's ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in BancorpRI. However, if BancorpRI receives a bona fide unsolicited written acquisition proposal from a third party that is, or is reasonably likely to be, more favorable to BancorpRI shareholders than the terms of the merger agreement, BancorpRI may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement. In addition, the BancorpRI board of directors may not:

  •
  modify, qualify, withhold or withdraw its approval or recommendation of the merger agreement;

  •
  approve or recommend another acquisition proposal to its shareholders; or

  •
  cause BancorpRI to enter into a letter of intent or definitive agreement with respect to an acquisition transaction or that requires BancorpRI to abandon, terminate or fail to consummate the merger,

unless the BancorpRI board of directors determines in good faith, after consultation with counsel and a financial advisor, that an acquisition proposal is a superior proposal and, after consultation with counsel, that it is required to take such action to comply with its fiduciary duties to shareholders under applicable law. In that event, BancorpRI must provide Brookline with notice of such determination and cooperate and negotiate in good faith with Brookline to adjust or modify the terms and conditions of the merger agreement.

Conditions to the Merger (page 69)

        Brookline and BancorpRI will not complete the merger unless a number of conditions are satisfied or waived, including:

  •
  the shareholders of BancorpRI must approve the merger agreement;

  •
  Brookline and BancorpRI must have obtained all regulatory approvals required to complete the transactions contemplated by the merger agreement, all related statutory waiting periods have expired, and none of the regulatory approvals imposed any term, condition or restriction that Brookline reasonably determines would prohibit or materially limit the ownership or operation by BancorpRI or Brookline of all or any material portion of the business or assets of BancorpRI or Brookline, or compel Brookline to dispose of or hold separate all or any material portion of the business or assets of BancorpRI or Brookline (a so-called "burdensome condition");

  •
  the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the completion of the transactions contemplated by the merger agreement;

  •
  Brookline and BancorpRI must each receive a legal opinion from their respective counsel regarding treatment of the merger as a "reorganization" for federal income tax purposes;

  •
  the representations and warranties of each of Brookline and BancorpRI in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect;

  •
  Brookline and BancorpRI must each have performed in all material respects all obligations required to be performed by it; and

  •
  no event or development must have occurred with respect to BancorpRI or Brookline that has had, or would reasonably be expected to have, a material adverse effect.

Termination of the Merger Agreement (page 70)

        Brookline and BancorpRI can mutually agree to terminate the merger agreement before the merger has been completed, and either company can terminate the merger agreement if:

  •
  the merger is not consummated by March 31, 2012, unless the terminating party's failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

  •
  the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 30 days of written notice;

  •
  any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of any regulatory authority, or any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and the terminating party has used its reasonable best efforts to have the order, injunction or decree lifted; or

  •
  the required approval of the merger agreement by the BancorpRI shareholders is not obtained.

        In addition, Brookline may terminate the merger agreement if:

  •
  the BancorpRI board of directors:

  •
  withdraws, qualifies, amends, modifies or withholds its recommendation to the BancorpRI shareholders to vote in favor of the merger agreement or makes any statement, filing or release that is inconsistent with the recommendation;

  •
  materially breaches its obligation to call, give notice of and commence the special meeting;

  •
  approves or recommends another acquisition proposal;

    •
    fails to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Brookline;

    •
    fails to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within five business days of being requested to do so by Brookline; or

    •
    resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above; or

  •
  BancorpRI breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers.

        BancorpRI has the right to terminate the merger agreement in connection with entering into a definitive agreement to effect a superior proposal, subject to specified conditions in the merger agreement. In addition, BancorpRI has the right to terminate the merger agreement if the average closing price of Brookline common stock for a specified period prior to closing is less than $8.278 and Brookline common stock underperforms a specified peer-group index by more than 20%, provided that Brookline will have the option to increase the amount of Brookline common stock to be provided to BancorpRI shareholders, in which case no termination will occur.

Termination Fee (page 72)

        Under the terms of the merger agreement, BancorpRI must pay Brookline a termination fee of $8.9 million if:

  •
  Brookline terminates the merger agreement as a result of the BancorpRI board of directors:

  •
  withdrawing, qualifying, amending, modifying or withholding its recommendation to the BancorpRI shareholders to vote in favor of the merger agreement or making any statement, filing or release that is inconsistent with the recommendation;

  •
  materially breaching its obligation to call, give notice of and commence the special meeting;

  •
  approving or recommending another acquisition proposal;

  •
  failing to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Brookline;

  •
  failing to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within five business days of being requested to do so by Brookline; or

  •
  resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

  •
  Brookline terminates the merger agreement as a result of a material breach by BancorpRI of the provisions in the merger agreement prohibiting the solicitation of other offers;

  •
  BancorpRI terminates the merger agreement in connection with entering into a definitive agreement to effect a superior proposal;

  •
  Brookline or BancorpRI terminates the merger agreement as a result of:

  •
  the failure of the BancorpRI shareholders to approve the merger agreement, or the merger not having been consummated by March 31, 2012 due to the failure of the BancorpRI shareholders to approve the merger agreement, and both

  •
  an acquisition proposal with respect to BancorpRI has been publicly announced, disclosed or otherwise communicated to the BancorpRI board of directors or senior management of BancorpRI prior to the special meeting or March 31, 2012, as applicable; and

      •
      within 12 months of termination of the merger agreement, BancorpRI recommends to its shareholders another acquisition proposal or enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or

  •
  Brookline terminates the merger agreement as a result of a material breach by BancorpRI of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:

  •
  an acquisition proposal with respect to BancorpRI has been publicly announced, disclosed or otherwise communicated to the BancorpRI board of directors or senior management of BancorpRI prior to such breach or during the related cure period; and

  •
  within 12 months of termination of the merger agreement, BancorpRI recommends to its shareholders another acquisition proposal or enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

Effective Time of the Merger (page 61)

        We expect that the merger will be completed as soon as practicable following the satisfaction or waiver of all closing conditions, including approval of the merger agreement by the BancorpRI shareholders at the special meeting and receipt of all regulatory approvals. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger during the fourth calendar quarter of 2011; however, because the merger is subject to these conditions, we cannot predict the actual timing.

Material Federal Income Tax Consequences (page 86)

        Each of Brookline and BancorpRI will receive an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of BancorpRI common stock solely into shares of Brookline common stock. However, you generally will be taxed if you receive cash in exchange for your shares of BancorpRI common stock or instead of any fractional share of Brookline common stock that you would otherwise be entitled to receive. Each of Brookline's and BancorpRI's obligations to complete the merger are conditioned on its receipt of this opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger to it and the shareholders of BancorpRI.

        Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation and on whether you receive stock, cash or a mix of stock and cash in the merger. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Required Regulatory Approvals (page 82)

        To complete the merger, Brookline and BancorpRI need the prior approval of the Board of Governors of the Federal Reserve System and certain state regulatory authorities. The United States Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. Prior to the special meeting date, Brookline and BancorpRI will have filed all necessary applications and notices with the applicable regulatory authorities. Brookline and BancorpRI cannot predict, however, whether or when the required regulatory approvals will be obtained or whether any such approvals will impose any burdensome condition upon Brookline.

Accounting Treatment (page 44)

        The merger will be accounted for using the acquisition method of accounting with Brookline treated as the acquiror. Under this method of accounting, BancorpRI's assets and liabilities will be recorded by Brookline at their respective fair values as of the closing date of the merger and added to those of Brookline. Any excess of purchase price over the net fair values of BancorpRI's assets and liabilities will be recorded as goodwill. Any excess of the fair value of BancorpRI's net assets over the purchase price will be recognized in earnings by Brookline on the closing date of the merger. Financial statements of Brookline issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of BancorpRI prior to the merger. The results of operations of BancorpRI will be included in the results of operations of Brookline beginning on the day after the effective date of the merger.

Listing of Brookline Common Stock to be Issued in the Merger (page 45)

        Brookline's common stock is quoted on the NASDAQ Global Select Market under the trading symbol "BRKL." Under the terms of the merger agreement, to the extent required by NASDAQ, Brookline will file a notice of additional listing of shares with NASDAQ with respect to the shares of Brookline common stock to be issued to the holders of BancorpRI common stock in the merger, and will use its reasonable best efforts to cause such shares to be approved for quotation on NASDAQ.

Differences Between Rights of Holders of Brookline and BancorpRI Stock (page 89)

        The rights of BancorpRI shareholders currently are governed by BancorpRI's articles of incorporation and bylaws, and by Rhode Island law. After the merger is completed, BancorpRI shareholders who receive Brookline common stock in the merger will become stockholders of Brookline, and, therefore, their rights as stockholders of Brookline will be governed by Brookline's certificate of incorporation and bylaws, and by Delaware law. This means that, as a result of the merger, BancorpRI shareholders will have different rights when they become holders of Brookline common stock than they currently have as holders of BancorpRI common stock.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled "Special Note Regarding Forward-Looking Statements" on page 23, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks Relating to the Merger

The value of the stock consideration will vary with changes in Brookline's stock price.

        Upon completion of the merger, 2,347,000 shares of BancorpRI common stock, or approximately 50% of the total number of shares of BancorpRI common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Brookline common stock, and the remaining shares of BancorpRI common stock will be converted into cash. The exchange ratio for the stock portion of the merger consideration is fixed. Thus, any change in the price of Brookline common stock will affect the aggregate value of any stock consideration that BancorpRI shareholders receive in the merger. Accordingly, at the time of the special meeting and at the time the elections are due, you will not know or be able to determine the value of the stock consideration to be received in the merger.

You may not receive the form of merger consideration that you elect.

        If the merger is completed, each outstanding share of BancorpRI common stock will be converted into the right to receive either $48.25 in cash, without interest, or 4.686 shares of Brookline common stock, plus cash in lieu of any fractional share. You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock with respect to the shares of BancorpRI common stock that you hold. Your right as a BancorpRI shareholder to receive the consideration you elect for your shares is limited because of the allocation procedures set forth in the merger agreement, which are intended to ensure that approximately 50% of the total number of shares of BancorpRI common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Brookline common stock, and the remaining shares of BancorpRI common stock will be converted into cash. If the total stock elections by BancorpRI shareholders are greater, or less, than the aggregate stock consideration to be paid in the merger, you may not receive the form of consideration that you elect and you may receive a pro rata amount of cash and Brookline common stock. A detailed discussion of the election and allocation provisions of the merger agreement is set forth in the sections of this proxy statement/prospectus titled "The Merger Agreement—Merger Consideration," "—Election Procedures" and "—Allocation Procedures," beginning on page 61. We recommend that you carefully read this discussion and the merger agreement attached to this proxy statement/prospectus as Annex A.

In order to make an election you must submit your shares of BancorpRI common stock, and you will then not be able to sell those shares unless you revoke your election prior to the election deadline.

        If you are a BancorpRI shareholder and want to make a cash or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed election form to the exchange agent. For further details on the determination of the election deadline, see the section of this proxy statement/prospectus titled "The Merger Agreement—Merger Consideration" on page 61. In the time between delivery of your shares and the closing of the merger, the trading price of BancorpRI common stock or Brookline common stock may fluctuate, and you might otherwise want to sell your shares of BancorpRI common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. However, you will not be able to sell any shares of BancorpRI common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. If the merger is unexpectedly delayed, this period could extend for a significant period of time.

        The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The tax consequences of the merger for BancorpRI shareholders will be dependent upon the merger consideration received.

        The tax consequences of the merger to you will depend upon the merger consideration that you receive. You generally will not recognize any gain or loss on the conversion of shares of BancorpRI common stock solely into shares of Brookline common stock. However, you generally will be taxed if you receive cash in exchange for your shares of BancorpRI common stock or instead of any fractional share of Brookline common stock. Furthermore, since the merger consideration you receive may differ from what you elected, you cannot control the tax consequences of the merger to you. For a detailed discussion of the tax consequences of the merger to BancorpRI shareholders generally, see the section of this proxy statement/prospectus titled "Material Federal Income Tax Consequences" beginning on page 86. You should consult your own tax advisors as to the effect of the merger on your specific interests.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include:

  •
  approval of the merger agreement by BancorpRI shareholders;

  •
  the receipt of required regulatory approvals;

  •
  absence of orders prohibiting the completion of the merger;

  •
  effectiveness of the registration statement of which this proxy statement/prospectus is a part;

  •
  the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and

  •
  the receipt by both parties of legal opinions from their respective tax counsels.

        In addition, BancorpRI may choose to terminate the merger agreement if the average closing price of Brookline's common stock during the ten trading day period ending on the trading day immediately preceding the date of receipt of all required regulatory approvals or the date that BancorpRI shareholder approval is obtained, whichever is later, is less than $8.278 and Brookline's common stock underperforms the NASDAQ Bank Index by more than 20%. Any such termination would be subject to the right of Brookline to increase the amount of Brookline common stock to be provided to BancorpRI shareholders pursuant to the formula prescribed in the merger agreement. See the section of this proxy statement/prospectus titled "The Merger Agreement—Termination" beginning on page 70 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

The need for regulatory approvals may delay the date of completion of the merger or may diminish the benefits of the merger.

        Brookline is required to obtain the approvals of several bank regulatory agencies prior to completing the merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the merger. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to Brookline or have an adverse effect on Brookline following the merger. Brookline has the right to terminate the merger agreement if a governmental agency, as part of its authorization or approval, imposes any term, condition or restriction upon Brookline that Brookline reasonably determines would prohibit or materially limit the ownership or operation by Brookline of any material portion of BancorpRI's business or assets, or that would compel Brookline to dispose or hold separate any material portion of BancorpRI's assets.

If the merger is not completed, BancorpRI will have incurred substantial expenses without its shareholders realizing the expected benefits.

        BancorpRI has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. If the merger is not completed, BancorpRI expects that it will have incurred approximately $1.7 million in merger-related expenses. These expenses would likely have a material adverse impact on the operating results of BancorpRI because it would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

BancorpRI's directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of BancorpRI shareholders.

        In considering the information contained in this proxy statement/prospectus, you should be aware that BancorpRI's executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of BancorpRI shareholders generally. These interests include, among other things, the vesting in full of outstanding BancorpRI equity compensation awards, the right to receive cash severance and supplemental executive retirement plan benefits, the right to continued health, dental, life and accident insurance coverage, and the right to continued indemnification and liability insurance coverage by Brookline after the merger for acts or omissions occurring before the merger. Also, Brookline entered into agreements with Merrill W. Sherman and Mark J. Meiklejohn regarding their continuing roles with the combined company following the merger. See the section of this proxy statement/prospectus titled "Interests of BancorpRI Directors and Executive Officers in the Merger" beginning on page 47 for a discussion of these financial interests.

The unaudited pro forma combined condensed consolidated financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma combined condensed consolidated financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Brookline's actual financial condition or results of operations would have been had the merger been completed on the dates indicated, nor is it necessarily indicative of the future financial condition or results of operations in future periods of the combined entity. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the BancorpRI identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of BancorpRI as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See the section of this proxy statement/prospectus titled "Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Ipswich and BancorpRI Mergers" beginning on page 106.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire BancorpRI.

        Until the completion of the merger, BancorpRI is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Brookline. In addition, BancorpRI has agreed to pay a termination fee of $8.9 million to Brookline in specified circumstances. These provisions could discourage other companies from trying to acquire BancorpRI even though those other companies might be willing to offer greater value to BancorpRI shareholders than Brookline has offered in the merger. The payment of the termination fee also could have a material adverse effect on BancorpRI's results of operations.

Brookline may be unable to successfully integrate BancorpRI's operations and retain BancorpRI's key employees.

        The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies' operations include:

  •
  integrating personnel with diverse business backgrounds;

  •
  integrating departments, systems, operating procedures and information technologies;

  •
  combining different corporate cultures;

  •
  retaining existing customers and attracting new customers; and

  •
  retaining key employees.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain of BancorpRI's key employees. We cannot assure you, however, that Brookline will be successful in retaining these employees for the time period necessary to successfully integrate BancorpRI's operations with those of Brookline. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have a material adverse effect on the business and results of operations of the combined company.

Unanticipated costs relating to the merger could reduce Brookline's future earnings per share.

        Brookline believes that it has reasonably estimated the likely costs of integrating the operations of Brookline and BancorpRI, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on the combined company's earnings per share. In other words, if the merger is completed, the earnings per share of Brookline common stock could be less than they would have been if the merger had not been completed.

The market price of Brookline common stock after the merger may be affected by factors different from those affecting the shares of Brookline or BancorpRI currently.

        The businesses of Brookline and BancorpRI differ and, accordingly, the results of operations of the combined company and the market price of the combined company's shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Brookline and BancorpRI. For a discussion of the businesses of Brookline and BancorpRI and of certain risk factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section of this proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 118.

Former BancorpRI shareholders will have limited ability to influence Brookline's actions and decisions following the merger.

        Following the merger, former BancorpRI shareholders are expected to hold less than    •    % of the outstanding shares of Brookline common stock. As a result, former BancorpRI shareholders will have only limited ability to influence Brookline's business. Former BancorpRI shareholders will not have separate approval rights with respect to any actions or decisions of Brookline or have separate representation on Brookline's board of directors.

The shares of Brookline common stock to be received by BancorpRI shareholders as a result of the merger will have different rights from shares of BancorpRI common stock.

        Following completion of the merger, BancorpRI shareholders will no longer be shareholders of BancorpRI. BancorpRI shareholders who receive shares of Brookline in the merger will instead be stockholders of Brookline. There will be important differences between your current rights as a BancorpRI shareholder and the rights to which you will be entitled as a Brookline stockholder. See the section of this proxy statement/prospectus titled "Comparison of Stockholder Rights" beginning on page 89 for a discussion of the different rights associated with Brookline common stock and BancorpRI common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which are based on certain current assumptions, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Brookline and BancorpRI intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company's future expectations, contain projections of the relevant company's future results of operations or financial condition, or state other "forward-looking" information.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  failure of the parties to satisfy the conditions to complete the proposed merger in a timely manner or at all;

  •
  failure of the shareholders of BancorpRI to approve the merger agreement;

  •
  failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals;

  •
  disruptions to the parties' businesses as a result of the announcement and pendency of the merger;

  •
  difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe;

  •
  difficulties related to the integration of the businesses following the merger;

  •
  changes in general, national or regional economic conditions;

  •
  changes in loan default and charge-off rates;

  •
  changes in the financial performance and/or condition of borrowers;

  •
  changes in customer borrowing and savings habits;

  •
  changes in interest rates;

  •
  changes in regulations applicable to the financial services industry;

  •
  changes in accounting or regulatory guidance applicable to banks; and

  •
  competition.

        Additional factors that could cause Brookline's and BancorpRI's results to differ materially from those described in the forward-looking statements can be found in Brookline's and BancorpRI's filings with the Securities and Exchange Commission, or the SEC, including Brookline's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and BancorpRI's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

        You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Brookline or BancorpRI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Brookline and BancorpRI undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

 THE COMPANIES

Brookline Bancorp, Inc.

        Brookline is a Delaware corporation organized in 1997 that serves as the holding company for Brookline Bank, a federally-chartered thrift established in 1871, and The First National Bank of Ipswich, a national bank founded in 1892 and acquired by Brookline in February 2011. Brookline also holds an approximately 85% ownership interest in Eastern Funding LLC, which specializes primarily in the financing of coin-operated laundry, dry cleaning and convenience store equipment and businesses in the greater New York/New Jersey metropolitan area and in other locations throughout the United States.

        The principal business of Brookline and its subsidiaries is to accept consumer and commercial deposits, originate loans to individuals and commercial businesses, and to provide cash management and investment advisory services. Lending activities are concentrated in the origination of mortgage loans secured by commercial and residential properties, secured and unsecured commercial loans to small and mid-sized businesses, indirect automobile loans, home equity loans and other consumer loans. Brookline Bank conducts business through 20 full-service branches and The First National Bank of Ipswich conducts business through six full-service branches.

        At March 31, 2011, Brookline had total consolidated assets of approximately $3.1 billion, loans of approximately $2.5 billion, deposits of approximately $2.1 billion and stockholders' equity of approximately $497.6 million.

        Brookline's principal executive offices are located at 160 Washington Street, Brookline, Massachusetts 02445, and its telephone number is (617) 730-3500.

        You can find additional information about Brookline in Brookline's filings with the SEC referenced in the section of this proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 118.

Bancorp Rhode Island, Inc.

        BancorpRI, a Rhode Island corporation, is the holding company for BankRI. BancorpRI has no significant assets other than the common stock of BankRI. BankRI has four wholly-owned subsidiaries, which include BRI Investment Corp., a Rhode Island passive investment company, Macrolease Corporation, an equipment financing company, Acorn Insurance Agency, Inc., a licensed insurance agency, and BRI Realty Corp., a real estate holding company.

        BankRI is a commercial bank chartered as a financial institution in the State of Rhode Island that was formed in 1996 as a result of the acquisition of certain assets and liabilities divested in connection with the merger of Fleet Financial Group, Inc. and Shawmut National Corporation. BankRI offers its customers a wide range of business, commercial real estate, consumer and residential loans, commercial leases, deposit products, nondeposit investment products, cash management and online banking services, private banking and other banking products and services designed to meet the financial needs of individuals and small- to mid-sized businesses. Headquartered in Providence, Rhode Island, BankRI conducts business through 17 full-service branches, with 13 located in Providence County, three located in Kent County and one located in Washington County. BankRI augments its branch network through online banking services and automatic teller machines, both owned and leased, located throughout Rhode Island.

        At March 31, 2011, BancorpRI had total consolidated assets of approximately $1.6 billion, loans of approximately $1.2 billion, deposits of approximately $1.1 billion and shareholders' equity of approximately $130.2 million.

        BancorpRI's principal executive offices are located at One Turks Head Place, Providence, Rhode Island 02903, and its telephone number is (401) 456-5000.

        You can find additional information about BancorpRI in BancorpRI's filings with the SEC referenced in the section of this proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 118.

 THE SPECIAL MEETING OF BANCORPRI SHAREHOLDERS

Date, Time and Place of the Special Meeting of Shareholders

        The special meeting of shareholders of BancorpRI will be held at    •    , on     •    ,    •    , 2011 at     •    :00    •    .m., local time.

Actions to be Taken at the Special Meeting

        At the special meeting, BancorpRI shareholders as of the record date will be asked to consider and vote on the following proposals:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger by and between BancorpRI and Brookline, dated as of April 19, 2011, pursuant to which BancorpRI will merge with and into Brookline, whereupon the separate corporate existence of BancorpRI will cease and its subsidiary, BankRI, will become a wholly-owned subsidiary of Brookline;

  2.
  To consider and vote upon an advisory (non-binding) proposal to approve the golden parachute compensation payable to the named executive officers of BancorpRI in connection with the merger;

  3.
  To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

  4.
  To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Votes Required to Transact Business at the Special Meeting

        A quorum of BancorpRI shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of BancorpRI common stock entitled to vote are present in person or represented by proxy at the special meeting, a quorum will exist. BancorpRI will include proxies marked as abstentions in determining the number of shares present at the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

        You can vote at the special meeting if you owned BancorpRI common stock at the close of business on     •    , 2011, the record date for the special meeting. As of the close of business on    •    , 2011, there were     •    shares of BancorpRI common stock outstanding. Each holder of BancorpRI common stock is entitled to one vote for each share of BancorpRI common stock he, she or it owned as of the record date.

Recommendation of the BancorpRI Board of Directors

        BancorpRI's board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors of BancorpRI believes the merger agreement is fair to BancorpRI shareholders and is in the best interest of BancorpRI and its shareholders and recommends that you vote your shares as follows:

  •
  "FOR" Proposal No. 1 regarding the approval of the merger agreement;

  •
  "FOR" Proposal No. 2 regarding the approval of the golden parachute compensation payable to BancorpRI's named executive officers in connection with the merger; and

  •
  "FOR" the adjournment of the special meeting.

Vote Required to Approve Each Proposal

        Approval of the Merger Agreement (Proposal 1).    Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of BancorpRI common stock. If you do not vote, either in person or by proxy, it will have the same effect as voting "AGAINST" approval of the merger agreement.

        Advisory (Non-Binding) Vote on Golden Parachute Compensation (Proposal 2).    Approval of this proposal requires the affirmative vote of holders of a majority of BancorpRI common stock present in person or represented by proxy at the special meeting. Because this proposal is advisory, it will not be binding upon the BancorpRI board of directors if approved regardless of whether the merger agreement is approved.

        Approval of Adjournments of the Special Meeting.    Approval of this proposal requires the affirmative vote of holders of a majority of BancorpRI common stock present in person or represented by proxy at the special meeting.

How to Vote Shares Held Directly by the Shareholder

        If you are the record holder of your shares, you may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you are the shareholder of record, you may also vote your shares via telephone or the internet in accordance with the instructions set forth on the enclosed proxy card, or in person at the special meeting. Returning a proxy card will not prevent you from voting your shares in person if you attend the special meeting.

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

How to Vote Shares Held by a Broker, Bank or Other Nominee

        If your shares are held through a broker, bank or other nominee, you may vote your shares by completing, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. You may also be able to vote your shares via telephone or the internet in accordance with the instructions provided by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the special meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in "street name" through a broker or bank, you may only vote or change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions, formerly ADP, or your broker or bank.

Broker Non-Votes and Abstentions

        If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee and you do not give instructions to the broker, bank or other nominee on how to vote your shares at the special meeting, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. Proxies submitted by a broker that do not exercise this voting authority are also known as "broker non-votes."

        An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting, although taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.

 Effect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Special Meeting

        Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes would generally be included in determining the presence of a quorum; however, since the special meeting will consider and vote upon only discretionary matters, broker non-votes will not be included in determining the presence of a quorum.

        Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, which requires the favorable vote of a majority of the outstanding BancorpRI shares. Broker non-votes will not have any impact on the outcome of the other proposals. Abstentions will have the same effect as a vote "AGAINST" the proposal to approve the golden parachute compensation and the adjournment proposal, which require the favorable vote of a majority of BancorpRI shares present in person or by proxy at the special meeting.

How Will Shares be Voted

        All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you return a signed proxy card, but make no specification on the card as to how you want your shares voted, your proxy will be voted "FOR" approval of the foregoing proposals. The board of directors of BancorpRI is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors of BancorpRI intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Revocation of Proxies

        A proxy may be revoked at any time before it is voted at the special meeting by:

  •
  Filing a written revocation of the proxy with the Secretary of BancorpRI, Margaret D. Farrell, c/o Hinckley, Allen & Snyder LLP, 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903;

  •
  Submitting a new signed proxy card bearing a later date or voting again by telephone or internet (any earlier proxies will be revoked automatically); or

  •
  Attending and voting in person at the special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of BancorpRI as indicated above.

        If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in "street name" through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions, formerly ADP, or your broker or bank.

Proxy Solicitation

        The board of directors of BancorpRI is soliciting these proxies. BancorpRI will pay the expenses of soliciting proxies to be voted at the special meeting, except that BancorpRI and Brookline have each agreed to share equally the costs of printing and filing this proxy statement/prospectus. In addition to sending you this proxy statement/prospectus, some of BancorpRI's directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person. We have retained Phoenix Advisory Partners, or Phoenix, to assist us in soliciting your proxy for an estimated fee of $6,000 plus reasonable out-of-pocket expenses. Phoenix may ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of BancorpRI common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of BancorpRI common stock.

No Dissenters' Rights

        BancorpRI is organized as a corporation under Rhode Island law. Under Rhode Island corporate law, BancorpRI shareholders who object to the merger do not have any appraisal or dissenters' rights.

Stock Certificates

        You should not send in any certificates representing BancorpRI common stock at this time. It is expected that at least 20 business days prior to the anticipated closing date of the merger you will receive instructions for the exchange of certificates representing BancorpRI common stock. For more information regarding these instructions, please see the section of this proxy statement/prospectus titled "The Merger Agreement—Election Procedures" beginning on page 62.

Proposal to Approve Adjournment of the Special Meeting

        BancorpRI is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that BancorpRI may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, BancorpRI would need to adjourn the special meeting in order to solicit additional proxies.

        To allow the proxies that have been received by BancorpRI at the time of the special meeting to be voted for an adjournment, if necessary, BancorpRI is submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place is announced at the special meeting before the adjournment, BancorpRI is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

        The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. The BancorpRI board of directors retains full authority to the extent set forth in the BancorpRI bylaws and Rhode Island law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any BancorpRI shareholders.

Share Ownership of Management; Voting Agreements

        As of the record date, the directors and executive officers of BancorpRI and their affiliates collectively owned     •    shares of BancorpRI common stock, or approximately    •    % of BancorpRI's outstanding shares. These directors and executive officers have executed voting agreements with Brookline, under which they have agreed to vote their shares in favor of the merger agreement and have granted Brookline an irrevocable proxy to so vote their shares. See the section of this proxy statement/prospectus titled "The Voting Agreements" beginning on page 84 for further information regarding these voting agreements.

PROPOSAL NO. 1—THE MERGER

General

        Under the terms and conditions set forth in the merger agreement, BancorpRI will merge with and into Brookline, with Brookline being the surviving corporation. At the effective time of the merger, each share of BancorpRI common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either:

  •
  $48.25 in cash, without interest; or

  •
  4.686 shares of Brookline common stock, plus cash in lieu of any fractional share.

        You will have the opportunity to elect the form of consideration to be received for all shares of BancorpRI common stock that you hold, subject to allocation procedures set forth in the merger agreement and described in the section of this proxy statement/prospectus titled "The Merger Agreement—Allocation Procedures" beginning on page 63. You may elect to receive all of your merger consideration in cash or stock, or a portion of your merger consideration in cash and the remaining portion in shares of Brookline common stock. The allocation procedures included in the merger agreement are intended to ensure that 2,347,000 shares of BancorpRI common stock, or approximately 50% of the total number of shares of BancorpRI common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Brookline common stock, and the remaining shares of BancorpRI common stock will be converted into cash. Shares of BancorpRI common stock held by Brookline or BancorpRI, other than in a fiduciary capacity, will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

        The BancorpRI board of directors and senior management regularly review BancorpRI's strategic alternatives and assess various opportunities for increasing long-term shareholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching, and acquiring and/or affiliating with other financial institutions. Since 2005, these reviews have included periodic assessments of BancorpRI's financial performance and return to shareholders and trends in the financial marketplace, including merger and acquisition activity, both local and nationwide.

        As part of these periodic assessments, at the board's regularly scheduled February 22, 2011 meeting, BancorpRI's financial advisor, Jefferies & Company, Inc., or Jefferies, discussed with the BancorpRI board current industry trends, the financial institution mergers and acquisitions environment and BancorpRI's potential strategic alternatives. The BancorpRI board discussed various alternatives, including remaining independent, acquiring a smaller institution either in or out of market, merging with a similarly-sized institution or a sale transaction. The BancorpRI board reviewed potential acquisition targets and merger of equal alternatives. The BancorpRI board also discussed with Jefferies potential acquirers, with a particular focus on four financial institutions that were viewed as the most likely to have both a strong strategic interest in BancorpRI and the ability to make an attractive proposal in the event the BancorpRI board determined to pursue the sale of the company.

        On March 7, 2011, the BancorpRI board of directors held a special meeting again to discuss BancorpRI's strategic options, including the prospects for creating additional shareholder value as an independent company, whether BancorpRI had the scale to produce desired levels of earnings growth, particularly in light of increased regulatory costs and BancorpRI's limited number of business lines, the limited number of acquisition candidates and increased competition for such acquisitions, and the fewer number of highly motivated potential acquirers. BancorpRI's outside legal counsel, Hinckley, Allen & Snyder LLP, discussed the fiduciary responsibilities and other considerations that the board of directors and management should focus on in considering a possible business combination with another institution. The board discussed the potential for significant damage to the company's business, including loss of commercial customers and key employees, if the fact that the board was evaluating a potential transaction leaked. To address this risk and after further discussion regarding which potential acquirers to include in any process, the BancorpRI board approved a targeted third-party solicitation process with respect to the four potential acquirers that previously had been discussed. These four companies were perceived as likely to be in a position to make a compelling offer based upon the ability to consummate an acquisition of BancorpRI, the quality of the consideration that might be offered, strong strategic interest in the BankRI franchise and ability to move quickly so as to limit the potential for leaks. At the conclusion of the meeting, the board of directors appointed a special "strategic committee" of the board, composed of Messrs. Bready, Chace, McMahon, Nowak and Yena and Ms. Sherman, for the purpose of interfacing with management and BancorpRI's advisors between full board meetings. The strategic committee held an organizational meeting immediately following the board meeting to discuss, among other things, the process for soliciting preliminary indications of interest from those four potential acquirers.

        On March 14, 2011, the strategic committee met to discuss the proposed targeted third-party solicitation process. At this meeting, the strategic committee authorized Jefferies, on behalf of BancorpRI, to contact the four potential acquirers to solicit initial indications of interest in a possible business combination. On March 17, 2011, in accordance with the strategic committee's directives, Jefferies began contacting the four companies.

        On March 24, 2011, the strategic committee met to discuss the level of interest in a potential transaction. Jefferies informed the strategic committee that three of the four companies contacted, including Brookline, had provided oral initial indications of interest (ranging in value from $40 to $48 per share), all of which were subject to due diligence. In its initial indication of interest, Brookline proposed a purchase price range of $44-$48 per share (actual price to be determined after due diligence) payable 50% in cash and 50% in stock. In addition, Brookline proposed retaining the BankRI charter and name and appointing two BancorpRI directors to the Brookline board of directors. One of the other potential acquirers ("Company A") proposed all-stock consideration at a fixed exchange ratio which, based on the March 23, 2011 closing price for its stock, equated to $45 per share. Company A also proposed appointing four BancorpRI directors (one of whom would be Merrill W. Sherman, BancorpRI's President and Chief Executive Officer) to the Company A board of directors. The third potential acquirer ("Company B") proposed $40 per share, giving BancorpRI the discretion to choose any mix of cash and/or stock. The fourth potential acquirer informed Jefferies that it did not wish to provide an indication. After discussing the three indications of interest, the strategic committee directed Ms. Sherman to call a special meeting of the BancorpRI board of directors to consider whether to continue to explore a potential transaction.

        On March 28, 2011, the BancorpRI board of directors held a special meeting to review the initial indications of interest that had been received. At that meeting, the board of directors reviewed with Jefferies the financial terms of the three proposals, focusing on the indications provided by Company A and Brookline given the significant difference between the values of their proposals as compared to Company B's proposal. Given that Company A's and Brookline's proposals were either all stock or included a significant equity component, the board reviewed with Jefferies, based on publicly available information, the historical financial performance of Company A and Brookline and the potential financial impact of a transaction on each prospective acquirer. At the conclusion of the meeting, the BancorpRI board of directors agreed that discussions with Company A and Brookline should continue along parallel paths and both companies should be given the opportunity to conduct due diligence on BancorpRI.

        In late March 2011, Company A and Brookline each entered into mutual confidentiality agreements with BancorpRI in order to conduct due diligence on each other. Commencing on March 29, 2011 and continuing over the next two weeks, each of Company A and Brookline and their respective advisors engaged in due diligence of BancorpRI's business and financial condition, and BancorpRI and its advisors engaged in reverse due diligence of the business and financial condition of both Company A and Brookline. The mutual due diligence investigations included remote and on-site documentary due diligence, management discussions and interviews, preliminary credit diligence and risk assessments and discussions between the respective parties' legal counsel. As part of the due diligence process, BancorpRI senior management and advisors met at Hinckley, Allen & Snyder LLP's offices with Company A's senior management and advisors on April 4, 2011 and with Brookline's senior management and advisors on April 6, 2011.

        On April 1, 2011, legal counsel for each of Company A and Brookline delivered a first draft of a definitive merger agreement to Hinckley, Allen & Snyder LLP. On April 7, 2011, Hinckley, Allen & Snyder LLP delivered a revised draft of the Company A merger agreement to Company A's legal counsel. On April 8, 2011, Hinckley, Allen & Snyder LLP delivered a revised draft of the Brookline merger agreement to Brookline's legal counsel, Goodwin Procter LLP.

        On April 8, 2011, the strategic committee met to review the status of discussions, due diligence and the proposed terms of the draft merger agreements. The strategic committee approved the retention of an independent loan review firm to perform the loan file review component of its due diligence investigation of Company A and Brookline. No other decisions were made at that meeting.

        On April 12, 2011, Company A and Brookline each submitted revised oral indications of interest based upon their respective due diligence reviews, which were presented to the strategic committee at a meeting held on April 13, 2011. Jefferies informed the strategic committee that Company A had confirmed the all-stock fixed exchange ratio in its original proposal which, based upon Company A's closing stock price on April 11, 2011 (the date prior to submission of its revised indication), had an implied value of $46.97 per share. Company A also proposed electing four BancorpRI directors (including Ms. Sherman) to the Company A board of directors and immediately merging BankRI into Company A's subsidiary bank. Brookline had increased its proposed purchase price to $48.25 per share, to be paid approximately 50% in cash and 50% in Brookline common stock, with a fixed exchange ratio for the stock consideration to be set based upon the average closing price of Brookline common stock for the five trading day period ending on the day before the date of the merger agreement. Brookline also proposed electing Ms. Sherman and one other BancorpRI director to the Brookline board of directors, retaining BankRI's separate charter and legal existence (as a wholly-owned subsidiary of Brookline) as well as the BankRI board of directors, substituting Paul A. Perrault, the President and Chief Executive Officer of Brookline, for Ms. Sherman on the BankRI board, and appointing Mark J. Meiklejohn, BankRI's Executive Vice President and Chief Lending Officer, as President and Chief Executive Officer of BankRI following the merger. Brookline indicated that it wished to enter into a definitive merger agreement and announce a transaction prior to its annual stockholder meeting, which was scheduled for April 20, 2011. Given that both proposals included a fixed exchange ratio for the stock consideration, Jefferies noted for the strategic committee that the per share value of the stock consideration could be different once determined at closing based on the stock price of Brookline or Company A at such time and discussed historical stock prices of both Brookline and Company A. Both Company A's and Brookline's draft merger agreements restricted BancorpRI from soliciting a competing proposal, subject to a "fiduciary out" for an unsolicited superior proposal as well as a termination fee payable by BancorpRI equal to 3.8% (which BancorpRI had negotiated down from 4%) of the transaction value in the event BancorpRI terminated the merger agreement to pursue such a proposal. Both Company A and Brookline also agreed to a "walk away" provision in the event of a material decline in their respective stock price (on an absolute basis and relative to a bank index) prior to closing. Also, both proposals were subject to satisfactory completion of on-site detailed loan file review.

        On April 13 and 14, 2011, BancorpRI's consulting firm conducted detailed on-site loan file review of both Company A and Brookline. Also on April 14, 2011, legal counsel for each of Company A and

Brookline delivered a revised draft of their respective draft merger agreements to Hinckley, Allen & Snyder LLP.

        On April 14, 2011, the BancorpRI board of directors met to review the revised indications of interest. At that meeting, Jefferies discussed with the board financial matters relating to the revised indications of interest that previously had been discussed at the strategic committee's April 13, 2011 meeting. Jefferies noted that the implied per share value of Company A's proposal was $45.57 per share based on Company A's closing stock price on April 13, 2011. Jefferies informed the board that Company A had indicated that this was its best offer and it would not increase the fixed exchange ratio. The board discussed with Jefferies historical stock prices of both Brookline and Company A given that the per share value of the stock consideration could be different once determined at closing based on the stock price of Brookline or Company A at such time as well as the potential financial impact of the proposed transaction on each company. At that meeting, Ms. Sherman discussed the experience and capabilities of the respective management teams, their post-closing integration plans and other related issues that could impact BankRI franchise value, and thus the value of the resulting combined organization. The BancorpRI board determined that the Brookline offer represented the superior proposal, not only because Brookline's proposed purchase price was higher than Company A's proposed purchase price, but also because the cash component (representing approximately 50% of the total consideration) provided greater price protection to shareholders and the proposed structure (leaving BankRI as a separate operating subsidiary of Brookline) was more likely to preserve customer relationships and thus the value of the BankRI franchise and potential value of the stock consideration. The BancorpRI board discussed the process for on-site loan file reviews requested by Company A and Brookline and the difficulty of managing essentially simultaneous loan file due diligence and maintaining the confidentiality of the discussions. At the conclusion of the meeting, the BancorpRI board authorized management to continue negotiations with Brookline on the terms presented and directed Jefferies to advise Company A that it would not be allowed to proceed with on-site loan file review.

        Following the April 14, 2011 BancorpRI board meeting, BancorpRI and Brookline and their respective legal counsels continued to work to complete negotiations with respect to the definitive merger agreement and to prepare related disclosure schedules.

        On April 15, 2011, Ms. Sherman and Mr. Meiklejohn met with Mr. Perrault to discuss employee staffing and retention matters and their continuing roles in the combined organization.

        Over the weekend of April 16-17, 2011, Brookline and their advisors conducted on-site detailed reviews of BancorpRI loan files. BancorpRI and Brookline and their respective legal counsels also negotiated the terms of the voting agreements and Brookline, BancorpRI and Ms. Sherman and their respective legal counsels negotiated a release, consulting and non-competition agreement with Ms. Sherman and Brookline and its legal counsel negotiated an employment letter agreement with Mr. Meiklejohn and his legal counsel.

        On April 18, 2011, Brookline orally confirmed its offer of $48.25 per share.

        On the evening of April 19, 2011, the BancorpRI board of directors held a special meeting to review and consider the proposed transaction with Brookline. Copies of the definitive merger agreement and the voting agreement were provided to BancorpRI directors prior to the meeting. Ms. Sherman, Linda H. Simmons, BancorpRI's Chief Financial Officer and Treasurer, Mr. Meiklejohn and BancorpRI's legal counsel, Hinckley, Allen & Snyder LLP, reviewed with the board the results of the due diligence review that management and its advisors had conducted on the financial condition and operations of Brookline. Hinckley, Allen & Snyder LLP reviewed the material terms of the proposed merger agreement, the voting agreements and the release, consulting and non-competition agreement with Ms. Sherman and the board's fiduciary obligations in connection with the proposed merger and responded to questions by the BancorpRI board. Also at this meeting, Jefferies reviewed with the BancorpRI board of directors Jefferies' financial analysis of the merger consideration and delivered to the BancorpRI board of directors an oral opinion, confirmed by delivery of a written opinion dated April 19, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Jefferies' opinion, the merger consideration to be received by holders of BancorpRI common stock was fair, from a financial point of view, to such holders. Following a discussion of the terms of the merger agreement and related matters, the board unanimously determined that the merger agreement and the merger were fair to and in the best interests of BancorpRI and its shareholders, approved the merger agreement and related actions (including the voting agreements) and voted to recommend that the BancorpRI shareholders approve the merger agreement.

        Shortly thereafter, the parties executed the merger agreement and the release, consulting and non-competition agreement with Ms. Sherman, and Brookline entered into the voting agreements with BancorpRI directors and executive officers and the employment letter agreement with Mr. Meiklejohn. The parties issued a joint press release publicly announcing the transaction on Wednesday, April 20, 2011, prior to the opening of the stock market.

Recommendation of the BancorpRI Board of Directors and Reasons for the Merger

        In its evaluation of the merger, BancorpRI's board of directors reviewed and discussed the transaction with BancorpRI's management and legal and financial advisors. In determining that the merger was advisable and fair to, and in the best interests of, BancorpRI and its shareholders and reaching its conclusion to approve the merger agreement, the BancorpRI board of directors considered a number of factors, including, among others, the following:

  •
  the board's knowledge of the current and prospective environment in which BancorpRI operates, including national and local economic conditions, the competitive environment, the increased regulatory burden and expense imposed on financial institutions as a result of recent legislation, the trend toward consolidation in the financial services industry and the likely effect of these factors on BancorpRI's potential growth, development, profitability and strategic options;

  •
  the board's view that the size of the institution and related economies of scale was becoming increasingly important to continued success in the current financial services environment;

  •
  the limited number of acquisition candidates for an institution of BancorpRI's size and increased competition for such acquisitions;

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  the board's belief that the number of potential acquirers interested in smaller financial institutions with limited geographic markets, like BancorpRI, has diminished and may diminish even further over time;

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  the board's understanding of each of BancorpRI's and Brookline's business, operations, management, financial condition, asset quality, credit culture, earnings and prospects;

  •
  the results of BancorpRI's due diligence investigation of Brookline and the reputation, business practices and experience of Brookline and its management, including the experience of its Chief Executive Officer, related to integration of acquired businesses;

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  the fact that the combined company will have a more diversified market, which should decrease risk to shareholders relating to asset quality issues, particularly in connection with real estate lending;

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  management's view that the retention of the BankRI charter and name and the limited geographic overlap between the two companies will minimize the impact of the merger on BancorpRI's customers and employees;

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  Brookline's agreement to appoint two BancorpRI directors to the board of Brookline, to maintain the current BankRI board of directors and to appoint Mr. Meiklejohn as President and Chief Executive Officer of BankRI in order to provide continuity and leadership in BankRI's local market;

  •
  the review by the BancorpRI board of directors with BancorpRI's management and advisors of the structure of the merger and the financial and other terms of the merger agreement, including the form of the merger consideration in relation to the current market price of BancorpRI common stock and the historical, present and anticipated future operating results and financial position of BancorpRI;

  •
  the fact that the value of the merger consideration as of April 19, 2011 of $48.25 per share represented a 57% premium over the closing price of BancorpRI common stock of $30.71 on April 19, 2011, the last trading day concluded before BancorpRI and Brookline entered into the merger agreement;

  •
  the fact that approximately 50% of the total merger consideration will be cash, which would provide BancorpRI shareholders with significant protection from a decline in the value of Brookline common stock prior to closing;

  •
  the fact that approximately 50% of the merger consideration will be shares of Brookline common stock, which would allow BancorpRI shareholders who receive Brookline common stock to participate in a significant portion of the future performance of the combined BancorpRI and Brookline businesses and synergies resulting from the merger, and the value to BancorpRI shareholders represented by that consideration;

  •
  the expected treatment of the merger as a "reorganization" for federal income tax purposes;

  •
  the structure of the transaction, which would leave BankRI as a separate operating subsidiary of Brookline was more likely to preserve customer relationships and thus the value of the BankRI franchise and the future value of the stock consideration;

  •
  Brookline's current quarterly dividend rate (after giving effect to the 4.686 exchange ratio) of $0.40 per share as compared to BancorpRI's quarterly dividend rate of $0.19 per share;

  •
  the greater liquidity in the trading market for Brookline common stock relative to the market for BancorpRI common stock;

  •
  the board's belief that Brookline's earnings and prospects make it more likely that the combined company will have superior future earnings and prospects compared to BancorpRI's earnings and prospects on an independent basis;

  •
  BancorpRI's right to terminate the merger agreement if, subject to Brookline's ability to increase the exchange ratio of the stock portion of the merger consideration, the average of the daily closing sales prices of a share of Brookline common stock for the ten consecutive trading days preceding the date on which BancorpRI shareholder approval and all required regulatory approvals required for the merger have been obtained or waived is less than $8.278 per share (subject to customary anti-dilution adjustments) and Brookline's common stock underperforms the NASDAQ Bank Index by more than 20%;

  •
  the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained in a timely fashion; and

  •
  the opinion and financial presentation, dated April 19, 2011, of Jefferies to the BancorpRI board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of BancorpRI common stock, as more fully described below under "—Opinion of BancorpRI's Financial Advisor."

        The BancorpRI board also considered potential risks relating to the merger, including the following:

  •
  the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

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  the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on BankRI's business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

  •
  the requirement that BancorpRI conduct its business in the ordinary course and the other restrictions on the conduct of BancorpRI's business prior to completion of the merger, which may delay or prevent BancorpRI from undertaking business opportunities that may arise pending completion of the merger;

  •
  BancorpRI will incur substantial transaction costs even if the merger is not consummated;

  •
  the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

  •
  the fact that BancorpRI will lose the autonomy associated with being an independent financial institution;

  •
  the fact that because the stock consideration in the merger is a fixed exchange ratio of shares of Brookline common stock to BancorpRI common stock, BancorpRI shareholders could be adversely affected by a decrease in the trading price of Brookline common stock during the pendency of the merger;

  •
  the fact that certain provisions of the merger agreement prohibit BancorpRI from soliciting, and limit its ability to respond to, proposals for alternative transactions;

  •
  the fact that the merger agreement entitles Brookline to terminate the merger agreement if, among other things, BancorpRI commences negotiations regarding an alternative acquisition proposal and obligates BancorpRI to pay to Brookline a termination fee of $8.9 million if BancorpRI recommends or accepts an alternative acquisition proposal, which may deter others from proposing an alternative transaction that may be more advantageous to BancorpRI shareholders; and

  •
  the risks described in the section of this proxy statement/prospectus titled "Risk Factors—Risks Relating to the Merger" beginning on page 18.

        The discussion of the information and factors considered by the BancorpRI board is not exhaustive, but includes all material factors considered by the BancorpRI board. In view of the wide variety of factors considered by the BancorpRI board in connection with its evaluation of the merger and the complexity of these matters, the BancorpRI board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The BancorpRI board evaluated the factors described above with BancorpRI's management and legal and financial advisors. In considering the factors described above, individual members of the BancorpRI board of directors may have given different weights to different factors. BancorpRI's board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the BancorpRI board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section of this proxy statement/prospectus titled "Special Note Regarding Forward-Looking Statements" on page 23.

        During its consideration of the merger described above, BancorpRI's board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section of this proxy statement/prospectus titled "Interests of BancorpRI Directors and Executive Officers in the Merger" beginning on page 47.

        The BancorpRI board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, BancorpRI and its shareholders. Accordingly, the BancorpRI board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

        THE BANCORPRI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANCORPRI SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

 Opinion of BancorpRI's Financial Advisor

        On April 19, 2011, at a meeting of the BancorpRI board of directors held to evaluate the merger, Jefferies delivered to the BancorpRI board of directors an oral opinion, confirmed by delivery of a written opinion dated April 19, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Jefferies' opinion, the merger consideration to be received by holders of BancorpRI common stock was fair, from a financial point of view, to such holders.

        The full text of Jefferies' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. This opinion is attached as Annex C and is incorporated by reference into this proxy statement/prospectus. Jefferies' opinion was provided for the use and benefit of the BancorpRI board of directors (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger. The opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions or opportunity that might be available to BancorpRI, nor did it address BancorpRI's underlying business decision to engage in the merger or the terms of the merger agreement or the documents referred to in the merger agreement. Jefferies' opinion does not constitute a recommendation to any shareholder as to any election to be made by such shareholder with respect to the merger consideration or how any shareholders should vote or act with respect to the merger or any related matter. The following summary is qualified in its entirety by reference to the full text of Jefferies' opinion.

        In arriving at its opinion, Jefferies, among other things:

  •
  reviewed a draft dated April 19, 2011 of the merger agreement;

  •
  reviewed certain publicly available financial and other information about BancorpRI and Brookline, including certain publicly available financial forecasts, long-term growth rates and other estimates and assumptions relating to the future financial performance of BancorpRI and Brookline;

  •
  reviewed certain information furnished to Jefferies by the managements of BancorpRI and Brookline relating to the businesses, operations and prospects of BancorpRI and Brookline, including estimates as to potential cost savings and other benefits and expenses anticipated by the management of Brookline to result from the merger, referred to as the synergies;

  •
  held discussions with members of the senior managements of BancorpRI and Brookline concerning the matters described in the two preceding bullets;

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  held discussions, at BancorpRI's direction, with selected third parties to solicit indications of interest in the possible acquisition of BancorpRI;

  •
  reviewed the share trading price history and implied multiples for BancorpRI common stock and Brookline common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

  •
  compared the financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

  •
  considered the potential pro forma financial impact of the merger after giving effect to the synergies; and

  •
  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by BancorpRI or Brookline or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the managements of BancorpRI and Brookline that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BancorpRI or Brookline nor did Jefferies conduct a physical inspection of any of the properties or facilities of BancorpRI or Brookline, and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. As the BancorpRI board of directors was aware, the managements of BancorpRI and Brookline advised Jefferies that they had not prepared long-term financial forecasts relating to BancorpRI or Brookline, respectively, and therefore Jefferies utilized certain publicly available financial forecasts, long-term growth rates and other estimates and assumptions relating to BancorpRI and Brookline for purposes of Jefferies' analyses. Accordingly, upon the advice of the managements of BancorpRI and Brookline, Jefferies assumed that such publicly available financial forecasts, long-term growth rates and other estimates and assumptions were a reasonable basis upon which to evaluate the future financial performance of BancorpRI and Brookline. Jefferies also assumed that BancorpRI and Brookline would perform substantially in accordance with such forecasts, estimates and assumptions. With respect to the synergies, Brookline informed Jefferies, and Jefferies assumed, that the synergies were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Brookline's management. Jefferies expressed no opinion as to any such financial forecasts or estimates, including the synergies, or the assumptions on which they were made.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies' opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of the opinion. Jefferies made no independent investigation of any legal or accounting matters affecting BancorpRI or Brookline and assumed the correctness in all respects material to its analysis of all legal and accounting advice given to BancorpRI and BancorpRI's board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to BancorpRI and its shareholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of BancorpRI common stock. BancorpRI advised Jefferies that the merger was expected to, and Jefferies assumed that the merger would, qualify as a reorganization for federal income tax purposes. Jefferies relied on the assessments of the managements of BancorpRI and Brookline as to certain regulatory and legislative developments affecting banks and other financial institutions and potential impacts, and Jefferies assumed that such developments would not be meaningful in any respect to its analyses or opinion. Jefferies is not an expert in the evaluation of loan or lease portfolios or allowances for related losses, and Jefferies was not requested to, and did not, conduct a review of individual credit files or make an analysis of, nor did Jefferies express any opinion or view as to, the adequacy or sufficiency of BancorpRI's or Brookline's allowances for losses or any other related matters. Jefferies was advised and assumed that such allowances for losses for BancorpRI and Brookline were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. Jefferies also assumed that the final form of the merger agreement would be substantially similar to the last draft it reviewed. Jefferies further assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BancorpRI, Brookline or the contemplated benefits of the merger.

        Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of BancorpRI, other than holders of BancorpRI common stock, or any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in Jefferies' opinion) or any voting or other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Jefferies expressed no opinion as to what the value of Brookline common stock would be when issued pursuant to the merger or the price at which shares of BancorpRI common stock or Brookline common stock would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of BancorpRI's officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise. Jefferies' opinion was authorized by the Fairness Committee of Jefferies & Company, Inc. Except as discussed in this summary, BancorpRI imposed no other instructions or limitations on Jefferies with respect to the investigations made or the procedures followed by Jefferies in rendering its opinion.

        In connection with rendering its opinion to the BancorpRI board of directors, Jefferies performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected company analyses and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison was identical to BancorpRI, Brookline or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies' analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of BancorpRI and Brookline from public sources in or underlying Jefferies' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of BancorpRI and Brookline. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

        The merger consideration to be received in the merger was determined through negotiation between BancorpRI and Brookline, and the decision by BancorpRI to enter into the merger was solely that of the BancorpRI board of directors. Jefferies' opinion and financial analyses were only one of many factors considered by the BancorpRI board of directors in its evaluation of the merger and should not be viewed as determinative of the views of BancorpRI's board of directors or management with respect to the merger or the consideration payable in the merger.

        The following is a brief summary of the material financial analyses performed by Jefferies and reviewed with the BancorpRI board of directors on April 19, 2011. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses. For purposes of the financial analyses summarized below, the term "implied merger consideration" refers to the total implied value of the merger consideration of $48.25 per share based on (1) the $48.25 per share cash consideration and (2) the implied value of the stock consideration based on the 4.686x exchange ratio and the average of Brookline's closing stock prices for the five trading days ended on April 18, 2011 (the last trading day prior to execution of the merger agreement) of $10.296 per share. In connection with Jefferies' financial analyses relating to BancorpRI and Brookline, Jefferies utilized publicly available financial forecasts, estimates and other data relating to BancorpRI and Brookline, including financial forecasts and long-term earnings growth rates based on median estimates published by First Call, certain other publicly available research analysts' estimates and BancorpRI's and Brookline's respective public filings.

BancorpRI Financial Analysis

        Selected Companies Analysis.    Jefferies reviewed selected financial and stock market data of BancorpRI and the following 14 selected publicly traded regional New England and Mid-Atlantic banks with assets of between $1.0 billion and $2.5 billion, non-performing assets of below 3.0% of total assets, core return on average assets of between 0.25% and 1.0%, fee income of below 35% of total revenue and construction loans of less than 10% of total loans:

• Alliance Financial Corporation	• Financial Institutions, Inc.
• Bar Harbor Bankshares	• First Bancorp, Inc.
• Bridge Bancorp, Inc.	• First of Long Island Corporation
• Cambridge Bancorp	• Merchants Bancshares, Inc.
• Camden National Corporation	• Peapack-Gladstone Financial Corporation
• Center Bancorp, Inc.	• State Bancorp, Inc.
• CNB Financial Corporation	• Univest Corporation of Pennsylvania

Jefferies reviewed, among other things, closing stock prices of the selected companies on April 18, 2011 as multiples of the selected companies' tangible book value per share as of the most recent quarter publicly available and calendar years 2011 and 2012 estimated earnings per share, referred to as EPS. Jefferies also reviewed the selected companies' core deposit premiums, which excluded time deposits over $100,000 from total deposits. Jefferies then applied selected tangible book value per share, calendar years 2011 and 2012 estimated EPS multiples and core deposit premiums derived from the selected companies to corresponding data of BancorpRI. Estimated financial data of BancorpRI and the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference range for BancorpRI, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range for BancorpRI	Implied Merger Consideration
$26.00 - $36.00	$48.25

        Selected Precedent Transactions Analysis.    Jefferies reviewed publicly available financial information for the following (1) six selected transactions announced between January 1, 2008 and April 18, 2011 with transaction values of greater than $50 million involving New England bank targets with non-performing assets of below 3.0% of total assets and positive return on average assets for the last 12 months prior to announcement of the relevant transaction, referred to as the selected New England transactions, and (2) six selected transactions announced between January 1, 2010 and April 18, 2011 with transaction values of between $75 million and $500 million involving nationwide bank targets with non-performing assets of below 3.0% of total assets and positive return on average assets for the last 12 months prior to announcement of the relevant transaction, referred to as the selected nationwide transactions:

Announcement Date	Acquirer	Target
Selected New England Transactions

• 1/20/2011	• People's United Financial, Inc.	• Danvers Bancorp, Inc.
• 8/18/2010	• First Niagara Financial Group, Inc.	• NewAlliance Bancshares, Inc.
• 7/15/2010	• People's United Financial, Inc.	• LSB Corporation
• 6/28/2010	• Eastern Bank Corporation	• Wainwright Bank & Trust Company
• 11/8/2008	• Independent Bank Corp.	• Benjamin Franklin Bancorp Inc.
• 3/10/2008	• Eastern Bank Corporation	• MASSBANK Corp.
Selected Nationwide Transactions

• 3/10/2011	• IBERIABANK Corporation	• Cameron Bancshares, Inc.
• 1/20/2011	• People's United Financial, Inc.	• Danvers Bancorp, Inc.
• 12/15/2010	• United Bankshares, Inc.	• Centra Financial Holdings, Inc.
• 10/25/2010	• Community Bank System, Inc.	• The Wilber Corporation
• 7/15/2010	• People's United Financial, Inc.	• LSB Corporation
• 6/28/2010	• Eastern Bank Corporation	• Wainwright Bank & Trust Company

Jefferies reviewed, among other things, transaction values in the selected transactions, calculated as the purchase price paid for the target company's equity, as multiples of the target company's tangible book value per share and the target company's core deposit premiums, which excluded time deposits over $100,000 from total deposits. Jefferies then applied selected tangible book value per share multiples and core deposit premiums derived from the selected transactions to corresponding data of BancorpRI. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of BancorpRI were based on BancorpRI's public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference ranges for BancorpRI based on the selected New England transactions and the selected nationwide transactions, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for BancorpRI Based on:
		Implied Merger Consideration
Selected New England Transactions	Selected Nationwide Transactions
$42.00 - $51.00	$41.00 - $47.00	$48.25

        Discounted Cash Flow Analysis.    Jefferies performed a discounted cash flow analysis of BancorpRI utilizing publicly available financial forecasts, long-term growth rates and other estimates and data relating to BancorpRI and estimates as to potential synergies anticipated by Brookline's management to result from the merger. Jefferies calculated a range of implied present values of the free cash flows that BancorpRI was forecasted to generate during calendar years 2011 through 2015 and of terminal values for BancorpRI based on BancorpRI's calendar year 2016 net income on a standalone basis both assuming no synergies and assuming realization of 100% and 50% of the estimated synergies. In calculating the free cash flows, Jefferies applied a tangible common equity to tangible assets ratio range of 6.5% to 7.5% at the end of each projected year. Implied terminal values were derived by applying to BancorpRI's calendar year 2016 estimated net income a range of terminal value multiples of 12.0x to 14.0x. Present values of cash flows and terminal values were calculated using a discount rate of 12.0%. This analysis indicated the following approximate implied per share equity value reference ranges for BancorpRI, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for BancorpRI Based on:
			Implied Merger Consideration
No Synergies	100% Synergies	50% Synergies
$23.00 - $29.50	$37.50 - $46.00	$29.50 - $37.50	$48.25

Brookline Financial Analysis

        Selected Companies Analysis.    Jefferies reviewed selected financial and stock market data of Brookline and the following six selected nationwide thrifts with assets of greater than $1.0 billion, non-performing assets of below 3.0% of total assets, tangible common equity of over 10% of tangible assets, positive core return on average assets and net interest margins of over 2.5%:

  •
  Northwest Bancshares, Inc.

  •
  Oritani Financial Corp.

  •
  People's United Financial, Inc.

  •
  Territorial Bancorp Inc.

  •
  United Financial Bancorp, Inc.

  •
  ViewPoint Financial Group, Inc.

Jefferies reviewed, among other things, closing stock prices of the selected companies on April 18, 2011 as multiples of the selected companies' tangible book value per share as of the most recent quarter publicly available and calendar years 2011 and 2012 estimated EPS. Jefferies also reviewed the selected companies' core deposit premiums, which excluded time deposits over $100,000 from total deposits. Jefferies then applied selected tangible book value per share, calendar years 2011 and 2012 estimated EPS multiples and core deposit premiums derived from the selected companies to corresponding data of Brookline. Estimated financial data of Brookline and the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference range for Brookline, as compared to Brookline's closing stock price on April 18, 2011:

Implied Per Share Equity Value Reference Range for Brookline	Brookline Closing Stock Price
$8.50 - $11.00	$10.25

        Discounted Cash Flow Analysis.    Jefferies performed a discounted cash flow analysis of Brookline utilizing publicly available financial forecasts, long-term growth rates and other estimates and data relating to Brookline. Jefferies calculated a range of implied present values of the standalone free cash flows that Brookline was forecasted to generate during calendar years 2011 through 2015 and of terminal values for Brookline based on Brookline's calendar year 2016 net income. In calculating the free cash flows, Jefferies applied a tangible common equity to tangible assets ratio range of 6.5% to 7.5% at the end of each projected year. Implied terminal values were derived by applying to Brookline's calendar year 2016 estimated net income a range of terminal value multiples of 12.0x to 14.0x. Present values of cash flows and terminal values were calculated using a discount rate of 12.0%. This analysis indicated the following approximate implied per share equity value reference range for Brookline, as compared to Brookline's closing stock price on April 18, 2011:

Implied Per Share Equity Value Reference Range for Brookline	Brookline Closing Stock Price
$9.50 - $11.00	$10.25

        Other Information.    Jefferies also noted for the BancorpRI board of directors certain additional factors that were not considered part of Jefferies financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  premiums paid in selected transactions involving publicly traded U.S. bank and thrift target companies announced between January 1, 2006 and April 18, 2011 and applied to the closing price of BancorpRI common stock on April 18, 2011 a selected range of premiums derived from the closing stock price of the target company one trading day prior to public announcement of the relevant transaction, which indicated an implied per share equity value reference range for BancorpRI of approximately $35.50 to $45.00; and

  •
  potential pro forma financial effects of the merger after taking into account potential synergies anticipated by Brookline's management to result from the merger on, among other things, Brookline's and BancorpRI's respective standalone estimated calendar year 2012 EPS and tangible book value per share as of September 30, 2011 relative to the combined company's estimated EPS and tangible book value per share during such periods utilizing publicly available financial forecasts and other estimates and data relating to BancorpRI and Brookline, noting that, (1) based on the merger consideration, the merger could be accretive relative to Brookline's standalone estimated calendar year 2012 EPS by approximately 29.8% and dilutive relative to Brookline's standalone estimated tangible book value per share as of September 30, 2011 by approximately 23.3% and (2) with respect to BancorpRI's shareholders that receive stock consideration in the merger, the combined company's pro forma estimated EPS and tangible book value per share during such periods multiplied by the exchange ratio could imply an increase of approximately 50.8% and 7.3%, respectively, relative to BancorpRI's estimated EPS and tangible book value per share during such periods on a standalone basis.

Miscellaneous

        Under the terms of Jefferies' engagement, BancorpRI agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $3.0 million, a portion of which was payable upon delivery of Jefferies' opinion and approximately $2.25 million of which is payable contingent upon completion of the merger. In addition, BancorpRI agreed to reimburse Jefferies for its expenses, including fees and expenses of counsel, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

        Jefferies maintains a market in the securities of BancorpRI and Brookline and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of BancorpRI, Brookline and/or their respective affiliates for Jefferies' own account and for the accounts of Jefferies' customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may in the future seek to provide financial advisory and financing services to BancorpRI, Brookline or entities that are affiliated with BancorpRI or Brookline, for which Jefferies would expect to receive compensation.

        Jefferies was selected to act as BancorpRI's financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Publicly Available Financial Forecasts

        As stated in the previous section of this proxy statement/prospectus titled "—Opinion of BancorpRI's Financial Advisor" beginning on page 36, Jefferies utilized certain publicly available financial forecasts and long-term growth rates published by third parties and other estimates and assumptions relating to the future financial performance of BancorpRI and Brookline. Publicly available Wall Street analysts' median estimates relating to BancorpRI included estimated earnings per share, or EPS, of $2.18 for the year 2011 and $2.34 for the year 2012, and a long-term estimated EPS growth rate of 6.0%; and, relating to Brookline, estimated EPS of $0.53 for the year 2011, $0.58 for the year 2012 and $0.63 for the year 2013, and a long-term growth rate of 5.5%. In addition, Brookline management advised Jefferies that potential synergies resulting from the merger are projected to equal 25% of BancorpRI's annual recurring non-interest expenses. Brookline expects to achieve approximately 75% of the anticipated annual savings in the year 2012 and 100% in the year thereafter.

        The Wall Street analysts' estimates mentioned above are being provided only for informational purposes. Such estimates were not prepared by BancorpRI, Brookline or any of their respective representatives and are based on assumptions that may not be realized and are subject to significant uncertainties and contingencies. These estimates should not be considered necessarily predictive of actual future results of operations of BancorpRI or Brookline for any period. Actual results may be materially different than those reflected in the estimates. In addition, the assumptions regarding potential synergies to result from the merger are estimates only and may not be realized by the combined company within the projected timeframe or at all. You should consider the risk factors set forth in the section of this proxy statement/prospectus titled "Risk Factors—Risks Relating to the Merger" beginning on page 18, as well as the other risk factors included in the BancorpRI and Brookline documents incorporated by reference in this proxy statement/prospectus, and the section of this proxy statement/prospectus titled "Special Note Regarding Forward-Looking Statements" on page 23.

 Brookline's Reasons for the Merger

        In reaching its decision to approve the merger agreement and related transactions, including the merger, the Brookline board of directors consulted with senior management and Brookline's advisors, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

  •
  information concerning the business, operations, financial condition, earnings and prospects of each of Brookline and BancorpRI as separate entities and on a combined basis;

  •
  its understanding of the current environment in the financial services industry and current financial market conditions, including the potential impact of additional rules and regulations imposed on financial institutions such as Brookline as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

  •
  the increased competition for acquisitions in the banking industry;

  •
  the compatibility of the businesses, operations and cultures of the two companies, particularly with respect to meeting local banking needs;

  •
  the expansion of Brookline's market presence to Rhode Island as a result of the merger;

  •
  the opportunity to invest a portion of Brookline's excess capital in a transaction expected to be accretive to earnings;

  •
  the pro forma financial effects of the proposed transaction, including the expected dilution to tangible book value per share;

  •
  the terms and conditions of the merger agreement, including the financial terms, and the structure of the merger;

  •
  the expected treatment of the merger as a "reorganization" for federal income tax purposes;

  •
  the ability to complete the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

  •
  the challenges of combining the businesses of two corporations, including Brookline's and its management's past experience in this regard; and

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

        The foregoing discussion of the information and factors considered by the Brookline board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Brookline board. In view of the wide variety of factors it considered, the Brookline board did not find it practicable to assign any specific or relative weights to the factors considered. In addition, the Brookline board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Brookline board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Brookline board unanimously approved the merger agreement.

        There can be no assurance that the potential synergies, financial effects or opportunities considered by the Brookline board will be achieved through completion of the merger. See the sections of this proxy statement/prospectus titled "Risk Factors" and "Special Note Regarding Forward-Looking Statements" beginning on pages 18 and 23, respectively.

 Accounting Treatment

        The merger will be accounted for using the acquisition method of accounting with Brookline treated as the acquiror. Under this method of accounting, BancorpRI's assets and liabilities will be recorded by Brookline at their respective fair values as of the closing date of the merger and added to those of Brookline. Any excess of purchase price over the net fair values of BancorpRI's assets and liabilities will be recorded as goodwill. Any excess of the fair value of BancorpRI's net assets over the purchase price will be recognized in earnings by Brookline on the closing date of the merger. Financial statements of Brookline issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of BancorpRI prior to the merger. The results of operations of BancorpRI will be included in the results of operations of Brookline beginning on the effective date of the merger.

Post-Closing Capitalization

        Following the merger, Brookline will have approximately    •     million shares of common stock outstanding. Stockholders of Brookline before the merger will own approximately    •    of the total shares outstanding after the merger and BancorpRI's current shareholders will own approximately    •    %.

        All of the numbers and percentages calculated above are based on the outstanding shares as of the record date and do not take into account the exercise of any outstanding stock options that would result in the issuance of additional common stock of Brookline.

Delisting and Deregistration of BancorpRI Common Stock Following the Merger

        If the merger is completed, BancorpRI common stock will be delisted from the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Listing of Brookline Common Stock to be Issued in the Merger

        Brookline common stock is quoted on the NASDAQ Global Select Market under the trading symbol "BRKL." Under the terms of the merger agreement, to the extent required by NASDAQ, Brookline will file a notice of additional listing of shares with NASDAQ with respect to the shares of Brookline common stock to be issued to the holders of BancorpRI common stock in the merger, and will use its reasonable best efforts to cause such shares to be approved for quotation on NASDAQ.

Comparative Stock Prices and Dividends

        Brookline common stock is quoted on the NASDAQ Global Select Market under the trading symbol "BRKL." BancorpRI common stock is quoted on the NASDAQ Global Select Market under the trading symbol "BARI." The following table sets forth, for the periods indicated, the high and low sale prices per share of Brookline common stock and BancorpRI common stock as reported by the NASDAQ Global Select Market. The table also provides information as to dividends declared and paid per share of Brookline common stock and BancorpRI common stock.

	Brookline						BancorpRI
	High		Low		Dividends Declared		High		Low		Dividends Declared
For the calendar quarterly period ended:
2011
June 30, 2011 (through •, 2011)	$	•	$	•	$	•	$	•	$	•	$	•
March 31, 2011		$11.68		$9.93		$0.085		$32.80		$28.96		$0.19
2010
December 31, 2010		$11.31		$9.34		$0.085		$30.99		$27.30		$0.19
September 30, 2010		$10.22		$8.70		$0.085		$29.98		$25.35		$0.17
June 30, 2010		$11.63		$8.63		$0.085		$29.65		$25.02		$0.17
March 31, 2010		$11.13		$9.25		$0.085		$29.64		$23.53		$0.17
2009
December 31, 2009		$10.18		$9.10		$0.085		$27.00		$24.50		$0.17
September 30, 2009		$12.50		$9.07		$0.085		$27.00		$19.40		$0.17
June 30, 2009		$11.00		$9.03		$0.085		$21.97		$17.50		$0.17
March 31, 2009		$10.74		$7.57		$0.285		$21.88		$15.44		$0.17

        The following table presents:

  •
  the last reported sale price of a share of BancorpRI common stock, as reported on the NASDAQ Global Select Market; and

  •
  the last reported sale price of a share of Brookline common stock, as reported on the NASDAQ Global Select Market,

in each case, on April 19, 2011, the last full trading day prior to the public announcement of the proposed merger, and on    •    , 2011, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the equivalent per share value of the Brookline common stock that BancorpRI shareholders receiving stock consideration in the merger would receive for each share of their BancorpRI common stock if the merger were completed on those dates.

	BancorpRI Common Stock		Brookline Common Stock		Equivalent Value Per Share of BancorpRI Common Stock(1)
•, 2011	$	•	$	•	$	•
April 19, 2011		$30.71		$10.07		$47.19

(1)
Calculated by multiplying the closing price of Brookline common stock as of the specified date by the exchange ratio of 4.686.

        The market price of Brookline common stock is likely to fluctuate prior to the effective time of the merger. You should obtain current market quotations. We cannot predict the future prices for Brookline common stock.

        Brookline expects that after the completion of the merger, subject to approval and declaration by the Brookline board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Brookline will pay dividends following the completion of the merger or that dividends will not be reduced in the future. The current annualized rate of distributions on the shares of Brookline common stock is $0.34 per share.

        BancorpRI expects to continue to declare quarterly cash dividends on BancorpRI common stock until the merger is completed, subject to the terms of the merger agreement. Holders of BancorpRI common stock will stop receiving cash dividends with respect to shares of BancorpRI common stock upon the completion of the merger, when the separate corporate existence of BancorpRI will cease.

Number of Holders of Common Stock and Number of Shares Outstanding

        As of    •    , 2011, there were    •    stockholders of record of Brookline common stock who held an aggregate of    •    shares of Brookline common stock.

        As of    •    , 2011, there were    •    shareholders of record of BancorpRI common stock who held an aggregate of     •    shares of BancorpRI common stock.

        Brookline's registrar and transfer agent is American Stock Transfer & Trust Company. Copies of the governing corporate instruments of Brookline and BancorpRI are available, without charge, by following the instructions set forth in the section of this proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 118.

INTERESTS OF BANCORPRI DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        In considering the recommendation of the board of directors of BancorpRI that you vote to approve the merger agreement, you should be aware that directors and executive officers of BancorpRI have financial interests in the merger that may be different from, or in addition to, those of BancorpRI shareholders generally. The independent members of BancorpRI's board of directors were aware of and considered these potential interests, among other matters.

        As described in more detail below, these interests include certain payments and benefits that may be provided to directors and executive officers of BancorpRI upon completion of the merger or upon termination of their employment under certain circumstances following the merger, including accelerated vesting of stock options, restricted stock awards, restricted stock units and performance share awards, cash severance, supplemental executive retirement plan benefits, and continued health, dental, life and accident insurance benefits.

        The dates and share prices used below to quantify these interests have been selected based upon applicable disclosure requirements and are for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of BancorpRI common stock.

Share Ownership of BancorpRI Directors and Executive Officers

        As of    •    , the record date for the special meeting of BancorpRI shareholders, the directors and executive officers of BancorpRI may be deemed to be the beneficial owners of    •    shares, representing approximately    •    % of the outstanding shares of BancorpRI common stock. See the section of this proxy statement/prospectus titled "The Voting Agreements" beginning on page 84 for further information regarding the voting agreements between Brookline and the BancorpRI directors and executive officers.

BancorpRI Directors Joining Brookline Board and BankRI Directors Continuing on BankRI Board

        The merger agreement provides that, as of the effective time of the merger, Ms. Sherman and another current BancorpRI director (as mutually agreed by BancorpRI and Brookline) will be elected to the Brookline board of directors with terms expiring in 2014, and Paul A. Perrault, Chief Executive Officer of Brookline, will replace Ms. Sherman on the BankRI board of directors. Ms. Sherman and the other current BancorpRI director will be compensated for their service on the board of directors of Brookline in accordance with the policies of Brookline applicable generally to its directors. The current BankRI directors, other than Ms. Sherman, will continue to serve as directors of BankRI and will be compensated for their service on the board of directors of BankRI in accordance with the policies of Brookline applicable generally to its subsidiary banks.

Indemnification

        The existing employment agreements with each of Merrill W. Sherman, Linda H. Simmons, Mark J. Meiklejohn and Robert H. Wischnowsky provide that BancorpRI and/or BankRI will indemnify each executive to the fullest extent legally allowable against personal liability arising out of the executive's employment. Daniel W. West, who serves as President of Macrolease Corporation, BankRI's equipment financing subsidiary, is also a named executive officer of BancorpRI under SEC disclosure rules. The existing employment agreement with Mr. West provides that Macrolease Corporation will indemnify Mr. West from and against claims, damages, losses and expenses, including reasonable attorneys' fees, arising out of the performance of his duties, in furtherance of Macrolease Corporation's business and within the scope of his employment, other than those that arise from or relate to any unlawful, wrongful, reckless, grossly negligent or negligent act or omission by him or at his direction. Pursuant to the merger agreement, Brookline has agreed to honor the employment agreements in accordance with their terms. In addition, under the merger agreement, Brookline has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of BancorpRI or any of its subsidiaries, as provided in the articles of incorporation and bylaws of BancorpRI, similar governing documents of a BancorpRI subsidiary or in applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger will survive the merger.

Directors' and Officers' Insurance

        Under the merger agreement, BancorpRI has agreed to purchase an extended reporting period endorsement under its existing directors' and officers' liability insurance coverage in a form acceptable to BancorpRI which will provide BancorpRI directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons as the directors' and officers' liability insurance coverage presently maintained by BancorpRI, so long as the aggregate cost is less than 250% of the annual premium currently paid by BancorpRI for such insurance. In the event that this premium limit is insufficient for such coverage, BancorpRI may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Change in Control Benefits Under Current BancorpRI and BankRI Agreements

        Employment Agreements with BancorpRI Executives.    BancorpRI and BankRI have employment agreements with each of Mmes. Sherman and Simmons and Messrs. Meiklejohn and Wischnowsky, all of whom are named executive officers of BancorpRI, and who are referred to collectively as the BancorpRI executives. The employment agreements provide for a rolling term of three years for Ms. Sherman, two years for Ms. Simmons and Mr. Wischnowsky and one year for Mr. Meiklejohn. Each employment agreement automatically renews for successive three-, two- or one-year terms on each successive one-year anniversary, unless either party gives written notice to the other parties of such party's election not to renew at least 90 calendar days prior to the expiration date.

        The employment agreements with the BancorpRI executives provide that the executive is entitled to change in control benefits if there is a terminating event within one year after a change in control. The closing of the merger will constitute a change in control for purposes of the employment agreements. No change in control benefits are paid to an executive unless his or her employment is terminated without cause or the executive resigns for good reason, or for any reason in the case of Ms. Sherman, within one year of the change in control.

        As a condition to receipt of the change in control benefits payable to the BancorpRI executives under the employment agreements, each BancorpRI executive must execute a release agreement, releasing and waiving any and all claims against BancorpRI, BankRI and any of their subsidiaries, except for claims to enforce the employment agreement, claims arising after the effective date of the release, claims arising out of the executive's status as a shareholder, claims involving the executive's eligibility for indemnification, certain other claims relating to the right to receive certain employee related benefits and claims involving the executive's right to obtain contribution as permitted by law in the event there is an entry of judgment against the executive as a result of any act or failure to act for which the executive and BancorpRI or BankRI, or any agent of either, are jointly liable.

        In addition, each of the employment agreements contains non-solicitation and confidentiality provisions that are enforceable beyond the termination of the executive's employment and beyond the expiration of the employment agreement. Each of the employment agreements provides that for a period of one year following the date of termination, the executive will not, directly or indirectly, whether as a partner, consultant, agent, employee, co-venturer, greater than 2% owner or otherwise, or through any person, attempt to recruit any employee of BancorpRI or BankRI, assist in such hiring, or encourage any employee to terminate employment with BancorpRI or BankRI, or encourage any customer of BancorpRI or BankRI to conduct with any other person any business or activity which such customer conducts or could conduct with BancorpRI or BankRI. In addition, the employment agreement prohibits, at any time during or after termination, the disclosure or use of confidential information of BancorpRI or BankRI without the consent of BancorpRI.

        In connection with the merger, Ms. Sherman entered into a release, consulting and non-competition agreement with Brookline, BancorpRI and BankRI, and Mr. Meiklejohn entered into an employment letter agreement with Brookline, each of which is effective upon the closing of the merger. Ms. Sherman's release, consulting and non-competition agreement provides that Ms. Sherman will provide certain consulting services to Brookline for the 12-month period following the closing of the merger, and reduces the amount of severance she is entitled to under her current employment agreement. Ms. Sherman will continue to be subject to the confidentiality provision in her current employment agreement and will also be subject to the non-solicitation and non-competition provisions set forth in her agreement with Brookline. Mr. Meiklejohn's employment letter agreement with Brookline will supersede all but the confidentiality, non-competition and ethical behavior provisions of his current employment agreement. For a description of these agreements, see the sections of this proxy statement/prospectus titled "Future Services to Brookline—Release, Consulting and Non-Competition Agreement with Ms. Sherman" and "—Employment Letter Agreement with Mr. Meiklejohn" below.

        Under the terms of Ms. Sherman's current employment agreement, if her employment terminates for any reason other than death or disability within one year of a change in control, BankRI must provide Ms. Sherman with the following benefits:

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  an amount equal to any base salary and incentive bonus earned on account of services performed prior to the terminating event which have not been previously paid;

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  her pro-rated incentive bonus to the date of the terminating event under the BancorpRI Executive Annual Incentive Plan, or any successor plan, based on the target bonus for the year in which the terminating event occurs;

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  a severance benefit equal to 2.99 times the sum of her base salary and her targeted incentive cash bonus for the year of the change in control;

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  continued medical, dental and life insurance coverage for 36 months;

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  continued use of the automobile provided to her under her employment agreement (with an option to purchase) for three years, which Ms. Sherman agreed to waive under the terms of the release, consulting and non-competition agreement;

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  an office and exclusive use of an executive assistant for 12 months, which Ms. Sherman agreed to waive under the terms of the release, consulting and non-competition agreement; and

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  all options held by her vest and remain exercisable until the earlier of the scheduled expiration date for such options or three years after termination of her employment, with the extension of the exercise period waived by Ms. Sherman under the terms of the release, consulting and non-competition agreement.

        The current employment agreements with Ms. Simmons and Messrs. Meiklejohn and Wischnowsky provide that if there is a terminating event within one year of a change in control, BankRI must provide the executive with:

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  an amount equal to any base salary and incentive bonus earned on account of services performed prior to the terminating event which have not been previously paid;

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  the executive's pro-rated incentive bonus to the date of the terminating event under the BancorpRI Executive Annual Incentive Plan, or any successor plan, based on the target bonus for the year in which the terminating event occurs;

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  a severance benefit equal to two times the sum of the executive's base salary and targeted incentive cash bonus for the year of the change in control;

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  medical, dental and life insurance coverage for the 24-month period commencing on the date of the terminating event; and

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  outplacement assistance for a period of 12 months.

        In the case of Ms. Simmons and Messrs. Meiklejohn and Wischnowsky, a "terminating event" means either:

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  termination of employment by BancorpRI or BankRI for any reason other than death, disability or for cause, as defined in each executive's employment agreement; or

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  resignation following:

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  a significant reduction in the nature or scope of the executive's duties, responsibilities, authority and powers from those exercised prior to the change in control;

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  a greater than 10% reduction in the executive's annual base salary or fringe benefits, other than across-the-board salary reductions or changes in fringe benefit plans;

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  a requirement that the executive perform duties at a location more than 50 miles from the location where such duties were performed prior to the change in control; or

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  failure of any successor of BancorpRI or BankRI (which, in the case of the merger, would be Brookline) to continue the executive's employment on substantially similar employment terms following the change in control.

        Payment of any incentive bonus and severance benefit due under the employment agreements are payable in a lump sum within 30 days of the date of termination of employment, provided that if the 30-day period begins in one calendar year and ends in a second calendar year, the payment will be made in the second calendar year. However, under the terms of the employment agreements with the BancorpRI executives, the timing of payments made to the executives under the agreements may be delayed for six months to the extent necessary to comply with Section 409A(a) of the Internal Revenue Code of 1986, as amended, or the Code, and the executives are entitled to interest on the delayed payment at BankRI's six-month certificate of deposit rate until payment is made.

        Mr. West has an employment agreement with Macrolease Corporation, which does not provide Mr. West with severance benefits in the event of termination of his employment in connection with a change in control.

        Reimbursement for Excise Taxes.    Mmes. Sherman and Simmons are entitled to receive an additional tax indemnification payment, or a gross-up payment, if payments under the employment agreements or any other payments trigger liability under Sections 280G and 4999 of the Code for an excise tax on excess parachute payments. Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed three times the executive's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. The excise tax equals 20% of the amount of the payment in excess of one times the executive's average taxable compensation over the preceding five calendar years. BancorpRI (or its successor, which, in the case of the merger, would be Brookline) or any other applicable payor of such payments is not able to take a federal tax deduction for excess parachute payments.

        Under the terms of the employment agreements with Mmes. Sherman and Simmons, if the excise tax becomes due under Section 4999 of the Code, BankRI has agreed to pay to Mmes. Sherman and Simmons in cash the amount of such excise tax plus the additional federal and state income taxes, employment-related taxes and excise taxes on such reimbursement in order to place the executive in the same after-tax position the executive would have been in if the excise tax had not been imposed.

Based upon current estimates and assumptions and the agreements contained in Ms. Sherman's release, consulting and non-competition agreement, BancorpRI currently estimates that there will be no excess parachute payments made to Ms. Sherman, and accordingly, no tax gross-up payment will be triggered with respect to Ms. Sherman. However, BancorpRI estimates that Ms. Simmons will be entitled to a tax gross-up payment estimated to be approximately $992,268.

        Under the terms of the employment agreements with Messrs. Wischnowsky and Meiklejohn, in the event that payments and benefits under the agreement, together with other payments and benefits the executive may receive, would constitute an excess parachute payment under Section 280G of the Code, the payments to the executive will be reduced to the maximum amount that can be deducted by BancorpRI and BankRI. To the extent there is more than one method of reducing payments to bring them within the limitation of Section 280G of the Code, the executive may determine which method should be followed.

        Based upon current estimates and assumptions and the agreements contained in Mr. Meiklejohn's employment letter agreement, BancorpRI currently estimates that there will be no excess parachute payments made to Mr. Meiklejohn. However, BancorpRI estimates that the payments to Mr. Wischnowsky will be reduced to the maximum amount that can be deducted by BancorpRI and BankRI under the cut-back provision in Mr. Wischnowsky's employment agreement.

Future Services to Brookline

        Release, Consulting and Non-Competition Agreement with Ms. Sherman.    In connection with the transaction, Brookline, BancorpRI, BankRI and Ms. Sherman entered into a release, consulting and non-competition agreement, which will be effective upon the closing of the merger. Under the release, consulting and non-competition agreement, as of the effective time of the merger, Ms. Sherman will retire from BancorpRI and BankRI, and for a period of one year following the closing Ms. Sherman will provide consulting services to Brookline. In addition, Ms. Sherman agrees to be subject to certain non-competition, non-solicitation and non-disparagement provisions, to reduce the amount of severance and waive certain severance benefits she would be entitled to under her current employment agreement with BancorpRI and BankRI.

        Under the release, consulting and non-competition agreement, Ms. Sherman agreed that for a period of 24 months following the effective time of the merger, she will not engage in, become interested in or become associated with, in any capacity whatsoever, any competing business. However, Ms. Sherman is not prohibited from (1) engaging in private equity or venture capital services or wealth management services as long as neither Brookline nor its subsidiaries is providing wealth management services to its customers, or (2) owning up to 1% of the outstanding common stock of any competing business if such common stock is publicly traded. For purposes of the release, consulting and non-competition agreement, a "competing business" is defined as any commercial or national bank, any savings bank or savings and loan association, any credit union or any holding company or any subsidiary or other affiliate of these entities that has an office located in the State of Rhode Island or the Commonwealth of Massachusetts. Ms. Sherman also agreed that she will not solicit, induce or hire away any employee of Brookline or any of its subsidiaries from the employment of such entities or solicit any customer of Brookline or any of its subsidiaries to transact business with a competing business, or to reduce or refrain from doing business with Brookline or its subsidiaries or interfere with or damage any relationship between Brookline or its subsidiaries and any such customers. With respect to the non-disparagement provision, Ms. Sherman agreed not to make or cause to be made any statement, or to take any action, which disparages, criticizes, damages the reputation of, or is hostile to, Brookline or its administration, employees, management, officers, shareholders, agents and/or directors.

        Brookline has agreed to pay Ms. Sherman a total of $750,000 in consideration of the non-competition and consulting provisions in the release, consulting and non-competition agreement, of which $650,000 will be paid in consideration of the non-competition, non-solicitation and non-disparagement provisions, and $100,000, in the aggregate, will be paid in consideration of the consulting services to be provided. The $650,000 will be paid to Ms. Sherman in two installments, with $350,000 to be paid to Ms. Sherman on the closing date of the merger and $300,000 to be paid on the one year anniversary of the closing date. The $100,000 in consulting payments will be paid to Ms. Sherman in equal monthly installments, payable on the last business day of each month.

        Pursuant to the terms of the release, consulting and non-competition agreement, Brookline has engaged an independent valuation firm to value the non-competition and non-solicitation provision. If the value of the non-competition and non-solicitation provision is less than $650,000, the non-competition period will be extended from 24 months to 36 months. If the value of the non-competition and non-solicitation provision for 36 months is still less than $650,000, then the payments on the closing of the merger and the one-year anniversary of the closing of the merger shall be proportionately reduced so that the sum of such payments equal the value assigned to the non-competition provision for the 36-month period, and Ms. Sherman and Brookline agree to negotiate in good faith other appropriate changes to the release, consulting and non-competition agreement. However, if it is determined that part or all of the payments and benefits paid to Ms. Sherman, whether under the release, consulting and non-competition agreement or otherwise, would result in the imposition of the excise tax under Section 4999 of the Code, Brookline has agreed to pay Ms. Sherman the amount of such excise tax plus the additional federal and state income taxes, employment-related taxes and excise taxes on such reimbursement in order to place her in the same after-tax position she would have been in if the excise tax had not been imposed, consistent with her current employment agreement.

        If Ms. Sherman breaches any of the non-competition, non-solicitation or non-disparagement provisions contained in the release, consulting and non-competition agreement, then Brookline may seek injunctive relief, recoupment of any or all of the $650,000 paid to Ms. Sherman in consideration of such provisions, and any other rights or remedies to which it may be entitled. The one-year consulting period will cease if Ms. Sherman gives 30 days' written notice to Brookline or if she dies, and no future consulting fees will be payable after the consulting period terminates.

        In addition to the above, the release, consulting and non-competition agreement fixes the amount of severance payable to Ms. Sherman under her employment agreement with BancorpRI and BankRI. In consideration for executing a general release, Ms. Sherman will be entitled to receive severance that she would otherwise be entitled to under her current employment agreement, but she also agrees to waive some of the severance. More specifically, Ms. Sherman has agreed to waive the following severance benefits: (1) continued use or purchase of an automobile; (2) the extension of her stock options; and (3) the use of an office and an executive assistant. In addition, Ms. Sherman agreed to reduce the amount of cash severance she will be entitled to under her current employment agreement from approximately $2,251,488 to $2,200,000, with such amount to be paid in a lump sum on the first business day that is at least six months and one day following Ms. Sherman's termination, which shall be the closing date of the merger, or, if earlier, the date of Ms. Sherman's death, plus interest at 120% of the short-term applicable federal rate determined under Section 1274(d) of the Code (rather than the annualized yield rate on BankRI's six-month certificate of deposit as provided in her current employment agreement) for the month in which the effective time of the merger occurs, for the period from the closing of the merger until payment of this cash severance.

        Employment Letter Agreement with Mr. Meiklejohn.    In connection with the transaction, Brookline entered into an employment letter agreement with Mr. Meiklejohn, currently BankRI's Executive Vice President and Chief Lending Officer, which will be effective as of the effective time of the merger. Mr. Meiklejohn's employment letter agreement with Brookline will supersede all but the confidentiality, non-competition and ethical behavior provisions of his current employment agreement. Under the employment letter agreement, Mr. Meiklejohn will be employed as President and Chief Executive Officer of BankRI, and Brookline will pay Mr. Meiklejohn an annual base salary of $300,000, payable in accordance with Brookline's usual payment practices. Mr. Meiklejohn will be eligible to participate in all employee benefit plans and perquisite plans and policies, including but not limited to fringe benefits, retirement plans, supplemental retirement plans, pension plans, profit sharing plans, life, health, dental, vision, accident and short and long-term disability insurance or any other employee benefit plan or arrangement which Brookline may make available to its senior executives. Beginning with fiscal year 2012, Mr. Meiklejohn will be eligible to receive payments under the incentive compensation and bonus programs established by Brookline for its employees and/or senior executives, consistent with similarly-situated senior executives, and payable as provided in such programs. Brookline will pay for an annual membership to the University Club in Providence, Rhode Island and will provide Mr. Meiklejohn with a car allowance equal to $500 per month and provide him with parking at or near the BankRI headquarters.

        If Brookline terminates Mr. Meiklejohn's employment without cause or if Mr. Meiklejohn terminates his employment for good reason on or before the one-year anniversary of the effective date, Brookline will provide Mr. Meiklejohn with the following:

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  any salary that has accrued but is unpaid as of the termination date;

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  the awarded but unpaid portion, if any, of any annual incentive compensation for any prior year;

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  a pro-rated bonus for the year in which termination occurs based on the target bonus for that year;

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  reimbursement for any unreimbursed business expenses incurred through and including the date of termination;

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  payment for vacation time accrued as of the date of termination;

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  any other amounts or benefits required to be paid or provided by law or under any plan, program, or written non-severance policy of Brookline;

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  all medical, dental and life insurance coverage provided to Mr. Meiklejohn as of the termination date on the same cost sharing basis as prior to said termination, for the 24-month period following termination;

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  outplacement service for 12 months following termination; and

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  an amount equal to two times the sum of his annual base salary and the amount of his "target bonus" for the year in which termination occurs.

        For purposes of the employment letter agreement, "good reason" means the following:

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  any material reduction in the nature or scope of Mr. Meiklejohn's duties, responsibilities, authority and power;

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  a greater than 10% reduction in Mr. Meiklejohn's base salary or fringe benefits;

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  a relocation of Mr. Meiklejohn's principal place of business outside of the State of Rhode Island; or

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  failure of Brookline to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform the employment letter agreement.

        The severance payments under the employment letter agreement will be payable to Mr. Meiklejohn by Brookline in a lump sum within 30 days after the date of termination. However, if the 30-day period begins in one calendar year and ends in a second calendar year, the payment will be made in the second calendar year. In addition, the timing of any payments made to Mr. Meiklejohn under the employment letter agreement may be delayed for six months in the event and to the extent such amount would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code.

        If Mr. Meiklejohn remains employed by Brookline as of the one-year anniversary of the effective date of the merger, Mr. Meiklejohn and Brookline will enter into Brookline's standard form of change in control agreement with senior executives and key management employees, which agreement shall govern any termination of employment in connection with a change in control after such anniversary date and will provide Mr. Meiklejohn with severance benefits equal to two times his annual base salary and bonus. If Brookline terminates Mr. Meiklejohn's employment without cause after the one-year anniversary of the effective date under circumstances in which the change in control agreement does not apply, Brookline will pay Mr. Meiklejohn the same severance benefits he is entitled to under the employment letter agreement except that he shall receive (1) an amount equal to one times the annual base salary plus the amount of his target bonus for the year in which the termination occurs, (2) medical, dental and life insurance coverage for the 12-month period following termination, and (3) outplacement service for six months following termination.

Settlement of Executive Officers' and Directors' Equity-Based Awards

        The directors and executive officers of BancorpRI hold stock options, restricted stock awards, performance share awards and restricted stock unit awards issued under the Bancorp Rhode Island, Inc. Amended and Restated 2002 Equity Incentive Plan, its predecessor plan, the Amended and Restated Bancorp Rhode Island, Inc. 1996 Incentive and Nonqualified Stock Option Plan, and the Amended and Restated Bancorp Rhode Island, Inc. Non-Employee Directors Stock Plan, as amended, which are collectively referred to as the BancorpRI equity plans. The BancorpRI equity plans provide that each outstanding equity award shall vest upon a change in control, except that the BancorpRI equity plans applicable to executive officers provide that each outstanding stock option shall vest as of the date that is ten days prior to the date of the change in control.

        Stock Options.    Stock options granted under the BancorpRI equity plans prior to 2010 vest in five equal installments commencing on the first anniversary of the grant date, and stock options granted on or after 2010 vest in three equal annual installments commencing on the first anniversary of the grant date. Under the terms of the merger agreement, upon closing of the merger, all stock options will be cancelled and the holder will receive, for each share subject to an option, cash equal to the difference between the exercise price for the option and $48.25, net of all applicable withholding taxes. At the time of execution of the merger agreement on April 19, 2011, BancorpRI's directors and executive officers (as a group) held vested and unvested options to acquire an aggregate of 336,573 shares of BancorpRI common stock. All options held by BancorpRI non-employee directors are vested. Assuming the merger closed on May 20, 2011, the last practicable date prior to the filing of this proxy statement/prospectus, BancorpRI's executive officers, as a group, held unvested options to purchase 106,860 shares of BancorpRI common stock that, as of the effective time, shall be cancelled and BancorpRI shall pay to the holder of each such option cash in an amount calculated according to the formula described above. The amounts payable to executive officers with respect to unvested options, assuming the merger closed on May 20, 2011, are included in the column titled "Equity" in the Golden Parachute Compensation Table on page 58 and detailed in footnote 7 to such table. Assuming the merger closes on September 30, 2011, it is anticipated that BancorpRI's executive officers (as a group) will hold unvested options to purchase 92,844 shares of BancorpRI common stock that, as of the effective time, shall be cancelled and BancorpRI shall pay to the holder of each such option cash in an amount calculated according to the formula described above.

        Restricted Stock Awards.    Restricted stock awards granted under the BancorpRI equity plans generally vest in three annual installments commencing on the first anniversary of the grant date. Under the terms of the merger agreement and the applicable BancorpRI equity plan, as of the effective time of the merger, all restricted stock awards granted shall vest in full and no longer be subject to any forfeiture or vesting requirements, and all such shares shall be considered outstanding shares, entitling the holders with the right to receive election forms and to make elections to receive either the cash consideration ($48.25) or the stock consideration (4.686 shares of Brookline), subject to the allocation and proration provisions set forth in the merger agreement and described in more detail in the sections in this proxy statement/prospectus titled "The Merger Agreement—Merger Consideration," "—Election Procedures," and "—Allocation Procedures." Non-employee directors do not hold any restricted stock. Assuming the merger closed on May 20, 2011, the last practicable date prior to the filing of this proxy statement/prospectus, BancorpRI executive officers (as a group) held 14,706 shares of unvested restricted stock awards that would automatically vest upon the change in control. The amounts payable to executive officers with respect to unvested restricted stock, assuming the merger closed on May 20, 2011, are included in the column titled "Equity" in the Golden Parachute Compensation Table on page 58 and detailed in footnote 7 to such table. Assuming the merger closes on September 30, 2011, it is anticipated that BancorpRI executive officers, as a group, will hold 12,716 shares of unvested restricted stock awards that will automatically vest on the change in control.

        In April 2010, Ms. Simmons and Messrs. Meiklejohn and Wischnowsky received restricted stock awards for 10,900 shares, 9,800 shares and 9,400 shares, respectively. Each of these awards was scheduled to vest on the five-year anniversary of the date of the grant, with earlier vesting to occur if the stock price exceeds $36.00 per share for 20 consecutive trading days. These shares vested on May 18, 2011, and the closing price of the BancorpRI common stock on such date was $43.53 per share. Each of the executives had a portion of the vested shares withheld to cover tax withholding obligations, with the number and value of withheld shares as follows: Ms. Simmons—3,646 withheld shares with a value of $158,710; Mr. Meiklejohn—3,278 withheld shares with a value of $142,691; and Mr. Wischnowsky—3,144 withheld shares with a value of $136,858. If all of the remaining shares are held until completion of the merger and are exchanged for $48.25 per share in cash, the value of the remaining restricted stock awards would be $350,006 for Ms. Simmons, $314,687 for Mr. Meiklejohn and $301,852 for Mr. Wischnowsky.

        Performance Share Awards.    In 2010 and 2011, the BancorpRI executives received performance share awards, which represent a contingent right to receive one share of BancorpRI common stock. The 2010 and 2011 performance share awards vest on March 31, 2013 and March 31, 2014, respectively, the ending date of the relevant three-year performance period, if the average annual earnings per share growth during the three-year period then ending is at or above the 50th percentile of a custom commercial bank index for banks in the Northeast with assets of $500 million to $5 billion. Under the terms of the merger agreement and the award agreements, upon the closing of the merger, each performance share award will be cancelled, and the holder will receive $48.25 in cash for each performance share earned in accordance with the terms governing such award based on performance calculated through the last day of the calendar quarter ending immediately prior to consummation of the merger, net of all applicable withholding taxes. For purposes of determining whether such performance shares have been earned, the earnings per share shall be calculated without deduction for (1) any expense attributable to the acceleration of vesting of restricted stock awards after April 19, 2011 and (2) any attorney's fees, investment banking fees, accounting fees, consulting fees and other costs or expenses incurred proximately in connection with the negotiation, execution, delivery and performance of the merger agreement. Assuming the merger closed on May 20, 2011, the last practicable date prior to the filing of this proxy statement/prospectus, BancorpRI's executive officers, as a group, held 6,752 shares of performance share awards that will be cancelled upon closing of the merger, and BancorpRI will pay to the holder of each such award cash in an amount calculated according to the formula described above. No performance share awards were granted to non-employee directors. The amounts payable to executive officers with respect to performance share awards, assuming the merger closed on May 20, 2011, are included in the column titled "Equity" in the Golden Parachute Compensation Table on page 58 and detailed in footnote 7 to such table.

        Non-Employee Directors Restricted Stock Unit Awards.    At the 2011 annual meeting of BancorpRI shareholders, each non-employee director was granted a restricted stock unit award for 160.81 shares, which had a value of $7,000 on such date. Under the terms of the applicable BancorpRI equity plan and award agreements, the restricted stock units will vest upon closing of the merger, and each director will receive $48.25 in cash for each restricted stock unit (or an aggregate amount of $7,759 per director with respect to his or her 2011 award). Assuming the merger closed on May 20, 2011, the last practicable date prior to the filing of this proxy statement/prospectus, the non-employee directors (as a group) will hold 1,768.91 shares of unvested restricted stock unit awards that will automatically vest upon closing of the merger.

Vesting of Supplemental Executive Retirement Plan Benefits

        Each of the four BancorpRI executives is covered by the BankRI Amended and Restated Supplemental Executive Retirement Plan, as amended, or the SERP. Under the SERP, the BancorpRI executives are entitled to the following annual retirement benefits:

  •
  Ms. Sherman—a benefit equal to the greater of (1) 55% of the average total cash compensation (base salary and cash incentive award) paid during the three consecutive calendar years when such compensation was greatest, reduced by the portion of her 401(k) plan account attributable to employer contributions and 50% of her social security benefit and (2) $425,000.

  •
  Ms. Simmons—a benefit equal to $50,000 (the "base benefit amount") plus the "increased benefit amount," which shall be equal to 70% of the average base salary paid during the three consecutive years in which such compensation was the greatest, reduced by (1) the vested portion of the base benefit amount, (2) the portion of her 401(k) plan account attributable to her employer contributions and (3) 50% of her social security benefit.

  •
  Mr. Meiklejohn—a benefit of $100,000.

  •
  Mr. Wischnowsky—a benefit of $25,000.

        All benefits are payable upon the later of the executive attaining age 65 or the executive's retirement. However, no amounts may be paid until at least six months after the executive's termination of employment except in the event of termination by reason of the executive's death.

        Absent a change in control, the participants vest in their SERP accrual balance (i.e., the amount BancorpRI has accrued to reflect the liability) in 20% increments (except for Mr. Meiklejohn) such that they would be fully vested in the accrued balance on the fourth anniversary of the first vesting date. Ms. Sherman is fully vested in her annual SERP benefit. With respect to Ms. Simmons, the base benefit amount began to vest on November 1, 2009 and the increased benefit amount began to vest on August 1, 2010. With respect to Mr. Meiklejohn, 5% of his benefit vests on each of November 1, 2011 and November 1, 2012, 20% vests on each of November 1, 2013, November 1, 2014 and November 1, 2015, 15% vests on November 1, 2016, and the remaining 15% vests on November 1, 2017. With respect to Mr. Wischnowsky, his annual benefit will begin to vest on August 1, 2015.

        In the event of a change in control, the SERP participants become fully vested in the greater of (1) the retirement benefit calculated in accordance with the formula described above or (2) a specific annual change in control benefit amount. The current change in control benefit amount (excluding any tax gross-up) payable annually to each BancorpRI executive is: $425,000 for Ms. Sherman; $289,351 for Ms. Simmons; $100,000 for Mr. Meiklejohn; and $25,000 for Mr. Wischnowsky. The change in control benefit amount for Ms. Sherman and Messrs. Meiklejohn and Wischnowsky is the same as their retirement benefit under the SERP (assuming retirement at age 65), but the change in control benefit amount of $289,351 for Ms. Simmons is greater than the amount she would be entitled to under the SERP in the absence of a change in control. The merger will constitute a change in control under the SERP.

        The SERP benefits are unfunded, but the SERP and the merger agreement provide that upon a change in control, Brookline must deposit funds in a trust equal to the present value of all accrued benefits provided under the SERP and thereafter make annual additional deposits to reflect any increases in the accrued benefits. All benefits are forfeited in the event that the participant's employment is terminated on account of a criminal act of fraud, misappropriation, embezzlement or a felony that involves property of BankRI.

Summary of Golden Parachute Arrangements

        The following table sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of BancorpRI would receive that is based on or otherwise relates to the merger, assuming the following:

  •
  the merger closed on May 20, 2011, the last practicable date prior to the filing of this proxy statement/prospectus;

  •
  with respect to stock options and performance share awards, the price per share paid is $48.25 in accordance with the merger agreement;

  •
  with respect to restricted stock awards, which will vest on the assumed closing date, each executive makes an election for, and receives, the cash consideration of $48.25 per share;

  •
  with respect to the market value restricted stock awards, which vested on May 18, 2011, each executive continues to hold the net number of shares received (after subtracting the shares withheld to cover tax withholding obligations) and makes an election for, and receives, the cash consideration of $48.25 per share;

  •
  the shares withheld to cover tax withholding obligations on the vesting of the market value restricted stock awards are actually retained by the executives rather than withheld by BancorpRI, and each of the executives makes an election for, and receives, the cash consideration of $48.25 per share with respect to the withheld shares; and

  •
  the employment of Mmes. Sherman and Simmons and Mr. Wischnowsky is terminated without cause immediately following the closing of the merger on May 20, 2011 and Mr. Meiklejohn's employment does not terminate following closing of the merger.

        In addition to the above assumptions, the costs of providing continued life, health, dental and accident insurance coverage is based on estimates. Any changes in these assumptions or estimates would affect the amounts shown in the following table. For example, the executives' elections with respect to the merger consideration to be received for any restricted stock that vests upon completion of the merger and the market value restricted stock that vested on May 18, 2011 are subject to the same allocation and proration procedures that apply to other shareholders. Accordingly, even if they elect to receive cash consideration, the executives may actually receive stock consideration for a portion of such shares. Furthermore, because Ms. Simmons and Messrs. Meiklejohn and Wischnowsky had a portion of the market value restricted stock awards withheld to cover tax withholding obligations based upon the market value at the time of vesting, they will not receive any cash consideration for those withheld shares. Therefore, the amounts received with respect to such shares will likely differ from the amounts reflected in the Equity column. In addition, a portion of the equity amounts shown in the Equity column are expected to become vested in the ordinary course prior to the actual date the merger is completed, and the pro rata target bonuses for 2011 shown in the Cash column are expected to be higher based on the actual date that the merger is closed.

 Golden Parachute Compensation

Name	Cash(1)		Equity(2)(7)	Pension/ NQDC(2)(3)	Perquisites/ Benefits(1)		Tax Reimbursement(4)		Other(5)	Total(6)
Merrill W. Sherman	$2,301,276	(8)	$1,327,916	—	$29,128	(12)	—		$650,000	$4,308,320
Linda H. Simmons	$897,729	(9)	$1,198,636	$1,644,829	$52,274	(13)	$992,268	(16)	—	$4,785,736
Mark J. Meiklejohn	—	(10)	$1,015,419	$422,634	—	(14)	—		—	$1,438,053
Robert H. Wischnowsky	$759,547	(11)	$1,105,319	$174,967	$52,162	(15)	$(701,020)	(17)	—	$1,390,975
Daniel W. West	—		—	—	—		—		—	—

(1)
All amounts listed in this column are payable only if a terminating event occurs within one year of the change in control. See "—Change in Control Benefits Under Current BancorpRI and BankRI Agreements—Current Employment Agreements" above.

(2)
All amounts listed in this column vest and/or are payable upon or, in the case of the market value restricted stock awards, in connection with a change in control. Such payment and/or vesting is not conditioned upon termination of the executive's employment.

(3)
The amounts shown represent the increase in the present value of the SERP benefits for Ms. Simmons and Messrs. Wischnowsky and Meiklejohn payable for life after they reach age 65, using IRS discount rates for May 2011.

(4)
The amounts listed in this column reflect the estimated tax gross-up payment (if positive) or cut-back (if negative), and the amount payable is increased or decreased if payments under the employment agreements or any other payments trigger liability under Sections 280G and 4999 of the Code for an excise tax on excess parachute payments. Such payment is not conditioned upon termination or resignation of the executive, although the amount of reimbursement shown takes into account the cash severance and perquisites/benefits, which payments are conditioned upon termination of the executive's employment. The amount in this column represents the estimated additional tax indemnification amount payable to Ms. Simmons and the amount of the cut-back in payments otherwise due to Mr. Wischnowsky. It is currently estimated that no tax indemnification amount will be payable with respect to Ms. Sherman and that there will be no cut-back for Mr. Meiklejohn.

(5)
This amount reflects the amount payable to Ms. Sherman in consideration of the 24-month non-competition, non-solicitation and non-disparagement provisions of the release, consulting and non-competition agreement. The table excludes the amount of the consulting fees to be paid to Ms. Sherman under such agreement, as such amount is considered compensation for bona fide post-transaction consulting services. See "—Future Services to Brookline—Release, Consulting and Non-Competition Agreement with Ms. Sherman" above.

(6)
The amounts listed in this column represent the total golden parachute payments to be made to each named executive officer. With respect to Ms. Sherman, $1,327,916 is attributable to a single-trigger arrangement (i.e., payment is triggered by a change in control) and $2,980,404 is attributable to a double-trigger arrangement (i.e., payment is conditioned upon the executive's termination without cause or resignation for good reason (or any reason in the case of Ms. Sherman) within a limited time period following the change in control). With respect to Ms. Simmons, $3,835,733 is attributable to a single-trigger arrangement and $950,003 is attributable a double-trigger arrangement, except that her single-trigger tax reimbursement amount is partially attributable to her double-trigger payments. With respect to Mr. Meiklejohn, all of his $1,438,053 is attributable to a single-trigger arrangement. With respect to Mr. Wischnowsky, $1,280,286 of his gross amount prior to his cut-back is attributable to a single-trigger arrangement and $811,709 of his gross amount is attributable to a double-trigger arrangement, and his cut-back of $701,020 is attributable to both his single-trigger and double-trigger amounts.

(7)
The number shown represents the sum of the following: (a) the amount by which $48.25 exceeds the exercise price of the unvested stock options being accelerated; (b) the product of $48.25 multiplied by the number of shares subject to unvested restricted stock awards being accelerated; (c) the product of $48.25 multiplied by the number of shares subject to the restricted stock awards that vested on May 18, 2011, following the announcement of the merger, as a result of the price of BancorpRI common stock exceeding $36.00 per share for 20 consecutive trading days (without reduction for the shares withheld to cover tax withholding obligations); and (d) the product of $48.25 multiplied by the number of performance shares earned based on the performance through March 31, 2011. The amount payable to each named executive officer for (a) through (d) of the preceding sentence are as follows:

	(a) Stock Options	(b) Restricted Stock Awards	(c) Market Value Restricted Stock Awards	(d) Performance Share Awards
Ms. Sherman	$855,114	$322,262	—	$150,540
Ms. Simmons	$463,547	$144,895	$525,925	$64,269
Mr. Meiklejohn	$365,878	$120,673	$472,850	$56,018
Mr. Wischnowsky	$475,077	$121,735	$453,550	$54,957
Mr. West	—	—	—	—

  If the shares withheld to cover tax withholding obligations upon the vesting of the market value restricted stock awards were included at $43.53 per share, which was the value of the withheld shares on the vesting date, rather than at $48.25 per share, then the amounts for the market value restricted stock awards set forth under column (c) above would be $508,716 for Ms. Simmons, $472,850 for Mr. Meiklejohn and $438,710 for Mr. Wischnowsky.

(8)
Represents an amount equal to the sum of the following: (a) $101,276, which is equal to the prorated 2011 bonus, assuming the merger closed on May 20, 2011; plus (b) 2.99 times the sum of Ms. Sherman's base salary of $488,965 plus the amount of the target bonus under the Annual Executive Incentive Plan of $264,041, which represents 54% of the base salary for Ms. Sherman; minus (c) $51,488, which is the amount that Ms. Sherman voluntarily waived under the release, consulting and non-competition agreement. Under the release, consulting and non-competition agreement, Ms. Sherman agreed to limit her severance to $2,200,000 plus an amount equal to the product of the severance payment multiplied by the "interest factor." The amount in the table does not include the interest factor. See "—Future Services to Brookline—Release, Consulting and Non-Competition Agreement with Ms. Sherman" above.

(9)
Represents an amount equal to the sum of the following: (a) $50,430, which is equal to the prorated 2011 bonus, assuming the merger closed on May 20, 2011; and (b) 2.00 times the sum of Ms. Simmons' base salary of $292,172 plus the amount of the target bonus under the Annual Executive Incentive Plan of $131,477, which represents 45% of the base salary for Ms. Simmons.

(10)
Mr. Meiklejohn is not entitled to the severance pay he would otherwise be entitled to under his current employment agreement with BancorpRI and BankRI because Mr. Meiklejohn entered into the employment letter agreement with Brookline. However, the employment letter agreement does require Brookline to pay Mr. Meiklejohn certain severance payments in the event his employment is terminated without cause or if he terminates his employment for good reason on or before the one-year anniversary of the effective time of the merger. See "—Future Services to Brookline—Employment Letter Agreement with Mr. Meiklejohn" above.

(11)
Represents an amount equal to the sum of the following: (a) $42,667, which is equal to the prorated 2011 bonus, assuming the merger closed on May 20, 2011; and (b) 2.00 times the sum of Mr. Wischnowsky's base salary of $247,200 plus the amount of the target bonus under the Annual Executive Incentive Plan of $111,240, which represents 45% of the base salary for Mr. Wischnowsky.

(12)
Represents the estimated cost of continuing life, health, dental and accident insurance premiums for 36 months, assuming the current premiums increase by 10% on January 1st of each year, which amount is discounted to present value using a discount rate equal to 0.67%.

(13)
Represents the sum of the following amounts: (a) $40,274, which is the estimated cost of continuing life, health, dental and accident insurance premiums for 24 months, assuming the current premiums increase by 10% on January 1st of each year, which amount is discounted to present value using a discount rate equal to 0.67%; and (b) $12,000, which equals the value of providing outplacement services for a period of 12 months.

(14)
Mr. Meiklejohn will not receive welfare benefits or outplacement services under his current employment agreement with BancorpRI and BankRI because the employment letter agreement that he entered into with Brookline supersedes and replaces his current employment agreement.

(15)
Represents the sum of the following amounts: (a) $40,162, which is the estimated cost of continuing life, health, dental and accident insurance premiums for 24 months, assuming the current premiums increase by 10% on January 1st of each year, which amount is discounted to present value using a discount rate equal to 0.67%; and (b) $12,000, which equals the value of providing outplacement services for a period of 12 months.

(16)
Represents the amount of the tax indemnification amount payable to Ms. Simmons under her current employment agreement. See "—Change in Control Benefits Under Current BancorpRI and BankRI Agreements—Reimbursement for Excise Taxes" above.

(17)
Represents the amount of the cut-back in payments otherwise due to Mr. Wischnowsky under his current employment agreement. See "—Change in Control Benefits Under Current BancorpRI and BankRI Agreements—Reimbursement for Excise Taxes" above.

PROPOSAL NO. 2—ADVISORY (NON-BINDING) VOTE ON GOLDEN PARACHUTE
COMPENSATION

        In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, BancorpRI's board of directors is providing shareholders with the opportunity to cast an advisory vote on the "golden parachute" compensation payable to the named executive officers of BancorpRI in connection with the merger at the special meeting through the following resolution:

        "RESOLVED, that the compensation that may be paid or become payable to BancorpRI named executive officers in connection with the merger, as disclosed in the table entitled "Golden Parachute Compensation", together with the accompanying narrative discussion relating to the named executive officers' golden parachute compensation and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in the section of this proxy statement/prospectus titled "Interests of BancorpRI Directors and Executive Officers in the Merger" is hereby APPROVED."

        The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement. Accordingly, you may vote to approve this Proposal 2 and not to approve Proposal 1, and vice versa. Because the vote is advisory in nature only, it will not be binding on either BancorpRI or BankRI regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable to such payment, if the merger agreement is approved and the merger is completed.

        THE BANCORPRI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANCORPRI SHAREHOLDERS VOTE "FOR" APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE GOLDEN PARACHUTE COMPENSATION PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF BANCORPRI IN CONNECTION WITH THE MERGER.

 THE MERGER AGREEMENT

        The following is a brief summary of the significant provisions of the merger agreement by and between Brookline and BancorpRI. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement carefully and in its entirety.

Structure of the Merger

        The merger agreement provides for the merger of BancorpRI with and into Brookline. The surviving corporation in the merger will be Brookline and BankRI will become a wholly-owned subsidiary of Brookline.

Closing of the Merger

        The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of Brookline and BancorpRI. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Rhode Island.

        We currently expect that the merger will become effective during the fourth quarter of 2011; however, because the merger is subject to a number of conditions, we cannot predict the actual timing of the closing of the merger.

Boards of Directors of the Surviving Corporation and BankRI

        Upon completion of the merger, Brookline will expand the size of its board of directors by two seats and designate Merrill W. Sherman, President and Chief Executive Officer of BancorpRI, and one other director of BancorpRI as mutually agreed upon by Brookline and BancorpRI to serve as directors with terms expiring in 2014. The board of directors of BankRI immediately following the merger will consist of the current directors of BankRI, with the substitution of Paul A. Perrault, Chief Executive Officer of Brookline, for Ms. Sherman.

Merger Consideration

        In the merger, each outstanding share of BancorpRI common stock will be converted into the right to receive, at the election of the holder, either:

  •
  $48.25 in cash, without interest (which is referred to as the cash consideration); or

  •
  4.686 shares of Brookline common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration);

subject to the allocation and proration procedures described below. Subject to these procedures, you may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Brookline common stock.

        No fractional shares of Brookline common stock will be issued in connection with the merger. Instead, each BancorpRI shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of Brookline common stock on NASDAQ for the ten consecutive trading days ending on the fifth business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.

        No interest will be paid on any cash merger consideration.

 Election Procedures

        No less than 20 business days prior to the anticipated closing date of the merger, each holder of record of BancorpRI common stock will be sent an election form and other appropriate and customary transmittal materials which will permit each BancorpRI shareholder:

  •
  to elect to receive $48.25 per share in cash, without interest, in exchange for all shares of BancorpRI common stock held by the shareholder;

  •
  to elect to receive 4.686 shares of Brookline common stock, plus cash in lieu of any fractional share, in exchange for all shares of BancorpRI common stock held by the shareholder;

  •
  to elect to receive the cash consideration with respect to a portion of the shares of BancorpRI common stock held by the shareholder and the stock consideration with respect to the remaining shares of BancorpRI common stock held by the shareholder; or

  •
  to make no election with respect to the consideration to be received in exchange for the shareholder's shares of BancorpRI common stock.

        If your shares or a portion of your shares of BancorpRI common stock are held in "street name" by a broker, bank or other nominee, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your broker, bank or other nominee in advance of the election deadline in order to allow your broker, bank or other nominee sufficient time to make an election as described above. Brookline will publicly announce the election deadline. "Street name" holders of BancorpRI common stock may be subject to an election deadline earlier than the announced election deadline applicable to record holders. Therefore, you should carefully read any materials you receive from your broker, bank or other nominee. If you instruct a broker, bank or other nominee to submit an election for your shares, you must follow such broker's, bank's or other nominee's directions for revoking or changing those instructions.

        If you hold a portion of your shares in an individual retirement account and the remaining portion of your shares is held directly in your name, you will receive two election forms: one for your shares held in the individual retirement account and one for the shares held directly in your name.

        An election form must be either accompanied by the BancorpRI stock certificates as to which the election is being made, or must be accompanied by an appropriate guarantee of delivery of those stock certificates. Any election form may be revoked or changed by the person submitting such election form to the exchange agent by written notice to the exchange agent only if such notice of revocation or change is actually received by the exchange agent at or prior to the election deadline. Stock certificates relating to any revoked election form will be promptly returned without charge.

        In order to be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern time, on the 25th day following the mailing date of the election form to BancorpRI shareholders, unless Brookline and BancorpRI have mutually agreed to another date and time as the election deadline, which date will be at least five business days prior to the anticipated closing date of the merger and publicly announced by Brookline as soon as practicable prior to the election deadline. BancorpRI shareholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form along with the stock certificate(s) in advance of the election deadline.

        If a BancorpRI shareholder either:

  •
  does not submit a properly completed election form in a timely fashion; or

  •
  revokes his, her or its election form prior to the deadline for the submission of the election form and does not resubmit a properly completed election form by the election form deadline,

the shares of BancorpRI common stock held by the shareholder will be designated non-election shares. The exchange agent will have reasonable discretion in determining whether any election, revocation or change was properly or timely made and to disregard any immaterial defects in the election form.

        If you have a preference for receiving either cash or Brookline common stock for your shares of BancorpRI common stock, you should return the election form indicating your preference. BancorpRI shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of BancorpRI shares being converted into the right to receive cash and Brookline common stock. If you do not make an election, you will be allocated cash and/or Brookline common stock depending entirely on the elections made by other BancorpRI shareholders. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive due to the allocation procedures described below.

        The market price of Brookline common stock will fluctuate between the date of this proxy statement/prospectus, the date of your election and the effective time of the merger. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Brookline common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Brookline common stock, you should carefully read the section of this proxy statement/prospectus titled "Material Federal Income Tax Consequences" beginning on page 86.

        All election forms will be automatically revoked, and all BancorpRI stock certificates returned, if the exchange agent is notified in writing by Brookline and BancorpRI that the merger agreement has been terminated.

Allocation Procedures

        A shareholder's ability to elect to receive cash or shares of Brookline common stock in exchange for shares of BancorpRI common stock in the merger is subject to allocation procedures set forth in the merger agreement. These allocation procedures are designed to ensure that 2,347,000 shares of BancorpRI common stock, or approximately 50% of the total number of shares of BancorpRI common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Brookline common stock, and the remaining shares of BancorpRI common stock will be converted into cash. In the event that the tax opinions to be delivered at closing cannot be rendered as a result of the merger failing to satisfy the "continuity of interest" requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, Brookline will increase the stock consideration to the minimum extent necessary to enable the tax opinions to be rendered; however, Brookline will not be obligated to increase the stock consideration such that approval of Brookline stockholders would be required to consummate the merger under NASDAQ rules.

        Whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other BancorpRI shareholders. You may not receive the form of consideration that you elect in the merger, and you may instead receive a pro-rata amount of cash and Brookline common stock.

        Through the use of examples, we illustrate below the possible adjustments to elections in connection with these allocation procedures. The first of our three examples assumes you make an effective stock election with respect to all of your BancorpRI shares. The second example assumes you make no election with respect to your BancorpRI shares. Finally, the third example assumes that you make an effective cash election with respect to all of your BancorpRI shares. You should note, however, that you are not required to elect to receive only cash or only Brookline common stock. You may instead elect to receive cash with respect to a portion of your BancorpRI shares and shares of Brookline common stock with respect to the rest of your BancorpRI shares. You also should note that the examples below are included for illustrative purposes only, and the pro-rated amounts of cash and stock that a shareholder may receive in the merger are subject to the application of the allocation provisions in the merger agreement by the exchange agent, including the exchange agent's procedures for rounding the various amounts.

        Allocation if Too Many Shares of Brookline Common Stock are Elected.    If BancorpRI shareholders elect to receive more Brookline common stock than Brookline has agreed to issue in the merger, then all BancorpRI shareholders who elected to receive cash or who have made no election would receive the cash consideration with respect to their BancorpRI shares, and all BancorpRI shareholders who elected to receive Brookline common stock would receive a pro-rata portion of the available shares of Brookline common stock calculated in the manner described below.

  EXAMPLE #1:    Assume that (1) 4,600,000 shares of BancorpRI common stock are outstanding immediately prior to the merger, (2) holders of 3,500,000 shares of BancorpRI common stock have made effective stock elections, (3) holders of 900,000 shares of BancorpRI common stock have made effective cash elections and (4) holders of 200,000 shares of BancorpRI common stock have made no election with respect to their shares. You hold 1,000 BancorpRI shares and have made an effective election to receive the stock consideration for those shares. In this example, pro-ration would be required with respect to the BancorpRI shareholders who elected the stock consideration because shareholders have elected to receive Brookline common stock in the merger with respect to more than 2,347,000 shares of BancorpRI common stock.

  EXPLANATION #1:

  Step 1.    Derive the stock fraction: the stock fraction equals the stock conversion number divided by the aggregate number of BancorpRI shares for which an effective stock election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock conversion number is the number of shares of BancorpRI common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 2,347,000 shares of BancorpRI common stock. The stock fraction for the example above is calculated as follows:

stock conversion number	=	2,347,000 shares	=	0.671
stock election shares		3,500,000 shares

  Step 2.    Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of BancorpRI shares as to which you have made an effective stock election. This amount is then multiplied by the exchange ratio of 4.686. The pro-rated stock consideration for the example above is calculated as follows:

    0.671 × 1,000 = 671

    671 × 4.686 = 3,144.3 shares of Brookline common stock

  Because no fractional shares of Brookline common stock will be issued in the merger, you would receive 3,144 shares of Brookline common stock and cash for the additional 0.3 fractional share.

  Step 3.    Derive the cash consideration: the cash consideration that you will receive for your BancorpRI shares is the product of $48.25, multiplied by the remaining number of BancorpRI shares as to which you made an effective stock election. The cash consideration for the example above is calculated as follows:

    $48.25 × (1,000 - 671) = $48.25 × 329 = $15,874.25

  Thus, in this example, if you own 1,000 shares of BancorpRI common stock and have made an effective stock election for all of those shares, you would receive (subject to rounding):

    •
    3,144 shares of Brookline common stock;

    •
    cash for the 0.3 fractional share of Brookline common stock; and

    •
    $15,874.25 in cash.

        Allocation if Too Few Shares of Brookline Common Stock are Elected.    If BancorpRI shareholders elect less Brookline common stock than the merger agreement provides for Brookline to issue in the merger, then all shares with respect to which BancorpRI shareholders have elected to receive stock consideration would be converted into the right to receive Brookline common stock, and the shares for which BancorpRI shareholders have elected to receive cash or with respect to which no election was made would be treated in the manner illustrated below.

  EXAMPLE #2:    Assume that (1) 4,600,000 shares of BancorpRI common stock are outstanding immediately prior to the merger, (2) holders of 2,200,000 shares of BancorpRI common stock have made effective stock elections, (3) holders of 2,100,000 shares of BancorpRI common stock have made effective cash elections and (4) holders of 300,000 shares of BancorpRI common stock have made no election with respect to their shares. You hold 1,000 BancorpRI shares and have made no election with respect to those shares. In this example, pro-ration would be required with respect to the shareholders who made no election with respect to their BancorpRI shares because holders of less than 2,347,000 of the outstanding BancorpRI shares have elected to receive Brookline common stock in the merger, and the shortfall is less than the number of non-election shares.

  EXPLANATION #2:

  Step 1.    Derive the shortfall number: the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of BancorpRI shares with respect to which the stock consideration was elected. The stock conversion number is the number of shares of BancorpRI common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 2,347,000 shares of BancorpRI common stock. The shortfall number for the example above is calculated as follows:

    2,347,000 - 2,200,000 = 147,000 shares

  Step 2.    Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (147,000 shares) is less than the number of non-election shares (300,000 shares). As a result, all BancorpRI shares with respect to which an effective cash election was made would be converted into the right to receive the cash consideration, and the holders of non-election shares would receive a mix of stock consideration and cash consideration.

  Step 3.    Derive the stock fraction: the stock fraction equals the shortfall number divided by the aggregate number of BancorpRI shares for which no election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number	=	147,000 shares	=	0.49
non-election shares		300,000 shares

  Step 4.    Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of BancorpRI shares as to which you have made no election. This amount is then multiplied by the exchange ratio of 4.686. The pro-rated stock consideration for the example above is calculated as follows:

    0.49 × 1,000 = 490

    490 × 4.686 = 2,296.1 shares of Brookline common stock

  Because no fractional shares of Brookline common stock will be issued in the merger, you would receive 2,296 shares of Brookline common stock and cash for the additional 0.1 fractional share.

  Step 5.    Derive the cash consideration: the cash consideration that you will receive for your BancorpRI shares is the product of $48.25, multiplied by the remaining number of BancorpRI shares as to which you made no election. The cash consideration for the example above is calculated as follows:

    $48.25 × (1,000 - 490) = $48.25 × 510 = $24,607.50

  Thus, in this example, if you own 1,000 shares of BancorpRI common stock and made no election with respect to those shares, you would receive (subject to rounding):

    •
    2,296 shares of Brookline common stock;

    •
    cash for the 0.1 fractional share of Brookline common stock; and

    •
    $24,607.50 in cash.

  EXAMPLE #3:    Assume that (1) 4,600,000 shares of BancorpRI common stock are outstanding immediately prior to the merger, (2) holders of 2,000,000 shares of BancorpRI common stock have made effective stock elections, (3) holders of 2,500,000 shares of BancorpRI common stock have made effective cash elections and (4) holders of 100,000 shares of BancorpRI common stock have made no election with respect to their shares. You hold 1,000 BancorpRI shares and have made an effective election to receive the cash consideration for those shares. In this example, pro-ration would be required with respect to the shareholders who made cash elections with respect to their BancorpRI shares because holders of less than 2,347,000 of the outstanding BancorpRI shares have elected to receive stock in the merger, and the shortfall is more than the number of non-election shares.

  EXPLANATION #3:

  Step 1.    Derive the shortfall number: the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of BancorpRI shares with respect to which the stock consideration was elected. The stock conversion number is the number of shares of BancorpRI common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 2,347,000 shares of BancorpRI common stock. The shortfall number for the example above is calculated as follows:

    2,347,000 - 2,000,000 = 347,000 shares

  Step 2.    Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (347,000 shares) is greater than the number of non-election shares (100,000 shares). As a result, all BancorpRI shares with respect to which no election was made would be converted into the right to receive the stock consideration, and the holders of shares with respect to which an effective cash election was made would receive a mix of stock consideration and cash consideration.

  Step 3.    Derive the stock fraction: the stock fraction equals the amount by which the shortfall number exceeds the total number of non-election shares, divided by the aggregate number of BancorpRI shares for which an effective cash election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number - non-election shares	=	(347,000 - 100,000)	=	247,000	=	0.10
cash election shares		2,500,000		2,500,000

  Step 4.    Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of BancorpRI shares as to which you have made an effective cash election. This amount is then multiplied by the exchange ratio of 4.686. The pro-rated stock consideration for the example above is calculated as follows:

    0.10 × 1,000 = 100

    100 × 4.686 = 468.6 shares of Brookline common stock

  Because no fractional shares of Brookline common stock will be issued in the merger, you would receive 468 shares of Brookline common stock and cash for the additional 0.6 fractional share.

  Step 5.    Derive the cash consideration: the cash consideration that you will receive for your BancorpRI shares is the product of $48.25, multiplied by the remaining number of BancorpRI shares as to which you made an effective cash election. The cash consideration for the example above is calculated as follows:

    $48.25 × (1,000 - 100) = $48.25 × 900 = $43,425

  Thus, in this example, if you own 1,000 shares of BancorpRI common stock and made an effective cash election for all of those shares, you would receive (subject to rounding):

    •
    468 shares of Brookline common stock;

    •
    cash for the 0.6 fractional share of Brookline common stock; and

    •
    $43,425 in cash.

Exchange of BancorpRI Stock Certificates for Brookline Stock Certificates

        On or before the closing date of the merger, Brookline will cause to be delivered to the exchange agent certificates representing the shares of Brookline common stock to be issued in the merger. In addition, Brookline will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate amount of cash consideration payable in the merger, including an estimated amount of cash to be paid in lieu of fractional shares of Brookline common stock. Brookline has selected American Stock Transfer & Trust Company to act as exchange agent in connection with the merger.

        BancorpRI shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline will automatically receive the merger consideration allocated to them promptly following completion of the allocation procedures.

        As promptly as practicable following the effective time of the merger, the exchange agent will mail to each BancorpRI shareholder of record at the effective time of the merger who did not previously surrender BancorpRI stock certificates with a properly completed election form, a letter of transmittal and instructions for use in surrendering the shareholder's BancorpRI stock certificates. When such BancorpRI shareholders deliver their BancorpRI stock certificates to the exchange agent with a properly completed and duly executed letter of transmittal and any other required documents, their

BancorpRI stock certificates will be cancelled and in exchange BancorpRI shareholders will receive, as allocated to them:

  •
  a Brookline stock certificate representing the number of whole shares of Brookline common stock that they are entitled to receive under the merger agreement;

  •
  a check representing the amount of cash that they are entitled to receive under the merger agreement; and/or

  •
  a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

        No interest will be paid or accrued on any cash constituting merger consideration.

        BancorpRI shareholders who are receiving the stock consideration in the merger are not entitled to receive any dividends or other distributions on Brookline common stock with a record date after the closing date of the merger until they have surrendered their BancorpRI stock certificates in exchange for a Brookline stock certificate. After the surrender of their BancorpRI stock certificates, BancorpRI shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Brookline common stock.

Treatment of BancorpRI Equity Awards

        At the effective time of the merger, BancorpRI will terminate its equity plans. Each option granted under BancorpRI's equity plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been previously exercised or cancelled, will be cancelled at the effective time of the merger. In exchange for the cancellation of an option, the holder of that option will be entitled to receive a cash payment from BancorpRI in an amount equal to the product of:

  •
  the number of BancorpRI shares provided for in the option; and

  •
  the excess, if any, of $48.25 over the exercise price per share provided in the option.

        This cash payment will be made without interest and will be net of all applicable withholding taxes. As of    •    , there were outstanding options to purchase    •    shares of BancorpRI common stock.

        At the effective time of the merger, each restricted stock award granted under BancorpRI's equity plans will vest in full and no longer be subject to any forfeiture or vesting requirements, and all such shares of BancorpRI common stock will be considered outstanding shares whose holders will be entitled to receive election forms and to receive the merger consideration.

        At the effective time of the merger, each performance share award granted to any BancorpRI employee under BancorpRI's equity plans will be cancelled. In exchange for the cancellation of a performance share award, the holder of that performance share award will be entitled to receive a cash payment from BancorpRI in an amount equal to the product of:

  •
  $48.25; and

  •
  the number of performance shares earned in accordance with the terms governing such award as of the effective time of the merger, based on performance calculated through the last day of the calendar quarter ending immediately prior to the closing of the merger. For purposes of determining whether performance shares have been earned, BancorpRI's earnings per share will be calculated without deducting any merger-related expenses or any expense attributable to the acceleration of vesting of restricted stock awards in connection with the merger.

        This cash payment will be made without interest and will be net of all applicable withholding taxes. As of    •    , there were     •    outstanding performance share awards.

        At the effective time of the merger, each restricted stock unit award granted to non-employee directors under BancorpRI's equity plans will vest in full and no longer be subject to any forfeiture or vesting requirements, and the holder of that restricted stock unit award will be entitled to receive a cash payment from BancorpRI in an amount equal to the product of:

  •
  $48.25; and

  •
  the number of restricted stock units provided in the restricted stock unit award.

Conditions to the Merger

        The obligations of BancorpRI and Brookline to consummate the merger are subject to the fulfillment of the following conditions:

  •
  the merger agreement being approved by the requisite affirmative vote of the shareholders of BancorpRI;

  •
  Brookline and BancorpRI having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement, all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any term, condition or restriction that Brookline reasonably determines would prohibit or materially limit the ownership or operation by BancorpRI or Brookline of all or any material portion of the business or assets of BancorpRI or Brookline, or compel Brookline to dispose of or hold separate all or any material portion of the business or assets of BancorpRI or Brookline (a "burdensome condition");

  •
  the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the consummation of the transactions contemplated by the merger agreement; and

  •
  the registration statement, of which this proxy statement/prospectus is a part, being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness.

        In addition, the obligation of Brookline to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

  •
  each of the representations and warranties of BancorpRI contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on BancorpRI;

  •
  each and all of the agreements and covenants of BancorpRI to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;

  •
  Brookline having received a certificate from the chief executive officer and chief financial officer of BancorpRI with respect to compliance with the foregoing conditions; and

  •
  Brookline having received an opinion from its tax counsel that the merger will be treated for federal income tax purposes as a "reorganization" under Section 368(a) of the Code.

        The obligations of BancorpRI to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

  •
  each of the representations and warranties of Brookline contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Brookline;

  •
  each and all of the agreements and covenants of Brookline to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;

  •
  BancorpRI having received a certificate from the chief executive officer and chief financial officer of Brookline with respect to compliance with the foregoing conditions; and

  •
  BancorpRI having received an opinion from its tax counsel that the merger will be treated for federal income tax purposes as a "reorganization" under Section 368(a) of the Code.

        "Material adverse effect" when used in reference to BancorpRI or Brookline, means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of BancorpRI or Brookline, taken as a whole, or (b) would reasonably be expected to prevent BancorpRI or Brookline from performing its obligations under the merger agreement or consummating the transactions contemplated by the merger agreement; however, material adverse effect does not include the impact of:

  •
  any fact, change, event, development, effect or circumstance arising after the date of the merger agreement affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on BancorpRI or Brookline, taken as a whole);

  •
  any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting after the date of the merger agreement, which affects generally entities such as BancorpRI or Brookline, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on BancorpRI or Brookline, taken as a whole);

  •
  actions and omissions of BancorpRI or Brookline taken with the prior written consent of the other party in furtherance of the transactions contemplated by the merger agreement or otherwise permitted to be taken by BancorpRI or Brookline under the merger agreement;

  •
  any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by the merger agreement;

  •
  any failure by BancorpRI or Brookline to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period; and

  •
  changes in the trading price or trading volume of Brookline's common stock.

Termination

        The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

  •
  by mutual written consent of the parties;

  •
  by Brookline or BancorpRI if the merger is not consummated by March 31, 2012, unless the terminating party's failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

  •
  by Brookline or BancorpRI if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), and the breach cannot be or has not been cured within 30 days of written notice of the breach and such breach would entitle the non-breaching party not to consummate the transactions contemplated by the merger agreement;

  •
  by Brookline or BancorpRI if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of any regulatory authority, or any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, provided that the terminating party has used its reasonable best efforts to have the order, injunction or decree lifted;

  •
  by Brookline or BancorpRI if the required approval of the merger agreement by the BancorpRI shareholders is not obtained;

  •
  by Brookline, if the BancorpRI board of directors:

  •
  withdraws, qualifies, amends, modifies or withholds its recommendation to the BancorpRI shareholders to vote in favor of the merger agreement or makes any statement, filing or release that is inconsistent with the recommendation;

  •
  materially breaches its obligation to call, give notice of and commence the special meeting;

  •
  approves or recommends another acquisition proposal;

  •
  fails to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Brookline;

  •
  fails to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within five business days of being requested to do so by Brookline; or

  •
  resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above;

  •
  by Brookline if BancorpRI breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers;

  •
  by BancorpRI in connection with entering into a definitive agreement to effect a superior proposal; or

  •
  by BancorpRI, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the latest of the date, which is referred to as the determination date, on which (1) all regulatory approvals have been received, and (2) the approval of the merger agreement by the BancorpRI shareholders is obtained, if both of the following conditions are satisfied:

  •
  the average of the daily closing sales prices of a share of Brookline common stock as reported on NASDAQ for the ten consecutive trading days immediately preceding the determination date is less than $8.278 (which represents 80% of the average of the daily closing sales prices of a share of Brookline common stock, as reported on NASDAQ, for the ten consecutive trading days immediately preceding the date of the merger agreement); and

  •
  the number obtained by dividing the average of the daily closing sales prices of a share of Brookline common stock as reported on NASDAQ for the ten consecutive trading days immediately preceding the determination date by the average of the daily closing sales prices of a share of Brookline common stock, as reported on NASDAQ, for the ten consecutive trading days immediately preceding the date of the merger agreement is less than the quotient obtained by dividing the average of the closing prices of the NASDAQ Bank Index on each of the ten consecutive trading days immediately preceding the determination date by the average of the closing prices of the NASDAQ Bank Index for the ten consecutive trading days immediately preceding the date of the merger agreement, minus 0.20.

    If the BancorpRI board of directors exercises the termination right described above, Brookline will have the option to increase the amount of Brookline common stock to be provided to BancorpRI shareholders such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If Brookline elects to increase the exchange ratio pursuant to the preceding sentence, no termination will occur.

        Under the merger agreement, an "acquisition proposal" means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Brookline), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An "acquisition transaction" means:

  •
  any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BancorpRI or any of its subsidiaries;

  •
  any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of BancorpRI or any of its subsidiaries representing, in the aggregate, 15% or more of the assets of BancorpRI and its subsidiaries on a consolidated basis;

  •
  any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of BancorpRI or any of its subsidiaries;

  •
  any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of BancorpRI or any of its subsidiaries; or

  •
  any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

        For purposes of the termination fee provisions described below, all references to 15% in the definition of "acquisition transaction" shall instead refer to 50%.

Termination Fee

        Under the terms of the merger agreement, BancorpRI must pay Brookline a termination fee of $8.9 million if:

  •
  Brookline terminates the merger agreement as a result of the BancorpRI board of directors:

  •
  withdrawing, qualifying, amending, modifying or withholding its recommendation to the BancorpRI shareholders to vote in favor of the merger agreement or making any statement, filing or release that is inconsistent with the recommendation;

  •
  materially breaching its obligation to call, give notice of and commence the special meeting;

    •
    approving or recommending another acquisition proposal;

    •
    failing to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Brookline;

    •
    failing to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within five business days of being requested to do so by Brookline; or

    •
    resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

  •
  Brookline terminates the merger agreement as a result of a material breach by BancorpRI of the provisions in the merger agreement prohibiting the solicitation of other offers;

  •
  BancorpRI terminates the merger agreement in connection with entering into a definitive agreement to effect a superior proposal;

  •
  Brookline or BancorpRI terminates the merger agreement as a result of:

  •
  the failure of the BancorpRI shareholders to approve the merger agreement, or the merger not having been consummated by March 31, 2012 due to the failure of the BancorpRI shareholders to approve the merger agreement, and both

  •
  an acquisition proposal with respect to BancorpRI has been publicly announced, disclosed or otherwise communicated to the BancorpRI board of directors or senior management of BancorpRI prior to March 31, 2012 or prior to the special meeting, as applicable; and

  •
  within 12 months of termination of the merger agreement, BancorpRI recommends to its shareholders another acquisition proposal or enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or

  •
  Brookline terminates the merger agreement as a result of a material breach by BancorpRI of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:

  •
  an acquisition proposal with respect to BancorpRI has been publicly announced, disclosed or otherwise communicated to the BancorpRI board of directors or senior management of BancorpRI prior to such breach or during the related cure period; and

  •
  within 12 months of termination of the merger agreement, BancorpRI recommends to its shareholders another acquisition proposal or enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

No Solicitation

        BancorpRI has agreed that neither it nor its subsidiaries nor any of its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other of its agents (which we refer to as BancorpRI's representatives) will, directly or indirectly:

  •
  initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

  •
  participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Brookline) any information or data with respect to BancorpRI or any of its subsidiaries or otherwise relating to an acquisition proposal;

  •
  release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which BancorpRI is a party; or

  •
  enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

        If BancorpRI receives a bona fide unsolicited written acquisition proposal that did not result from a breach by BancorpRI of any of the provisions in the merger agreement as discussed above, the BancorpRI board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to BancorpRI or any of its subsidiaries or otherwise relating to the acquisition proposal if:

  •
  the BancorpRI board of directors first determines in good faith, (1) after consultation with its outside legal counsel and a nationally recognized, independent financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (2) after consultation with its outside legal counsel, that it is required to take such actions to comply with its fiduciary duties to its shareholders under applicable law;

  •
  BancorpRI has provided Brookline with at least three business days' prior notice of such determination; and

  •
  prior to furnishing or affording access to any information or data with respect to BancorpRI or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with BancorpRI containing terms no less favorable to BancorpRI than those contained in its confidentiality agreement with Brookline.

        A "superior proposal" means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the BancorpRI board of directors determines in its good faith judgment, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation:

  •
  would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of BancorpRI's common stock or all, or substantially all, of the assets of BancorpRI and its subsidiaries on a consolidated basis;

  •
  would result in a transaction that:

  •
  involves consideration to the BancorpRI shareholders that is more favorable, from a financial point of view, than the consideration to be paid to BancorpRI shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing; and

  •
  is, in light of the other terms of such proposal, more favorable to BancorpRI shareholders than the merger and the transactions contemplated by the merger agreement; and

  •
  is reasonably likely to be completed on the terms proposed,

in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

        BancorpRI has agreed to promptly, and in any event within 24 hours, notify Brookline in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BancorpRI or any of its representatives, in each case in connection with any acquisition proposal. Any such notice will indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request, the material terms and conditions of any proposals or offers and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, copies of these materials, except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement. BancorpRI is also required to keep Brookline informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

        BancorpRI has also agreed to promptly provide Brookline with any non-public information about BancorpRI or any of its subsidiaries provided to any other person that was not previously provided to Brookline.

        In addition, under the merger agreement, BancorpRI agreed that its board of directors, or any committee of the board, will not:

  •
  withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Brookline in connection with the transactions contemplated by the merger agreement (including the merger), its recommendation that BancorpRI shareholders vote to approve the merger agreement;

  •
  fail to reaffirm its recommendation that BancorpRI shareholders vote to approve the merger agreement within five business days following a request by Brookline;

  •
  make any statement, filing or release, in connection with the special meeting or otherwise, inconsistent with its recommendation that BancorpRI shareholders vote to approve the merger agreement (including taking a neutral position or no position with respect to an acquisition proposal);

  •
  approve or recommend, or propose to approve or recommend, any acquisition proposal; or

  •
  enter into any letter of intent, agreement in principle, acquisition agreement or other agreement:

  •
  related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

  •
  requiring BancorpRI to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

        However, prior to the date of the special meeting of shareholders, the BancorpRI board of directors may withdraw, qualify, amend or modify its recommendation that BancorpRI shareholders vote to approve the merger agreement if the BancorpRI board reasonably determines in good faith, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the BancorpRI shareholders under applicable law. In the event that the BancorpRI board makes this determination, BancorpRI must provide five business days' prior written notice to Brookline that its board has decided that a bona fide unsolicited written acquisition proposal that BancorpRI received (that did not result from a breach of the no solicitation provisions of the merger agreement) constitutes a superior proposal. During the five business days after Brookline's receipt of the notice of a superior proposal, BancorpRI and its board must cooperate and negotiate in good faith with Brookline to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable BancorpRI to proceed with its board's original recommendation with respect to the merger agreement without requiring BancorpRI to approve or recommend to its shareholders a superior proposal and withdraw, qualify or modify its board's recommendation with respect to the merger agreement. At the end of the five business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Brookline during that period, the BancorpRI board must again determine in good faith, after consultation with outside legal counsel, that:

  •
  it is required to approve or recommend to its shareholders a superior proposal and withdraw, qualify, amend or modify its recommendation with respect to the merger agreement to comply with its fiduciary duties to its shareholders under applicable law; and

  •
  the acquisition proposal is a superior proposal.

BancorpRI Shareholders Meeting

        BancorpRI has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the registration statement of which this proxy statement/prospectus is a part becomes effective, subject to extension with the consent of Brookline) to consider and vote upon the approval of the merger agreement and any other matter required to be approved by the shareholders of BancorpRI in order to consummate the merger. BancorpRI also has agreed to ensure that the shareholders meeting is called, noticed, convened, held and conducted in compliance with Rhode Island law, BancorpRI's articles of incorporation and bylaws, applicable rules of NASDAQ and all other applicable legal requirements.

NASDAQ Listing

        Under the terms of the merger agreement, to the extent required by NASDAQ, Brookline will file a notice of additional listing of shares with NASDAQ with respect to the shares of Brookline common stock to be issued to the holders of BancorpRI common stock in the merger, and use its reasonable best efforts to cause such shares to be approved for quotation on NASDAQ.

Indemnification and Insurance

        Indemnification.    Under the merger agreement, Brookline has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of BancorpRI or any of its subsidiaries, as provided in the articles of incorporation and bylaws of BancorpRI, similar governing documents of a BancorpRI subsidiary or in applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger will survive the merger.

        Directors' and Officers' Insurance.    The merger agreement provides for BancorpRI to purchase an extended reporting period endorsement under its existing directors' and officers' liability insurance coverage prior to the effective time of the merger in a form acceptable to BancorpRI. This extended reporting period endorsement will provide BancorpRI's directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms at least as favorable to the insured persons as, the directors' and officers' liability insurance coverage presently maintained by BancorpRI so long as the aggregate cost is less than 250% of the annual premium currently paid by BancorpRI for such insurance. In the event that this premium limit is insufficient for such coverage, BancorpRI may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Conduct of Business Pending the Merger

        Under the merger agreement, BancorpRI has agreed that, until the effective time of the merger or the termination of the merger agreement, BancorpRI and its subsidiaries will not, except as expressly permitted by the merger agreement or with the prior written consent of Brookline:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice;

  •
  fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates;

  •
  take any action that would reasonably be expected to adversely affect the ability of either BancorpRI or Brookline to obtain any necessary regulatory approval required to complete the transactions contemplated by the merger agreement or adversely affect BancorpRI's ability to perform any of its material obligations under the merger agreement;

  •
  issue, sell or otherwise permit to become outstanding any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to stock options or stock based awards outstanding on the date of the merger agreement;

  •
  accelerate the vesting of any existing stock options or other equity rights;

  •
  effect a split, dividend, recapitalization or reclassification of its capital stock;

  •
  declare or pay any dividend or other distribution on its capital stock other than:

  •
  regular quarterly cash dividends not to exceed the rate paid during the fiscal quarter immediately preceding the date of the merger agreement; or

  •
  dividends paid by wholly-owned subsidiaries to BancorpRI or any other wholly-owned subsidiary of BancorpRI;

  •
  directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options;

  •
  enter into or amend any employment, severance or similar arrangement with any director, officer, employee or consultant, grant any salary or wage increase, increase any employee benefit, or make any bonus or incentive payments except for normal increases in compensation to employees in the ordinary course of business consistent with past practice, as may be required by law, to satisfy existing contractual obligations and for bonus payments in the ordinary course of business consistent with past practice;

  •
  enter into, establish, adopt, or amend any benefit plans or any agreement, arrangement, plan or policy between BancorpRI and any of its directors, officers or employees, except as required by law, to satisfy contractual obligations or for amendments that do not increase benefits or result in increased administrative costs;

  •
  hire any member of senior management or other key employee, elect to any office any person who is not a member of BancorpRI's management team as of the date of the merger agreement or elect to the BancorpRI board of directors any person who is not a member of the BancorpRI board of directors as of the date of the merger agreement, except for the hiring of at-will employees at an annual rate of salary not to exceed $100,000 in the ordinary course of business;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of BancorpRI's assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction, that, together with all other such transactions, is not material to BancorpRI and its subsidiaries taken as a whole;

  •
  amend its articles of incorporation or bylaws;

  •
  acquire all or any portion of the assets, business, securities, deposits or properties of any other entity, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

  •
  except for any emergency repairs to real or personal property owned by BancorpRI, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $100,000 in the aggregate;

  •
  enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;

  •
  settle any litigation, which settlement involves payment by BancorpRI or any of its subsidiaries of any amount that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of BancorpRI or any of its subsidiaries after the effective time of the merger, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect;

  •
  enter into any new material line of business;

  •
  change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;

  •
  introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

  •
  file any application or make any contract with respect to branching or site location or branching or site relocation;

  •
  enter into any derivative transactions;

  •
  incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice);

  •
  prepay any indebtedness or other similar arrangements so as to cause BancorpRI or any of its subsidiaries to incur any prepayment penalty;

  •
  assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

  •
  acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment of a type or in an amount not in accordance with BancorpRI's investment policy or any other debt security other than in accordance with BancorpRI's investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with BancorpRI's investment policy;

  •
  make, increase or purchase any loan if, as a result of such action, the total commitment to the borrower and the borrower's affiliates would equal or exceed $5,000,000;

  •
  renegotiate, renew, increase, extend, modify or purchase any existing loan rated "special mention" or lower by BankRI in an amount equal to or greater than $2,000,000;

  •
  invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice;

  •
  foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a phase I environmental assessment of the property, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of hazardous material;

  •
  change its accounting principles, practices or methods other than as may be required by changes in laws or regulations or by generally accepted accounting principles;

  •
  make or change any material (affecting or relating to more than $50,000 or more of taxable income) tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended tax return, fail to timely file any material tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, surrender any material right to claim a refund of taxes, consent to any material extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any material tax return or the payment of any material tax;

  •
  change its loan policies or procedures except as required by a governmental authority;

  •
  knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the merger;

  •
  take any action that is intended or is reasonably likely to result in:

  •
  any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger;

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied; or

  •
  a material violation of any provision of the merger agreement; or

  •
  agree or commit to do any of these prohibited activities.

        Brookline has agreed that, except as permitted by the merger agreement or otherwise consented to by BancorpRI in writing, it will not:

  •
  knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the merger;

  •
  acquire all or any portion of the assets, business, securities, deposits or properties of any other entity, other than (1) by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice or (2) any real property or improvements for use in Brookline's business; or

  •
  take any action that is intended or is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

        The agreements relating to the conduct of BancorpRI's and Brookline's business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this proxy statement/prospectus as Annex A.

Employee Benefits

        Under the terms of the merger agreement, from and after the effective time of the merger, Brookline will provide the employees of BancorpRI and any of its subsidiaries who remain employed after the effective time of the merger with at least the types and levels of comparable employee benefits as those provided to similarly-situated employees of Brookline. Brookline also has the right in its sole discretion to terminate, merge or continue any of BancorpRI's employee benefit plans. To the extent that BancorpRI's employees become eligible to participate in Brookline's employee benefit plans after the merger, Brookline will:

  •
  provide each employee with eligibility and vesting credit, but not benefit accrual credit with respect to defined benefit plans and not for participation in the Brookline Bank employee stock ownership plan, equal to the amount of service credited by BancorpRI prior to the merger;

  •
  subject to the terms of Brookline's employee plans, not treat any employee of BancorpRI or any of its subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of Brookline for any pre-existing medical condition, except to the extent such employee was treated as a "new" employee under the BancorpRI health plan; and

  •
  subject to the terms of Brookline's employee plans, provide for any deductibles, co-payments or out-of-pocket expenses paid under BancorpRI's health plans to be credited toward deductibles, co-payments or out-of-pocket expenses under Brookline's health plans upon delivery to Brookline of appropriate documentation.

        In addition, Brookline has agreed to allocate an aggregate amount of up to $685,000 among certain of BancorpRI's employees to be distributed pursuant to letter agreements executed by Brookline and certain BancorpRI employees. Brookline has also agreed to honor severance guidelines in connection with the termination of employment of any of BancorpRI's employees. Brookline also agreed to cause BancorpRI and its subsidiaries to honor and continue to be obligated to perform all contractual rights of current and former employees of BancorpRI or any of its subsidiaries existing as of the date of the merger agreement.

Charitable Commitments

        As provided in the merger agreement, Brookline is committed to supporting charitable activities in the communities which BancorpRI serves consistent with BancorpRI's past practices.

Other Covenants

        The merger agreement also contains covenants relating to the preparation and distribution of this proxy statement/prospectus and all requisite regulatory filings.

Representations and Warranties

        The merger agreement contains representations and warranties that Brookline and BancorpRI made solely to each other as of specific dates. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the schedules referenced in the merger agreement that each party delivered to the other in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among Brookline and BancorpRI rather than establishing matters as facts. Accordingly, they should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

        The merger agreement contains reciprocal representations and warranties of Brookline and BancorpRI relating to:

  •
  due organization, existence, good standing and corporate authority;

  •
  capitalization;

  •
  corporate power;

  •
  corporate authority;

  •
  no violation or breach of certain organizational documents, agreements and governmental orders;

  •
  corporate records;

  •
  compliance with laws;

  •
  litigation;

  •
  SEC documents and filings;

  •
  absence of certain changes;

  •
  taxes and tax returns;

  •
  employee benefit programs;

  •
  labor matters;

  •
  environmental matters;

  •
  regulatory capitalization;

  •
  loans and nonperforming and classified assets;

  •
  Community Reinvestment Act, anti-money laundering and customer information security compliance;

  •
  brokers; and

  •
  deposit insurance.

        The merger agreement contains additional representations and warranties by BancorpRI relating to:

  •
  subsidiaries;

  •
  insurance;

  •
  intellectual property;

  •
  material agreements and defaults;

  •
  property and leases;

  •
  inapplicability of takeover laws;

  •
  investment securities;

  •
  investment management and related activities;

  •
  derivative transactions;

  •
  repurchase agreements; and

  •
  transactions with affiliates.

        The merger agreement also contains additional representations and warranties by Brookline and its subsidiaries relating to the sufficiency of funds to complete the merger.

        None of the representations and warranties by either party survives the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement/prospectus as Annex A.

Expenses

        Each party will pay all fees and expenses it incurs in connection with the merger agreement and the related transactions, except that Brookline and BancorpRI will share equally any printing costs and SEC filing and registration fees.

Amendments

        Brookline and BancorpRI may amend the merger agreement by executing a written amendment approved by the boards of directors of Brookline and BancorpRI. However, after approval of the merger agreement by the shareholders of BancorpRI, no amendment of the merger agreement may be made which by law requires further approval of the BancorpRI shareholders without obtaining that approval.

Regulatory Approvals Required for the Merger

        Before Brookline and BancorpRI may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators, as summarized in the following paragraphs.

        Federal Reserve Board.    Brookline must seek the prior written approval of the Board of Governors of the Federal Reserve System, or the FRB, pursuant to Sections 3(a)(3) and 3(a)(5) of the Bank Holding Company Act of 1956, as amended, or the BHCA, to merge with BancorpRI and thereby acquire control of BancorpRI's wholly-owned subsidiary, BankRI.

        The FRB's determination whether to approve the merger is subject to certain requirements. Because Brookline is headquartered in Massachusetts and BancorpRI maintains its principal place of business in Rhode Island, Section 3(d) of the BHCA requires that the FRB determine that Brookline is at least adequately capitalized and adequately managed, or, if the determination is made after July 21, 2011, "well-capitalized" and "well-managed," under criteria determined by the FRB. The FRB also may not approve the merger unless BankRI has been in existence for the minimum amount of time, up to five years, required by state law. Rhode Island law presently does not impose a minimum age requirement. In addition, the FRB may not approve the merger unless, following the merger, Brookline's subsidiary banks will not control deposits that exceed 10% of all deposits controlled by insured depository institutions in the United States or 30% of deposits controlled by insured depository institutions in Rhode Island, unless state law imposes a lower deposit concentration limit. Rhode Island law presently does not impose a lower limit.

        In addition, the FRB generally will not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. The FRB also may not approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. However, the FRB may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The FRB is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. The consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977. Consideration of financial resources generally focuses on capital adequacy.

        Brookline and BancorpRI may not complete the merger before 30 calendar days following the FRB's approval of the merger or, if the FRB has not received any adverse comments from the Attorney General of the United States concerning the competitive effect of the merger, such shorter period of time as the FRB may permit that does not end sooner than 15 calendar days following the FRB's approval. During this waiting period, the Attorney General may, but is not expected to, commence an action to stay the effectiveness of the FRB's approval and prevent the merger. The FRB or the Attorney General may challenge the merger on competitive grounds, and may require Brookline to divest certain of its banking subsidiaries' branches in order to complete the merger. The level of divestitures that the FRB and the Attorney General may require might be unacceptable. In addition, the FRB may require BancorpRI to divest certain of its non-bank subsidiaries before Brookline may acquire BancorpRI or require Brookline to commit to divest such non-bank subsidiaries subsequent to the merger. Such divestures could delay the date of completion of the merger or may diminish the benefits of the merger.

        State Regulatory Filings.    Brookline is seeking the written approval of the Massachusetts Board of Bank Incorporation, or the BBI, pursuant to Massachusetts General Laws, Chapter 167A, Sections 2 and 4. Brookline is also seeking the written approval of the Director of the Rhode Island Division of Banking of the Department of Business Regulation, or the RI Director, pursuant to Title 19, Chapter 7, Section 2 (and, to the extent applicable, Title 19, Chapter 8, Section 1) of the Rhode Island General Laws.

        In determining whether to approve the merger, the BBI must consider whether the merger will unreasonably affect competition and whether public convenience and advantage will be promoted. The BBI must also consider whether the merger will result in "net new benefits" in Massachusetts, which include consideration of factors such as initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank's delineated local community and such other matters as may be deemed to benefit the community. Before the BBI may approve the merger, the BBI must receive confirmation from the Massachusetts Housing Partnership Fund that Brookline has made certain arrangements with the Massachusetts Housing Partnership Fund with respect to any assets to be acquired by Brookline in connection with the merger that are located in Massachusetts.

        In deciding whether to approve the merger, the RI Director will consider, in addition to such other factors as he or she deems appropriate, whether the merger will: (1) promote the safety and soundness of the acquired financial institution and the convenience and advantage of the communities served by the acquired financial institution; and (2) is likely to have a significant impact upon Rhode Island's economy, employment levels and tax base.

        Prior to the date of the special meeting, Brookline and BancorpRI will have filed all applications and notices and have taken or will take all other appropriate action with respect to any requisite approvals or other action of any governmental authority.

THE VOTING AGREEMENTS

        The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement, which is attached to this proxy statement/prospectus as Annex B and incorporated into this proxy statement/prospectus by reference.

        In connection with the merger agreement, Brookline entered into voting agreements with BancorpRI's directors and executive officers and their affiliates, consisting of Merrill W. Sherman, Linda H. Simmons, Mark J. Meiklejohn, Robert H. Wischnowsky, Daniel W. West, Anthony F. Andrade, John R. Berger, Richard L. Bready, Malcolm G. Chace (and certain trusts and other affiliates of Mr. Chace), Ernest J. Chornyei, Jr. (and a trust affiliated with Mr. Chornyei), Meredith A. Curren, Edward J. Mack II, Michael E. McMahon, Bogdan Nowak, Pablo Rodriguez, M.D., Cheryl W. Snead and John A. Yena. In the voting agreements, each of these shareholders has agreed to vote, and granted Brookline an irrevocable proxy and power of attorney to vote, all of his, her or its shares of BancorpRI common stock:

  •
  in favor of approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger;

  •
  against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of BancorpRI contained in the merger agreement or of the shareholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to BancorpRI's and Brookline's respective obligations to consummate the merger; and

  •
  against another acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the transactions contemplated by the merger agreement.

        Under the voting agreements, each of the shareholders also agreed not to, and not to permit any of his, her or its affiliates, to:

  •
  initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;

  •
  participate in any discussions or negotiations regarding another acquisition proposal, or furnish, or otherwise afford access, to any person (other than Brookline) any information or data with respect to BancorpRI or any of its subsidiaries or otherwise relating to another acquisition proposal;

  •
  enter into any agreement, agreement in principle or letter of intent with respect to another acquisition proposal;

  •
  solicit proxies or become a participant in a solicitation with respect to another acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;

  •
  initiate a shareholders' vote or action by consent of BancorpRI's shareholders with respect to another acquisition proposal; or

  •
  except by reason of the voting agreement, become a member of a group with respect to any voting securities of BancorpRI that takes any action in support of another acquisition proposal.

        In addition, except under limited circumstances, these shareholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of BancorpRI common stock while the voting agreements are in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or mutual written agreement of Brookline and the shareholder.

        As of    •    , there were    •    shares of BancorpRI common stock subject to the voting agreements, which represented approximately    •    of the outstanding shares of BancorpRI common stock as of that date.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of material United States federal income tax consequences of the merger of Brookline and BancorpRI. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder's individual circumstances or tax status. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to BancorpRI shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular BancorpRI shareholder.

        The following discussion may not apply to particular categories of holders of shares of BancorpRI common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold BancorpRI capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of BancorpRI common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

The Merger

        Based on facts and representations and assumptions regarding factual matters that were provided by Brookline and BancorpRI and that are consistent with the state of facts that Brookline and BancorpRI believe will be existing as of the effective time of the merger, Goodwin Procter LLP and Hinckley, Allen & Snyder LLP are each of the opinion that the merger, when consummated in accordance with the terms of the merger agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. If the merger is treated as a "reorganization," neither Brookline nor BancorpRI will recognize any taxable gain or loss as a result of the merger.

        The federal income tax consequences of the merger to a BancorpRI shareholder generally will depend on whether the shareholder receives cash, Brookline common stock or a combination of cash and stock in exchange for the shareholder's shares of BancorpRI common stock.

Receipt of Solely Brookline Common Stock

        A BancorpRI shareholder who receives solely Brookline common stock in exchange for all of that shareholder's shares of BancorpRI common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share of Brookline common stock. The shareholder's tax basis in the Brookline common stock received pursuant to the merger will equal that shareholder's tax basis in the shares of BancorpRI common stock being exchanged, reduced by any amount allocable to a fractional share of Brookline common stock for which cash is received. The holding period of Brookline common stock received will include the holding period of the shares of BancorpRI common stock being exchanged.

 Receipt of Solely Cash

        A BancorpRI shareholder who receives solely cash in exchange for all of that shareholder's shares of BancorpRI common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's aggregate tax basis for such shares of BancorpRI common stock, which gain or loss will be long-term capital gain or loss if such shares of BancorpRI common stock were held for more than one year. If, however, any such BancorpRI shareholder constructively owns shares of BancorpRI common stock that are exchanged for shares of Brookline common stock in the merger or owns shares of Brookline common stock actually or constructively after the merger, such actual or constructive ownership of Brookline common stock may prevent any gain recognized in the merger from qualifying for capital gain rates and instead result in any gain being treated as the distribution of a dividend. Under the constructive ownership rules of the Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your shares of BancorpRI common stock will be treated as a dividend.

Receipt of Brookline Common Stock and Cash

        A BancorpRI shareholder who receives both Brookline common stock and cash consideration in exchange for all of his, her or its shares of BancorpRI common stock generally will recognize gain, but not loss, to the extent of the lesser of:

  •
  the excess, if any, of (a) the sum of the aggregate fair market value of the Brookline common stock received (including any fractional share of Brookline common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of common stock) over (b) the shareholder's aggregate tax basis in the shares of BancorpRI common stock exchanged in the merger; and

  •
  the amount of cash received by the shareholder.

        For this purpose, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of BancorpRI common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, in which case such gain will be treated as a dividend to the extent of the shareholder's ratable share of the undistributed accumulated earnings and profits of BancorpRI. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your BancorpRI common stock will be treated as a dividend.

        The shareholder's aggregate tax basis in the Brookline common stock received pursuant to the merger will equal that shareholder's aggregate tax basis in the shares of BancorpRI common stock being exchanged, reduced by any amount allocable to a fractional share of Brookline common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by that shareholder in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares

        No fractional shares of Brookline common stock will be issued in the merger. A BancorpRI shareholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Brookline. A BancorpRI shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the BancorpRI common stock exchanged was held for more than one year.

Tax Opinions

        Tax opinions of Goodwin Procter LLP and Hinckley, Allen & Snyder LLP have been filed as Exhibits 8.1 and 8.2, respectively, to the registration statement of which this proxy statement/prospectus is a part. Additionally, it is a condition to the obligations of Brookline and BancorpRI to complete the merger that Brookline receive an opinion of Goodwin Procter LLP, counsel to Brookline, and that BancorpRI receive an opinion of Hinckley, Allen & Snyder LLP, counsel to BancorpRI, each dated as of the closing date of the merger and each to the effect that, based on representations of Brookline and BancorpRI and on certain customary assumptions and conditions, the merger will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition.

        The tax opinions delivered or to be delivered to Brookline and to BancorpRI in connection with the merger are not binding on the Internal Revenue Service, or the IRS, or the courts, and neither Brookline nor BancorpRI have sought or will seek any ruling from the IRS, regarding any matters relating to the merger. Consequently, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions contained in the tax opinions delivered to Brookline or BancorpRI, or the federal income tax consequences of the merger described in this proxy statement/prospectus.

Backup Withholding

        Non-corporate holders of BancorpRI common stock may be subject to information reporting and backup withholding on any cash payments they receive. BancorpRI shareholders will not be subject to backup withholding, however, if they:

  •
  furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

  •
  are otherwise exempt from backup withholding.

        If withholding results in an overpayment of taxes, a refund or credit against a BancorpRI shareholder's United States federal income tax liability may be obtained from the IRS, provided the shareholder furnishes the required information to the IRS. A holder that does not furnish their correct TIN may be subject to penalties imposed by the IRS.

Reporting Requirements

        BancorpRI shareholders who receive Brookline common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Other Tax Consequences

        The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

COMPARISON OF STOCKHOLDER RIGHTS

        As a shareholder of BancorpRI, a Rhode Island corporation, your rights are governed by Rhode Island law, BancorpRI's articles of incorporation, as currently in effect, and BancorpRI's bylaws, as currently in effect. When the merger becomes effective, you will become a stockholder of Brookline, a Delaware corporation, if you receive the stock consideration for any portion of your BancorpRI shares. As a Brookline stockholder, your rights will be governed by Delaware law, Brookline's certificate of incorporation, as in effect from time to time, and Brookline's bylaws, as in effect from time to time.

        The following discussion of the similarities and material differences between the rights of BancorpRI shareholders under Rhode Island law and the articles of incorporation and bylaws of BancorpRI and the rights of Brookline stockholders under Delaware law and the certificate of incorporation and bylaws of Brookline is only a summary, and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and refer to the documents discussed below for a more complete understanding of the differences between your rights as a BancorpRI shareholder and your rights as a Brookline stockholder. This discussion is qualified in its entirety by reference to Rhode Island law and Delaware law and the full texts of the certificate of incorporation and bylaws of Brookline and the articles of incorporation and bylaws of BancorpRI.

Capitalization

        Brookline.    The total authorized capital stock of Brookline consists of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of    •    , there were    •    shares of common stock and no shares of preferred stock issued and outstanding.

        BancorpRI.    The total authorized capital stock of BancorpRI consists of 10,000,000 shares of common stock, par value $0.01 per share, 1,000,000 shares of non-voting common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of    •    , there were     •    shares of common stock issued and outstanding and no shares of non-voting common stock or preferred stock issued and outstanding.

        Both Brookline and BancorpRI may issue preferred stock without shareholder approval.

Notice of Stockholder Meetings

        Brookline.    In accordance with Delaware law, Brookline's bylaws provide that written notice of any stockholders' meeting must be given to each stockholder entitled to vote not less than ten nor more than 60 days before the meeting.

        BancorpRI.    In accordance with Rhode Island law, BancorpRI's bylaws provide that written notice of any shareholders' meeting must be given to each shareholder entitled to vote not less than ten nor more than 60 days before the meeting date.

        Accordingly, Brookline and BancorpRI must provide the same written notice of any shareholders' meetings.

Right to Call Special Meetings

        Brookline.    Under Delaware law, a special meeting of stockholders may be called by the board of directors, or by the person or persons authorized to do so by the certificate of incorporation or the bylaws. Brookline's certificate of incorporation and bylaws authorize the calling of a special meeting of stockholders by a majority of the board of directors, subject to the rights, if any, of preferred stockholders.

        BancorpRI.    Under Rhode Island law, a special meeting of shareholders may be called by the board of directors or by a person or persons authorized by the articles of incorporation or bylaws. BancorpRI's bylaws authorize the calling of a special meeting of shareholders by the Chairman of the BancorpRI board of directors or the President of BancorpRI or by a majority of the directors then in office.

        Accordingly, neither Brookline stockholders nor BancorpRI shareholders have the right to call a special meeting.

Actions by Written Consent of Stockholders

        Brookline.    Under Delaware law, unless otherwise precluded by the certificate of incorporation, stockholders may act by written consent in lieu of a meeting. Brookline's certificate of incorporation and bylaws preclude stockholder action by written consent.

        BancorpRI.    Under Rhode Island law, shareholders may take action by written consent in lieu of a meeting, provided that the written consent is signed by all shareholders entitled to vote at a meeting. In addition, under Rhode Island law, shareholders may take action by written consent in lieu of a meeting if the written consent is signed by less than all the shareholders entitled to vote at a meeting, provided that such action is authorized by the articles of incorporation. The BancorpRI articles of incorporation do not authorize shareholder action by written consent in lieu of a meeting unless the written consent is signed by all shareholders entitled to vote at a meeting.

        Accordingly, Brookline stockholders may not take action by written consent in lieu of a meeting, while BancorpRI shareholders may take action by written consent with the consent of all shareholders entitled to vote at a meeting.

Rights of Dissenting Stockholders

        Brookline.    Under Delaware law, stockholders may, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than:

  •
  shares of stock of the surviving corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed on a national securities exchange or held by more than 2,000 holders of record;

  •
  cash in lieu of fractional shares or fractional depositary receipts described above; or

  •
  any combination of the foregoing.

        Delaware law permits a corporation to provide appraisal rights in its certificate of incorporation in the case of a charter amendment, any merger or consolidation in which the corporation is a constituent corporation or a sale of all or substantially all of the assets of the corporation.

        BancorpRI.    Under Rhode Island law, a shareholder is entitled to dissent from, and obtain the fair value of his or her shares in connection with, (1) any plan of merger to which the corporation is a party unless the corporation is the surviving corporation and shareholder approval was not required under Rhode Island law to approve such plan of merger and (2) any sale or exchange of all or substantially all of the property and assets of a corporation where shareholder approval was required under Rhode Island law, if such shareholder has not voted in favor of the proposed corporate action. Unless otherwise provided for in the articles of incorporation, there is no right to dissent for the holders of the shares of any class or series which, on the date fixed to determine the shareholders entitled to receive notice of the proposed transaction, were:

  •
  registered on a national securities exchange or included as national market securities in the national association of securities dealers automated quotations system or any successor national market system; or

  •
  held of record by not less than 2,000 shareholders.

        The organizational documents of Brookline and BancorpRI do not grant appraisal rights in addition to those provided by Delaware and Rhode Island law, respectively. As a result, Brookline stockholders and BancorpRI shareholders have appraisal rights only in connection with certain mergers and business combinations.

Board of Directors—Number, Removal and Classification

        Brookline.    Under Delaware law, the board of directors of a Delaware corporation must consist of one or more members with the number of directors to be fixed as provided in the certificate of incorporation or bylaws, and that the directors may be divided into one, two, or three classes by the certificate of incorporation or by a bylaw adopted by the stockholders. Brookline's certificate of incorporation and bylaws provide that the number of directors on the board will be fixed solely and exclusively by resolution of the board of directors. Brookline currently has ten directors. Brookline's certificate of incorporation provides that the directors will be divided into three classes, as nearly equal in number as reasonably possible, with the term of one class expiring each year. Brookline's certificate of incorporation prohibits cumulative voting rights in the election of directors.

        Delaware law also provides that any director, or the entire board of directors, may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, unless the certificate of incorporation provides otherwise, a director, or the entire board, of a corporation whose board is classified may only be removed for cause. Brookline's certificate of incorporation provides that a director may be removed only for cause and only by the affirmative vote of at least 80% of the outstanding shares entitled to vote generally in the election of directors.

        BancorpRI.    Rhode Island law provides that the board of directors of a Rhode Island corporation must consist of one or more directors. Under Rhode Island law, the number of directors is fixed by, or in the manner provided in, the articles of incorporation or bylaws. BancorpRI's articles of incorporation provide that the BancorpRI board of directors will consist of no fewer than five nor more than 15 directors, as determined by the affirmative vote of a majority of the directors then in office. BancorpRI's articles of incorporation also provide that the directors will be divided into three classes, as nearly equal in number as possible, with the term of one class expiring each year. BancorpRI currently has 12 directors. BancorpRI's articles of incorporation prohibit cumulative voting rights in the election of directors.

        Rhode Island law provides that shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. BancorpRI's articles of incorporation provide that any director may be removed at any time, for cause, by either (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of BancorpRI voting stock or (2) the affirmative vote of not less than two-thirds of the directors then in office. BancorpRI's articles of incorporation also provide that any or all of the directors may be removed without cause by an affirmative vote of the holders of not less than two-thirds of the outstanding shares of BancorpRI voting stock.

        Each of Brookline and BancorpRI has a classified board of directors. The board of directors of each of Brookline and BancorpRI may set the number of directors, subject, in the case of BancorpRI, to the 15 director maximum set forth in the BancorpRI articles of incorporation. Directors of Brookline may be removed only for cause and only with the affirmative vote of at least 80% of the outstanding shares entitled to vote, while directors of BancorpRI may be removed with or without cause. BancorpRI directors can be removed with or without cause by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of BancorpRI voting stock, or BancorpRI directors can be removed with cause by the affirmative vote of not less than two-thirds of the directors then in office.

Filling Vacancies on the Board of Directors

        Brookline.    Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the holders of any class or series of stock are entitled to elect one or more directors, then vacancies and newly created directorships of that class or series may be filled by a majority of directors, or the sole remaining director.

        Brookline's certificate of incorporation and bylaws provide that newly created directorships or any vacancies in the board of directors may be filled only by a majority vote of the directors then in office, though less than a quorum, subject to the rights, if any, of preferred stockholders to elect directors and fill board vacancies. Any vacancy resulting from an increase in the number of directors may be filled by the board of directors for a term of office expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

        BancorpRI.    Under Rhode Island law, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors. BancorpRI's articles of incorporation and bylaws provide that any vacancies in the board of directors and any newly created directorships resulting from any increase in the number of directors may be filled only by the affirmative vote of a majority of the board of directors then in office, although less than a quorum. Any vacancy resulting from an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

        Accordingly, vacancies on the boards of each of Brookline and BancorpRI may be filled by a majority of the remaining directors.

Preemptive Rights

        Preemptive rights generally allow a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances.

        Brookline.    Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders have no preemptive rights. Brookline's certificate of incorporation does not provide preemptive rights.

        BancorpRI.    Under Rhode Island law, unless the articles of incorporation provide otherwise, shareholders have preemptive rights in certain circumstances. BancorpRI's articles of incorporation state that holders of BancorpRI common stock do not have preemptive rights.

        Accordingly, neither Brookline stockholders nor BancorpRI shareholders have preemptive rights.

Dividends

        Brookline.    Brookline's bylaws provide that the board of directors may declare dividends from time to time in accordance with applicable law. Under Delaware law, the board of directors may declare and pay dividends out of either its surplus or net profits (if no surplus) for the year in which dividends are announced and/or the preceding fiscal year.

        BancorpRI.    BancorpRI's articles of incorporation provide that holders of BancorpRI common stock will be entitled to such dividends as may be declared by the board of directors.

        Under Rhode Island law, a corporation may make a distribution to its shareholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution:

  •
  the corporation would be insolvent; or

  •
  the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (unless such preferential rights are waived by a majority of the shareholders entitled to such preferential rights, voting by class).

        The FRB has the authority to prohibit Brookline and BancorpRI from paying dividends if such payment is deemed to be an unsafe or unsound practice.

        Thus, Brookline and BancorpRI are each subject to substantially the same restrictions on declaring dividends.

Stockholder Nominations and Proposals

        Brookline.    Brookline's bylaws include advance notice and informational requirements for any proposal that a stockholder wishes to bring before an annual meeting of stockholders. In order to be properly brought before a meeting, a stockholder proposal must be received by the corporation no less than 90 days prior to the anniversary date of the mailing of proxy materials by Brookline in connection with the immediately preceding annual meeting of Brookline's stockholders. In the event that less than 100 days' notice of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

        BancorpRI.    BancorpRI's bylaws include advance notice and informational requirements for any proposal that a shareholder wishes to bring before an annual meeting of shareholders. A shareholder's notice of a proposal will be timely if delivered to BancorpRI's corporate secretary not less than 60 days nor more than 150 days prior to the scheduled annual meeting. If less than 70 days' notice of the date of the scheduled annual meeting is given or made, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or such public disclosure was made.

        Both Brookline stockholders and BancorpRI shareholders have the ability to bring proposals before an annual meeting of shareholders, subject to certain procedural requirements.

Amendments to Charter

        Brookline.    Under Delaware law, an amendment to the certificate of incorporation requires a board resolution setting forth the amendment proposed, declaring its advisability, and directing that such amendment be considered by stockholders at a special meeting or the next annual meeting, and approval by a majority of the outstanding stock entitled to vote on the amendment, unless the certificate of incorporation imposes a greater approval requirement. Brookline's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of Brookline capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to amend or repeal certain specified provisions in the certificate of incorporation.

        BancorpRI.    Under Rhode Island law, unless the articles of incorporation impose a greater approval requirement, an amendment to the articles of incorporation requires a board resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of shareholders, and approval by the holders of a majority of the shares entitled to vote on the amendment. If any class of shares is entitled to vote on the amendment as a class, approval of the proposed amendment also requires the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class on the amendment. BancorpRI's articles of incorporation provide that an amendment to the articles of incorporation must be proposed by the affirmative vote of two-thirds of the directors then in office and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a duly constituted meeting, or in the case of an amendment to certain specified provisions in the articles of incorporation, by no less than two-thirds of the total votes eligible to be cast at a duly constituted meeting.

        Accordingly, amendments to each of Brookline's and BancorpRI's charters may be approved by a majority of all the votes entitled to be cast at a meeting, except that amendments to certain provisions in BancorpRI's articles of incorporation require approval of at least two-thirds of the total votes eligible to be cast at a duly constituted meeting, and amendments to certain provisions in Brookline's certificate of incorporation require the approval of at least 80% of the voting power of all of the then-outstanding shares of Brookline capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendments to Bylaws

        Brookline.    Under Delaware law, stockholders may amend or repeal bylaws. Brookline's certificate of incorporation and bylaws provide that the board of directors may amend, alter or repeal bylaws with the approval of two-thirds of the directors, and that the stockholders may also amend, alter or repeal the bylaws, at an annual or special meeting, with the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of Brookline capital stock entitled to vote generally in the election of directors, voting together as a single class.

        BancorpRI.    Under Rhode Island law, the bylaws may be amended by the shareholders, or, unless otherwise provided in the articles of incorporation or bylaws, by the board of directors. BancorpRI's articles of incorporation provide that the board of directors may adopt, alter, amend or repeal the bylaws with the affirmative vote of at least two-thirds of the directors then in office, provided that any such amendments to the bylaws by the board of directors may be changed by the vote of two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders. BancorpRI's articles of incorporation further provide that the shareholders may adopt, alter, amend or repeal the bylaws but only upon the approval of such amendment by a majority of the directors then in office and by the affirmative vote of at least two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

        Both BancorpRI and Brookline permit their directors to amend their bylaws. Both Brookline and BancorpRI require at least a two-thirds vote of the directors to amend their respective bylaws. Brookline stockholders may amend the bylaws by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of Brookline capital stock entitled to vote generally in the election of directors, voting together as a single class. BancorpRI's articles of incorporation provide that the shareholders may amend the bylaws but only upon the approval of such amendment by a majority of the directors then in office and by the affirmative vote of at least two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

Stockholder Approval of a Merger

        Brookline.    In order to approve a merger under Delaware law, a corporation's board of directors must adopt a resolution approving an agreement and plan of merger and declaring its advisability to the stockholders. The merger agreement also must be approved by the holders of a majority of the outstanding stock entitled to vote on the merger, unless the certificate of incorporation requires a greater vote, provided that no vote of the stockholders is required if:

  •
  the corporation is the surviving corporation;

  •
  the merger does not involve the amendment of the corporation's certificate of incorporation;

  •
  each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of the surviving corporation after the effective date of the merger; and

  •
  the securities issued by the corporation in the merger do not exceed 20% of the common stock of the corporation outstanding immediately prior to the effective date of the merger. Brookline's certificate of incorporation provides for a greater vote only in the case of a business combination involving an interested stockholder.

        BancorpRI.    In order to approve a merger under Rhode Island law, a corporation's board of directors must adopt a resolution approving a plan of merger and directing that the plan of merger be submitted to a vote at a meeting of shareholders. At the meeting of shareholders, the plan of merger also must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the plan of merger, unless any class of shares is entitled to vote as a class, in which event, approval of the plan of merger also requires the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class on it. Unless the articles of incorporation provide otherwise, no vote of shareholders is required if:

  •
  the plan of merger does not amend the articles of incorporation;

  •
  the plan of merger does not involve the issuance or transfer of shares possessing more than 20% of the total combined voting power of all classes of shares then entitled to vote for the election of directors which will be outstanding immediately after the merger; and

  •
  each shareholder whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical preferences, limitations, and relative rights, immediately after the effective date of change. BancorpRI's articles of incorporation provide for a greater vote only in the case of a business combination involving an interested shareholder.

        Both Brookline stockholders and BancorpRI shareholders have substantially the same voting rights in connection with the approval of a merger transaction.

Anti-Takeover Provisions

        Under the Delaware General Corporation Law, or the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity if the transaction is caused by the interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder. There is an exception to the three-year waiting period requirement if:

  •
  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

  •
  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

  •
  the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.

        The DGCL defines the term "business combination" to include transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation. The DGCL defines the term "interested stockholder" generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL's business combination provisions in its certificate of incorporation or bylaws, but Brookline has not done so.

        Under the Rhode Island Business Combination Act of 1990, a corporation may not engage in any business combination with an "interested shareholder" for a period of five years following the date the shareholder became an interested shareholder, unless:

  •
  the board of directors of the corporation approves the business combination or transaction prior to the date the shareholder became an interested shareholder;

  •
  no earlier than five years after the interested shareholder's stock acquisition date, the holders of two-thirds of the outstanding voting stock, excluding any stock owned by the interested shareholder or any affiliate or associate of the interested shareholder, approve the business combination at a meeting called for that purpose; or

  •
  the business combination meets each of the following conditions: (1) the nature, form and adequacy of the consideration to be received by the corporation's shareholders in the business combination transaction satisfies certain specific enumerated criteria, (2) the holders of all the outstanding shares of stock of the corporation not beneficially owned by the interested shareholder are entitled to receive the specified consideration in the business combination transaction and (3) the interested shareholder may not acquire additional shares of voting stock of the corporation, except in certain specifically identified transactions.

        The restrictions prescribed by the Rhode Island Business Combination Act will not be applicable to any business combination:

  •
  involving a corporation that does not have a class of voting stock registered under the Securities Exchange Act of 1934, unless the articles of incorporation provide otherwise;

  •
  involving a corporation that did not have a class of voting stock registered under the Securities Exchange Act of 1934 at the time the corporation's articles of incorporation were amended to provide that the corporation is to be subject to the Rhode Island Business Combination Act and the interested shareholder's stock acquisition date is prior to the effective date of the amendment to the articles of incorporation;

  •
  involving: (1) a corporation whose original articles of incorporation contain a provision expressly electing not to be subject to the Rhode Island Business Combination Act, (2) a corporation that adopted an amendment to its bylaws expressly electing not to be subject to the Rhode Island Business Combination Act prior to March 31, 1991 or (3) a corporation that adopts an amendment to its articles of incorporation expressly electing not to be subject to the Rhode Island Business Combination Act if the amendment to the articles of incorporation is approved by the affirmative vote of holders, other than the interested shareholders and their affiliates and associates, of two-thirds of the outstanding voting stock, excluding the voting stock of the interested shareholder; provided the amendment to the articles of incorporation is not effective until 12 months after the vote of the shareholders and will not apply to any business combination of the corporation with an interested shareholder whose stock acquisition date is on or prior to the effective date of the amendment; or

  •
  involving a corporation with an interested shareholder that became an interested shareholder inadvertently if the interested shareholder, as soon as practicable, divests itself of a sufficient number of shares so that it is no longer the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock and, but for the inadvertent ownership, was not an interested shareholder within the five-year period preceding the announcement of the business combination.

        The Rhode Island Business Combination Act defines the term "business combination" to include, among other things, transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation where such merger, consolidation or transfer of assets is with or to an interested shareholder or an affiliate or associate of an interested shareholder. The Rhode Island Business Combination Act defines the term "interested shareholder" generally as the beneficial owner, directly or indirectly, of 10% or more of the corporation's outstanding voting stock or an affiliate of the corporation who, within five years prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation's outstanding voting stock. A corporation can expressly elect not to be governed by the Rhode Island Business Combination Act in its articles of incorporation or bylaws, but BancorpRI has not done so.

        Brookline.    Brookline's certificate of incorporation requires the affirmative vote by the holders of 80% of the voting stock entitled to vote in the election of directors, in order to approve, pursuant to certain exceptions, the following types of transactions:

  •
  a merger or consolidation with any interested stockholder or any other corporation which is, or would be after such merger, an affiliate of an interested stockholder;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Brookline and its subsidiaries;

  •
  the issuance or transfer by Brookline or any subsidiary, in one transaction or a series of transactions, of any securities of Brookline or any subsidiary to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property, or a combination of such items, having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the then-outstanding common stock of Brookline and its subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of Brookline or any subsidiary;

  •
  the adoption of any plan or proposal for the liquidation or dissolution of Brookline proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; or

  •
  a reclassification of securities, reverse stock split or recapitalization of Brookline, or any merger or consolidation of Brookline with any of its subsidiaries or any other transaction, whether or not with or into or otherwise involving an interested stockholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Brookline or any subsidiary which is, directly or indirectly, owned by any interested stockholder or any affiliate of any interested stockholder.

        For purposes of Brookline's certificate of incorporation, an "interested stockholder" means:

  •
  the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of Brookline;

  •
  an affiliate of Brookline who at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of Brookline; or

  •
  an assignee of an interested person within the two-year period immediately prior to the date in question.

        However, the foregoing conditions need not be satisfied if a transaction is approved by two-thirds of the disinterested directors or the consideration to be paid to Brookline stockholders meets the fair market test described in Brookline's certificate of incorporation.

        BancorpRI.    BancorpRI's articles of incorporation require the approval of at least two-thirds of the voting power of the then-outstanding shares of BancorpRI's capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to approve the following types of transactions:

  •
  a merger or consolidation of BancorpRI or any subsidiary with any interested shareholder or any other financial institution or corporation which is, or would be after such merger, an affiliate of an interested shareholder;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder, or any affiliate of any interested shareholder, of any assets having an aggregate market value equal to 10% or more of the aggregate market value of all the assets of BancorpRI or representing 10% or more of the earning power or net income of BancorpRI;

  •
  the issuance or transfer by BancorpRI or any of its subsidiaries of any stock of BancorpRI or of any subsidiary to any interested shareholder or any affiliate of an interested shareholder in exchange for cash, securities or other property, or a combination of such items, having an aggregate market value of $100,000 or more;

  •
  the adoption of any plan or proposal for the liquidation or dissolution of BancorpRI proposed by or pursuant to any agreement, arrangement, or understanding, whether or not in writing with an interested shareholder or any affiliate of an interested shareholder; or

  •
  a reclassification of securities, including any stock split, reverse stock split or stock dividend, or recapitalization of BancorpRI, or any merger or consolidation of BancorpRI with any of its subsidiaries or any other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting stock or securities convertible into voting stock of BancorpRI or any subsidiary of BancorpRI which is, directly or indirectly, owned by an interested shareholder or any affiliate of an interested shareholder, except as a result of immaterial changes due to fractional share adjustments.

        For purposes of BancorpRI's articles of incorporation, an "interested shareholder" is:

  •
  the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of BancorpRI;

  •
  an affiliate of BancorpRI who at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of BancorpRI; or

  •
  an assignee of any shares of voting stock beneficially owned by an interested shareholder within the two-year period immediately prior to the date in question.

        However, the foregoing conditions need not be satisfied if a transaction is approved by a majority of the directors unaffiliated with any interested shareholder, or the consideration to be paid to BancorpRI shareholders meets the market value test described in BancorpRI's articles of incorporation.

Limitations on Ownership

        Brookline.    Under Brookline's certificate of incorporation, in no event shall any record owner of any outstanding Brookline common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of Brookline common stock, be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. The number of votes which may be cast by any record owner by virtue of the provisions in the certificate of incorporation in respect of Brookline common stock beneficially owned by such person owning shares in excess of the 10% limit shall be a number equal to the total number of votes which a single record owner of all Brookline common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Brookline common stock beneficially owned by such person owning shares in excess of the 10% limit.

        BancorpRI.    BancorpRI's articles of incorporation and bylaws do not provide for any limitations on ownership of BancorpRI's common stock.

        Accordingly, while Brookline's certificate of incorporation limits the ability of a beneficial owner of more than 10% of the then-outstanding shares of Brookline common stock to vote such shares, BancorpRI's articles of incorporation do not contain any such limitation.

 CERTAIN BENEFICIAL OWNERS OF
BANCORPRI COMMON STOCK

Security Ownership of 5% Beneficial Owners

        The following table sets forth certain information, as of May 20, 2011, regarding the beneficial owners of more than 5% of the outstanding BancorpRI common stock:

Name	Amount of Securities Beneficially Owned(1)	Percent Ownership(2)
Malcolm G. Chace(3)(8)	588,281	12.4%
c/o Point Gammon Corporation
One Providence Washington Plaza
Providence, RI 02903
Richard A. Grills(4)	249,995	5.3%
P.O. Box 539
Westerly, RI 02891
M3 Partners LP(5)	272,193	5.8%
215 S. State Street, Suite 1170
Salt Lake City, UT 84111
Royce & Associates, LLC(6)	261,300	5.6%
1414 Avenue of the Americas
New York, NY 10019
Merrill W. Sherman(7)(8)	291,629	6.1%
c/o Bancorp Rhode Island, Inc.
One Turks Head Place
Providence, RI 02903
Brookline Bancorp, Inc.(8)	1,185,498	24.4%
160 Washington Street
Brookline, MA 02447

(1)
All information is based upon ownership of record as reflected on the stock transfer books of BancorpRI or as reported on Schedules 13G or Schedules 13D filed under Rule 13d-1 under the Securities Exchange Act of 1934.

(2)
Percent ownership is based upon 4,683,755 shares of common stock outstanding and assumes conversion of any options exercisable by the reporting person within 60 days of May 20, 2011.

(3)
Includes (a) 32,904 shares of which are held in a grantor trust over which Mr. Chace has sole voting power and sole power to direct the disposition, (b) 11,000 shares of which are held in trust for which Mr. Chace acts as sole trustee and over which Mr. Chace has sole voting power and sole power to direct the disposition, (c) 123,523 shares of which are held in trusts for which Mr. Chace acts as co-trustee and over which Mr. Chace shares voting power and the power to direct the disposition, (d) 405,354 shares of which are held in trusts for which an immediate family member of Mr. Chace acts as a trustee and over which Mr. Chace is deemed to share voting power and the power to direct the disposition, (e) 10,000 shares are held by a non-profit corporation of which Mr. Chace is President, (f) 4,500 shares of which are owned by Mr. Chace's spouse and (g) 1,000 shares that may be acquired upon exercise of options. Mr. Chace expressly disclaims any economic or beneficial interest in 32,325 of the shares held by certain trusts referenced in clause (b) and (c) and the 10,000 shares held by a non-profit corporation referenced in clause (e) with respect to which Mr. Chace has voting power but no pecuniary interest.

(4)
Information is based on a Schedule 13G filed on March 8, 2001. All 249,995 reported shares are held in a trust over which Mr. Grills has sole voting and dispositive power.

(5)
According to a Schedule 13D filed on January 13, 2011, all 272,193 of the reported shares are owned directly by M3 Partners, L.P. ("M3 Partners"), whose general partner is M3 Funds, LLC (the "General Partner") and whose investment adviser is M3F, Inc. (the "Investment Adviser"). The General Partner and the Investment Adviser could each be deemed to be indirect beneficial owners of the reported shares, and could be deemed to share such beneficial ownership with M3 Partners. Jason A. Stock and William C. Waller are the managers of the General Partner and the managing directors of the Investment Adviser, and could be deemed to share such indirect beneficial ownership with the General Partner, the Investment Adviser and M3 Partners.

(6)
Information is based on a Schedule 13G filed on January 11, 2011. All 261,300 of the reported shares are held in an investment account managed by Royce & Associates, LLC.

(7)
Includes 20,500 shares held in a custodial account, 115,128 shares that may be acquired pursuant to options exercisable within 60 days of May 20, 2011 and 6,679 shares of restricted stock.

(8)
According to a Schedule 13D filed on April 29, 2011, Brookline may be deemed to have beneficial ownership of shares of BancorpRI common stock as a result of the voting agreements described in the section of this proxy statement/prospectus titled "The Voting Agreements" beginning on page 84 among Brookline and certain shareholders of BancorpRI. Includes options held by such BancorpRI shareholders to purchase BancorpRI common stock that are presently exercisable or will become exercisable within 60 days of May 20, 2011. According to the Schedule 13D, Brookline disclaims any beneficial ownership of these shares.

Security Ownership of Directors and Officers

        The following table sets forth certain information regarding the beneficial ownership of BancorpRI common stock as of May 20, 2011 by each BancorpRI director, each named executive officer of BancorpRI and all directors and executive officers of BancorpRI as a group.

Name of Beneficial Owner	Amount of Securities Beneficially Owned(1)	Percent Ownership(2)
John R. Berger(3)	6,169	*
Richard L. Bready(4)	4,500	*
Malcolm G. Chace(5)	588,281	12.4%
Ernest J. Chornyei, Jr.(6)	115,500	2.5%
Meredith A. Curren	5,800	*
Edward J. Mack II(7)	5,675	*
Michael E. McMahon(8)	6,500	*
Mark J. Meiklejohn(9)	32,650	*
Bogdan Nowak(10)	26,300	*
Pablo Rodriguez, M.D.(11)	5,500	*
Merrill W. Sherman(12)	291,629	6.1%
Linda H. Simmons(13)	57,258	1.2%
Cheryl W. Snead(14)	5,000	*
Daniel W. West	5,487	*
Robert H. Wischnowsky(15)	17,084	*
John A. Yena(3)	12,165	*
All Directors and Officers as a Group(16)	1,185,498	24.4%

*
Less than one percent.

(1)
If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the director or executive officer, as well as shares held by trusts of which the person is a trustee or in which he or she has a beneficial interest, and shares acquirable pursuant to options which are presently or will become exercisable within 60 days of May 20, 2011. All information with respect to beneficial ownership has been furnished by the respective directors and executive officers. Except as otherwise noted, each individual in the table above has sole voting and investment power over the shares listed. Each of the directors and executive officers listed in this table executed a voting agreement with Brookline in connection with the merger agreement. As a result, Brookline may be deemed to beneficially own the shares listed in the table. See the section in this proxy statement/prospectus titled "The Voting Agreements" on page 84 for further information.

(2)
Percentage ownership is based upon 4,683,755 shares outstanding and assumes conversion of any options exercisable by the reporting person within 60 days of May 20, 2011.

(3)
Includes 2,000 shares that may be acquired pursuant to options.

(4)
Includes 2,500 shares that may be acquired pursuant to options.

(5)
Includes (a) 32,904 shares of which are held in a grantor trust over which Mr. Chace has sole voting power and sole power to direct the disposition, (b) 11,000 shares of which are held in trust for which Mr. Chace acts as sole trustee and over which Mr. Chace has sole voting power and sole power to direct the disposition, (c) 123,523 shares of which are held in trusts for which Mr. Chace acts as co-trustee and over which Mr. Chace shares voting power and the power to direct the disposition, (d) 405,354 shares of which are held in trusts for which an immediate family member of Mr. Chace acts as a trustee and over which Mr. Chace is deemed to share voting power and the power to direct the disposition, (e) 10,000 shares are held by a non-profit corporation of which Mr. Chace is President, (f) 4,500 shares of which are owned by Mr. Chace's spouse and (g) 1,000 shares that may be acquired upon exercise of options. Mr. Chace expressly disclaims any economic or beneficial interest in 32,325 of the shares held by certain trusts referenced in clause (b) and (c) and the 10,000 shares held by a non-profit corporation referenced in clause (e) with respect to which Mr. Chace has voting power but no pecuniary interest.

(6)
Includes 4,500 shares that may be acquired pursuant to options and 108,000 shares held by a trust of which Mr. Chornyei is a beneficiary.

(7)
Includes 3,500 shares that may be acquired pursuant to options

(8)
Includes 3,000 shares that may be acquired pursuant to options.

(9)
Includes 22,077 shares that may be acquired pursuant to options and 2,501 shares of restricted stock.

(10)
Includes 5,000 shares that may be acquired pursuant to options and 10,000 shares held by an investment company of which Mr. Nowak is a control person.

(11)
Includes 4,000 shares that may be acquired pursuant to options and 500 shares held in an individual retirement account.

(12)
Includes 20,500 shares held in a custodial account, 115,128 shares that may be acquired pursuant to options and 6,679 shares of restricted stock.

(13)
Includes 44,964 shares that may be acquired pursuant to options and 3,003 shares of restricted stock.

(14)
Includes 4,500 shares that may be acquired pursuant to options.

(15)
Includes 7,544 shares that may be acquired pursuant to options and 2,523 shares of restricted stock.

(16)
Includes shares beneficially owned by Anthony F. Andrade, a former BancorpRI director who remains a director of BankRI and 272,038 shares that may be acquired pursuant to options.

SELECTED HISTORICAL FINANCIAL DATA FOR
BROOKLINE AND BANCORPRI

Brookline Selected Historical Financial and Other Data

        The following tables set forth selected historical financial and other data of Brookline for the periods and as of the dates indicated. The historical consolidated financial data as of and for each of the years in the five-year period ended December 31, 2010 have been derived in part from Brookline's audited financial statements and related notes incorporated by reference into this proxy statement/prospectus. The information at and for the three months ended March 31, 2011 and 2010 is unaudited. However, in the opinion of management of Brookline, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2011 are not necessarily indicative of a full year's operations.

	As of or for the Three Months Ended March 31,		As of or for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands, except per share data)
Selected financial condition data:
Total assets	$3,057,772	$2,639,062	$2,720,542	$2,615,884	$2,613,005	$2,418,510	$2,373,040
Loans	2,524,989	2,173,989	2,253,538	2,164,295	2,105,551	1,890,896	1,792,062
Securities available for sale	318,597	301,931	304,540	293,023	292,339	284,051	335,246
Securities held to maturity	—	111	—	112	161	189	233
Goodwill and identified intangible assets	52,423	46,030	45,112	46,336	47,824	48,879	50,893
Deposits (excluding brokered deposits)	2,118,259	1,654,767	1,810,899	1,633,687	1,327,844	1,250,337	1,210,206
Brokered deposits	—	—	—	—	26,381	67,904	78,060
Borrowings	408,194	465,509	388,569	468,766	737,418	555,023	475,898
Stockholders' equity	$497,582	$489,779	$495,443	$487,317	$493,869	$518,708	$582,893
Common shares outstanding	59,072	59,038	59,072	59,031	58,373	57,990	61,584
Selected operations data:
Interest income	$33,209	$32,830	$130,109	$139,059	$143,661	$145,542	$132,650
Interest expense	7,503	9,685	34,567	53,756	68,995	73,462	62,471

Net interest income	25,706	23,145	95,542	85,303	74,666	72,080	70,179
Provision for credit losses	1,059	1,267	3,796	9,780	11,289	6,882	2,549

Net interest income after provision for credit losses	24,647	21,878	91,746	75,523	63,377	65,198	67,630
Non-interest income	1,360	776	3,238	2,756	1,248	4,343	3,850
Non-interest expense	(13,449)	(11,700)	(48,187)	(45,131)	(42,915)	(40,183)	(36,869)

Income before income taxes	12,558	10,954	46,797	33,148	21,710	29,358	34,611
Income taxes	5,008	4,439	19,156	13,413	8,489	11,241	13,459

Net income	7,550	6,515	27,641	19,735	13,221	18,117	21,152
Less net income attributable to noncontrolling interest in subsidiary	283	162	769	535	371	375	340

Net income attributable to Brookline	$7,267	$6,353	$26,872	$19,200	$12,850	$17,742	$20,812

Stock and related per share data:
Earnings per common share(1):
Basic	$0.12	$0.11	$0.46	$0.33	$0.22	$0.30	$0.34
Diluted	0.12	0.11	0.46	0.33	0.22	0.30	0.34
Cash dividends	0.085	0.085	0.34	0.54	0.74	0.74	0.74
Book value	8.42	8.30	8.39	8.26	8.46	8.94	9.47
Market price (NASDAQ:BRKL):
High	11.68	11.13	11.63	12.50	16.00	13.55	15.91
Low	9.93	9.25	8.63	7.57	8.76	9.24	12.48
Close	$10.53	$10.64	$10.85	$9.91	$10.65	$10.16	$13.17
(footnotes on following page)

	As of or for the Three Months Ended March 31,		As of or for the Years Ended December 31,
	2011(2)	2010(2)	2010	2009	2008	2007	2006
	(Unaudited)
	(Dollar amounts in thousands)
Selected financial ratios and other data:
Performance ratios(1):
Return on average assets	1.02%	0.97%	1.01%	0.73%	0.51%	0.75%	0.89%
Return on average stockholders' equity	5.85	5.19	5.45	3.94	2.56	3.23	3.53
Interest rate spread	3.45	3.24	3.36	2.82	2.32	2.12	2.14
Net interest margin	3.74	3.65	3.71	3.34	3.10	3.16	3.13
Efficiency ratio(3)	49.69	48.91	48.78	51.25	56.53	52.58	49.80
Dividend payout ratio	70.83%	77.27%	73.91%	163.64%	336.36%	246.67%	217.65%
Capital ratios:
Total risk-based capital(4)	17.96%	19.37%	18.83%	19.35%	21.16%	22.76%	24.89%
Tier 1 risk-based capital(4)	16.71	18.12	17.58	18.10	19.91	21.51	23.64
Tangible capital(4)	14.34	15.67	15.42	15.64	16.47	18.03	19.39
Ratio of stockholders' equity to total assets	16.27	18.56	18.21	18.63	18.90	21.45	24.56
Ratio of tangible stockholders' equity to tangible assets	14.81%	17.11%	16.83%	17.16%	17.39%	19.83%	22.91%
Asset quality ratios:
Total non-accruing loans	$9,523	$6,611	$7,463	$6,233	$6,059	$2,730	$900
Other non-performing assets	1,264	1,329	703	1,430	2,136	2,669	1,059
Allowance for loan losses	30,048	30,850	29,695	31,083	28,296	24,445	23,024
Net loan charge-offs	$(700)	$(1,500)	$(5,184)	$(7,093)	$(7,742)	$(5,260)	$(2,446)
Total non-accruing loans to total loans	0.38%	0.30%	0.33%	0.29%	0.29%	0.14%	0.05%
Total non-performing assets as a percentage of total assets	0.35	0.30	0.30	0.29	0.31	0.22	0.08
Allowance for loan losses to non-accruing loans	315.5	466.6	397.9	498.7	467.0	895.4	2,558.2
Allowance for loan losses to total loans(5)	1.19	1.42	1.32	1.44	1.34	1.29	1.28
Net charge-offs to average loans	0.12%	0.28%	0.24%	0.33%	0.39%	0.28%	0.14%
Other data:
Number of banking offices	20	18	20	18	18	17	16
Full time equivalent employees	233	213	228	211	210	206	204

(1)
Computed using daily averages.

(2)
Annualized where appropriate.

(3)
Computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that Brookline believes provides investors with information that is useful in understanding Brookline's financial performance and condition.

(4)
Ratios presented for Brookline Bank.

(5)
The merger of First Ipswich Bancorp ("Ipswich") was completed on February 28, 2011. Using the acquisition method of accounting, the Ipswich allowance for loan losses was not carried over to Brookline's balance sheet. An estimate of $4,240 representing future credit losses expected to be incurred over the life of the loans acquired was recorded as a non-accretable discount. At March 31, 2011, the sum of Brookline's allowance for loan losses plus the non-accretable discount equaled 1.36% of total loans.

BancorpRI Selected Historical Financial and Other Data

        The following tables set forth selected historical financial and other data of BancorpRI for the periods and as of the dates indicated. The historical consolidated financial data as of and for each of the years in the five-year period ended December 31, 2010 have been derived in part from BancorpRI's audited financial statements and related notes incorporated by reference into this proxy statement/prospectus. The information at and for the three months ended March 31, 2011 and 2010 is unaudited. However, in the opinion of management of BancorpRI, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2011 are not necessarily indicative of a full year's operations.

	As of or for the Three Months Ended March 31,		As of or for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands, except per share data)
Selected financial condition data:
Total assets	$1,606,508	$1,586,778	$1,603,759	$1,589,946	$1,528,178	$1,476,323	$1,478,303
Loans and leases	1,154,448	1,123,838	1,155,489	1,111,847	1,077,742	1,038,132	1,004,292
Securities available for sale	361,579	365,110	360,025	381,839	326,406	335,181	343,887
Goodwill	12,262	12,262	12,262	12,239	12,019	11,772	11,317
Deposits (excluding brokered deposits)	1,065,411	1,076,929	1,090,166	1,064,808	1,012,192	994,780	986,423
Brokered deposits	36,250	30,142	30,000	33,476	30,000	20,000	30,000
Borrowings	342,854	341,334	335,289	350,757	320,015	331,703	337,097
Shareholders' equity	$130,192	$123,679	$128,678	$120,661	$149,090	$112,593	$111,570
Common shares outstanding	4,688	4,633	4,674	4,605	4,575	4,562	4,792
Selected operations data:
Interest income	$17,584	$18,352	$72,802	$75,277	$80,298	$86,070	$81,202
Interest expense	4,069	5,264	19,395	26,955	34,930	44,826	38,974

Net interest income	13,515	13,088	53,407	48,322	45,368	41,244	42,228
Provision for loan and lease losses	1,125	1,600	6,860	9,917	4,520	700	1,202

Net interest income after provision for loan and lease losses	12,390	11,488	46,547	38,405	40,848	40,544	41,026
Non-interest income	2,332	2,315	9,562	9,165	10,609	10,785	8,988
Non-interest expense	(11,269)	(10,488)	(41,203)	(39,529)	(37,886)	(38,025)	(38,727)

Income before income taxes	3,453	3,315	14,906	8,041	13,571	13,304	11,287
Income taxes	1,146	1,096	5,071	2,502	4,427	4,259	3,576

Net income	2,307	2,219	9,835	5,539	9,144	9,045	7,711
Preferred stock dividends	—	—	—	(892)	(50)	—	—
Prepayment charges and accretion of preferred shares discount	—	—	—	(1,405)	(8)	—	—

Net income available to common shareholders	$2,307	$2,219	$9,835	$3,242	$9,086	$9,045	$7,711

Stock and related per share data:
Earnings per common share(1):
Basic	$0.49	$0.48	$2.10	$0.71	$1.99	$1.89	$1.62
Diluted	0.49	0.48	2.10	0.70	1.96	1.84	1.57
Cash dividends	0.19	0.17	0.70	0.68	0.66	0.62	0.60
Book value	27.77	26.69	27.53	26.16	26.34	24.68	23.28
Market price (NASDAQ:BARI):
High	32.80	29.64	30.99	27.00	38.13	44.75	46.20
Low	28.96	23.53	23.53	15.44	19.05	32.07	32.53
Close	$30.87	$27.35	$29.09	$25.68	$21.20	$34.14	$43.25
(footnotes on following page)

	As of or for the Three Months Ended March 31,		As of or for the Years Ended December 31,
	2011(2)	2010(2)	2010	2009	2008	2007	2006
	(Unaudited)
	(Dollar amounts in thousands)
Selected financial ratios and other data:
Performance ratios(1):
Return on average assets	0.59%	0.57%	0.62%	0.36%	0.62%	0.62%	0.53%
Return on average shareholders' equity	7.25	7.32	7.73	2.66	7.99	7.91	7.25
Interest rate spread	3.27	3.22	3.24	2.85	2.72	2.29	2.50
Net interest margin	3.58	3.52	3.56	3.25	3.21	2.96	3.06
Efficiency ratio(3)	71.11	68.09	65.43	68.76	67.68	73.08	75.62
Dividend payout ratio	38.8%	35.4%	33.3%	97.1%	33.7%	33.7%	38.2%
Capital ratios:
Total risk-based capital(4)	12.71%	12.03%	12.53%	11.97%	15.48%	12.28%	13.27%
Tier 1 risk-based capital(4)	11.46	10.78	11.27	10.71	14.23	11.06	12.05
Tangible capital(4)	8.14	7.80	8.10	7.65	10.04	7.87	8.37
Ratio of shareholders' equity to total assets	8.10	7.79	8.02	7.59	9.76	7.63	7.55
Ratio of tangible common shareholders' equity to tangible assets	7.40%	7.08%	7.31%	6.87%	7.15%	6.88%	6.83%
Asset quality ratios:
Total non-performing loans and leases	$15,898	$14,369	$16,513	$18,315	$14,369	$4,149	$1,413
Other non-performing assets	1,575	2,023	1,130	1,700	863	—	—
Allowance for loan and lease losses	18,222	16,625	18,654	16,536	14,664	12,619	12,377
Net loan and lease charge-offs	$(1,557)	$(1,511)	$(4,742)	$(8,045)	$(2,475)	$(458)	$(490)
Total non-performing loans and leases to total loans and leases	1.38%	1.28%	1.43%	1.65%	1.33%	0.40%	0.14%
Total non-performing assets as a percentage of total assets	1.09	1.03	1.10	1.26	1.00	0.28	0.10
Allowance for loan and lease losses to non-performing loans and leases	114.62	115.70	112.97	90.29	102.05	304.15	875.94
Allowance for loan and lease losses to total loans and leases	1.58	1.48	1.61	1.49	1.36	1.22	1.23
Net charge-offs to average loans and leases	0.55%	0.55%	0.42%	0.73%	0.24%	0.05%	0.05%
Other data:
Number of banking offices	17	16	17	16	16	16	16
Full time equivalent employees	263	253	264	256	256	250	251

(1)
Computed using daily averages.

(2)
Annualized where appropriate.

(3)
Computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that BancorpRI believes provides investors with information that is useful in understanding BancorpRI's financial performance and condition.

(4)
Ratios presented for BancorpRI.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
INFORMATION RELATING TO THE IPSWICH AND BANCORPRI MERGERS

        The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to Brookline's February 28, 2011 merger with Ipswich and Brookline's proposed merger with BancorpRI. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Brookline and BancorpRI as of March 31, 2011, and assumes that the proposed merger was completed on that date. As the Ipswich merger was completed on February 28, 2011, the impact of that merger is included in Brookline's financial condition as of March 31, 2011. The unaudited pro forma combined condensed consolidated statements of operations give effect to the Ipswich merger and the proposed BancorpRI merger as if both mergers had been completed on January 1, 2010. The historical condensed consolidated statement of operations for Brookline for the three months ended March 31, 2011 includes the actual results related to Ipswich from the date of the merger through March 31, 2011. The historical condensed consolidated statement of operations for Ipswich for the three months ended March 31, 2011 includes actual results from January 1, 2011 through February 28, 2011. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the mergers been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition of the combined entities.

        The value of Brookline common stock issued in connection with the BancorpRI merger will be based on the closing price of Brookline common stock on the date the merger is completed. For purposes of the pro forma financial information, the fair value of Brookline common stock was based on the $10.296 average closing price of the stock for the five trading days ended on April 18, 2011, the last trading day prior to execution of the merger agreement.

        The pro forma financial information includes estimated adjustments to record assets and liabilities of BancorpRI at their respective fair values and represents Brookline's pro forma estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of BancorpRI's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Brookline's statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to BancorpRI's shareholders' equity, including results of operations from March 31, 2011 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

        Brookline anticipates that the merger with BancorpRI will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits of the combined company would have been had our companies been combined during these periods.

        The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Brookline, Ipswich and BancorpRI, which are incorporated in this proxy statement/prospectus by reference. See the section of this proxy statement/prospectus titled "Where You Can Find More Information" beginning on page 118.

        The unaudited pro forma stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Brookline common stock or the actual or future results of operations of Brookline for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition

As of March 31, 2011

		BancorpRI Merger
	Brookline Historical	BancorpRI Historical	Pro Forma Merger Adjustments		Brookline/ BancorpRI Pro Forma
	(In thousands)
Assets:
Cash and cash equivalents	$96,406	$17,124	$(11,700)	(2)	$101,830
Investment securities	358,209	377,853	—		736,062
Loans and leases(1)	2,524,989	1,154,448	(21,191)	(3)	3,658,246
Less: Allowance for loan and lease losses	(30,048)	(18,222)	18,222	(3)	(30,048)

Net loans and leases	2,494,941	1,136,226	(2,969)		3,628,198
Bank-owned life insurance	—	31,580	—		31,580
Premises and equipment, net	20,063	11,677	—	(4)	31,740
Goodwill	46,854	12,262	114,431	(5)	173,547
Other identifiable intangibles	5,569	—	18,525	(6)	24,094
Other assets	35,730	19,786	5,493	(7)	61,009

Total assets	$3,057,772	$1,606,508	$123,780		$4,788,060

Liabilities and Equity:
Noninterest-bearing	$171,547	$254,291	$—		$425,838
Interest-bearing checking	143,899	65,127	—		209,026
Savings	163,642	343,286	—		506,928
Money market	801,917	113,126	—		915,043
Certificates of deposit	837,254	325,831	1,496	(8)	1,164,581

Total deposits	2,118,259	1,101,661	1,496		3,221,416
Borrowings	408,194	342,854	147,940	(9)	898,988
Other liabilities	30,949	31,801	3,000	(10)	65,750

Total liabilities	2,557,402	1,476,316	152,436		4,186,154
Stockholders' equity	497,582	130,192	(28,656)	(11)	599,118
Noncontrolling interest in subsidiary	2,788	—	—		2,788

Total liabilities and equity	$3,057,772	$1,606,508	$123,780		$4,788,060

(See "Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information" on page 111 of this proxy statement/prospectus)

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2011

		Ipswich				BancorpRI			Pro Forma Combined Brookline/ Ipswich/ BancorpRI
					Pro Forma Combined Brookline/ Ipswich
	Brookline Historical	Ipswich	Pro Forma Merger Adjustments			BancorpRI Historical	Pro Forma Merger Adjustments
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$31,391	$1,972	$(273	)(12)	$33,090	$14,550	$(900	)(12)	$46,740
Investment securities and other	1,818	94	(39	)(12)	1,873	3,034	(143	)(12)	4,764

Total interest income	33,209	2,066	(312)		34,963	17,584	(1,043)		51,504

Interest expense:
Deposits	4,895	245	(107	)(12)	5,033	1,459	(748	)(12)	5,744
Borrowings	2,608	170	(30	)(12)	2,748	2,610	(1,300	)(12)	4,058

Total interest expense	7,503	415	(137)		7,781	4,069	(2,048)		9,802

Net interest income	25,706	1,651	(175)		27,182	13,515	1,005		41,702
Provision for credit losses	1,059	302	—		1,361	1,125	—		2,486

Net interest income after provision for credit losses	24,647	1,349	(175)		25,821	12,390	1,005		39,216

Non-interest income:
Banking services	1,234	302	—		1,536	1,638	—		3,174
Securities gains	80	—	—		80	212	—		292
Bank owned life insurance	—	—	—		—	303	—		303
Other	46	103	—		149	179	—		328

Total non-interest income	1,360	405	—	(13)	1,765	2,332	—	(13)	4,097

Non-interest expense:
Salaries and employee benefits	6,811	915	—		7,726	5,934	—		13,660
Occupancy and equipment	1,685	303	10	(14)	1,998	1,183	—		3,181
Data processing	1,764	167	—		1,931	681	—		2,612
Federal deposit insurance premiums	434	82	—		516	477	—		993
Amortization of core deposit and other intangibles	296	—	202	(15)	498	—	842	(15)	1,340
Merger and acquisition integration expenses	150	1,332	(1,482	)(16)	—	—	—	(16)	—
Other	2,309	348	—		2,657	2,994	—		5,651

Total non-interest expense	13,449	3,147	(1,270	)(17)	15,326	11,269	842	(17)	27,437

Income (loss) before income taxes	12,558	(1,393)	1,095		12,260	3,453	163		15,876
Income tax expense (benefit)	5,008	(368)	617	(18)	5,257	1,146	67	(18)	6,470

Net income (loss)	7,550	(1,025)	478		7,003	2,307	96		9,406
Less net income attributable to noncontrolling interest in subsidiary	283	—	—		283	—	—		283

Net income (loss) available to common stockholders	$7,267	$(1,025)	$478		$6,720	$2,307	$96		$9,123

Earnings (loss) per common share:
Basic	$0.12	$(0.44)			$0.11	$0.49			$0.13
Diluted	$0.12	$(0.44)			$0.11	$0.49			$0.13
Weighted average common shares outstanding:
Basic	58,611	2,333	(2,333	)(20)	58,611	4,683	6,315	(21)	69,609
Diluted	58,618	2,333	(2,333	)(20)	58,618	4,715	6,283	(21)	69,616

(See "Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information" on page 111 of this proxy statement/prospectus)

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2010

		Ipswich				BancorpRI			Pro Forma Combined Brookline/ Ipswich/ BancorpRI
					Pro Forma Combined Brookline/ Ipswich
	Brookline Historical	Ipswich	Pro Forma Merger Adjustments			BancorpRI Historical	Pro Forma Merger Adjustments
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$122,364	$12,038	$(1,019	)(12)	$133,383	$59,298	$(3,600	)(12)	$189,081
Investment securities and other	7,745	811	(146	)(12)	8,410	13,504	(570	)(12)	21,344

Total interest income	130,109	12,849	(1,165)		141,793	72,802	(4,170)		210,425

Interest expense:
Deposits	21,420	1,744	(260	)(12)	22,904	8,030	(1,496	)(12)	29,438
Borrowings	13,147	1,197	(119	)(12)	14,225	11,365	(5,200	)(12)	20,390

Total interest expense	34,567	2,941	(379)		37,129	19,395	(6,696)		49,828

Net interest income	95,542	9,908	(786)		104,664	53,407	2,526		160,597
Provision for credit losses	3,796	1,201	—		4,997	6,860	—		11,857

Net interest income after provision for credit losses	91,746	8,707	(786)		99,667	46,547	2,526		148,740

Non-interest income:
Banking services	3,883	2,132	—		6,015	7,047	—		13,062
Securities gains, net of impairment losses	785	—	—		785	228	—		1,013
Prepayment penalty—borrowings	(1,468)	—	—		(1,468)	—	—		(1,468)
Bank owned life insurance	—	20	—		20	1,267	—		1,287
Other	38	559	—		597	1,020	—		1,617

Total non-interest income	3,238	2,711	—	(13)	5,949	9,562	—	(13)	15,511

Non-interest expense:
Salaries and employee benefits	22,935	5,442	—		28,377	22,973	—		51,350
Occupancy and equipment	5,923	1,579	41	(14)	7,543	4,369	—		11,912
Data processing	6,183	951	—		7,134	2,623	—		9,757
Federal deposit insurance premiums	1,674	491	—		2,165	1,934	—		4,099
Amortization of core deposit and other intangibles	1,224	—	809	(15)	2,033	—	3,368	(15)	5,401
Merger and acquisition integration expenses	663	434	(1,097	)(16)	—	—	—	(16)	—
Other	9,585	2,591	—		12,176	9,304	—		21,480

Total non-interest expense	48,187	11,488	(247	)(17)	59,428	41,203	3,368	(17)	103,999

Income (loss) before income taxes	46,797	(70)	(539)		46,188	14,906	(842)		60,252
Income tax expense (benefit)	19,156	102	207	(18)	19,465	5,071	(349	)(18)	24,187

Net income (loss) from continuing operations	27,641	(172)	(746)		26,723	9,835	(493)		36,065
Net income from discontinued operations	—	65	(65	)(19)	—	—	—		—

Net income (loss)	27,641	(107)	(811)		26,723	9,835	(493)		36,065
Less net income attributable to noncontrolling interest in subsidiary	769	—	—		769	—	—		769

Net income (loss) available to common stockholders	$26,872	$(107)	$(811)		$25,954	$9,835	$(493)		$35,296

Earnings (loss) per common share:
Basic	$0.46	$(0.05)			$0.44	$2.10			$0.51
Diluted	$0.46	$(0.05)			$0.44	$2.10			$0.51
Weighted average common shares outstanding:
Basic	58,579	2,333	(2,333	)(20)	58,579	4,659	6,339	(21)	69,577
Diluted	58,583	2,333	(2,333	)(20)	58,583	4,687	6,311	(21)	69,581

(See "Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information" on page 111 of this proxy statement/prospectus)

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note A—Basis of Presentation (Dollars in thousands unless otherwise noted)

        The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of Brookline resulting from the February 28, 2011 merger with Ipswich and the proposed merger with BancorpRI under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Ipswich and BancorpRI are recorded by Brookline at their respective fair values as of the date each merger is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Brookline and BancorpRI as of March 31, 2011, and assumes that the proposed merger was completed on that date. As the Ipswich merger was completed on February 28, 2011, the impact of that merger is included in Brookline's consolidated statement of financial condition as of March 31, 2011. The unaudited pro forma combined condensed consolidated statements of operations give effect to the Ipswich merger and the proposed BancorpRI merger as if both mergers had been completed on January 1, 2010.

        As the mergers are recorded using the acquisition method of accounting, all loans are recorded at their fair value, including adjustments for estimated credit losses, and no allowance for loan and lease losses is carried over to Brookline's balance sheet. In addition, certain anticipated non-recurring costs associated with the merger such as legal fees, other professional fees, severance, retention and conversion related expenses are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for loan and lease losses, for purposes of the unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2011 and the year ended December 31, 2010, we assumed no adjustments to the historical amount of Ipswich's or BancorpRI's provision for credit losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Ipswich's or BancorpRI's provision for credit losses presented.

        For purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2010, we excluded net income of $65 recorded by Ipswich from the discontinued operations of a subsidiary.

        The historical financial results of Brookline and Ipswich include merger and acquisition integration costs of $663 and $434, respectively, for the year ended December 31, 2010 and $150 and $1,332, respectively, for the three months ended March 31, 2011. Such costs related to the Ipswich merger and consisted primarily of professional fees, severance expenses and retention expenses.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies and financial statement classifications of BancorpRI are in the process of being reviewed by Brookline. Upon completion of the review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the proposed BancorpRI merger, the plan to integrate Brookline's and BancorpRI's operations is still being developed. The specific details of the plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where there are opportunities to eliminate redundancies. Certain of these decisions may involve involuntary termination of employees, vacating leased premises,

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note C—Merger and Acquisition Integration Costs (Continued)

changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. Brookline also expects to incur merger related costs including legal fees, other professional fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on their nature and timing.

Note D—Estimated Annual Cost Savings

        Brookline expects to realize annualized cost savings of approximately $2.8 million (25%) of Ipswich's recurring non-interest expenses and $10.6 million (25%) of BancorpRI's recurring non-interest expenses following the mergers. Brookline expects to achieve approximately 40% of the anticipated annualized savings related to Ipswich in 2011, 80% in 2012 and 100% thereafter. Brookline expects to achieve approximately 75% of the anticipated annual savings related to BancorpRI in 2012 and 100% thereafter. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(1)
Loans and leases include net deferred costs and unearned discounts.

(2)
The adjustment results from the assumption that cash and cash equivalents will be used to pay for after tax one-time merger and integration expenses related to the BancorpRI transaction of $11.7 million which will be expensed against income. After tax one-time merger and integration expenses of $1,072,000 related to the Ipswich transaction were expensed against income in the year ended December 31, 2010 and $1,050,000 in the three months ended March 31, 2011. The actual one-time expenses charged against income have been or will be charged in some cases against the income of the acquired banks and in some cases against Brookline's income. The allocation of these amounts has not yet been fully determined.

(3)
Represents the estimated fair value adjustments to loans, which includes a $30.2 million non-accretable discount for estimated lifetime credit losses and a $9.0 million premium to be amortized utilizing the interest method over the lives of the loans. Accordingly, the existing BancorpRI allowance for loan and lease losses has not been carried over.

(4)
This pro forma does not contemplate the disposition of or any fair value adjustment to premises and equipment.

(5)
Represents adjustments to goodwill resulting from recording the assets and liabilities of BancorpRI at fair value. These adjustments are preliminary and subject to change. The final adjustments will be calculated when the merger is closed and may be materially different than those presented here.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

  The excess of consideration expected to be paid over the fair value of net assets acquired is recorded as goodwill and can be summarized as follows (in thousands):

Brookline common stock issued		$113,236	(a)
Cash payments to BancorpRI shareholders		112,748	(b)
Cash payments related to unexercised stock options, unvested restricted stock units awarded to directors and unvested performance shares		7,538	(c)

Total consideration		$233,522

Carrying value of BancorpRI net assets at March 31, 2011		$130,192
Fair value adjustments debit/(credit):
Write-off of BancorpRI goodwill	$(12,262)
Loans and leases, net	(2,969)
Core deposit intangible	18,525
Certificates of deposit	(1,496)
Borrowings	(27,654)
Other liabilities	(3,000)
Deferred tax effect of adjustments (33.1%)	5,493

Total fair value adjustments		(23,363)

Fair value of net assets acquired at March 31, 2011		$106,829

Excess of consideration expected to be paid over fair value of net assets acquired (goodwill)		$126,693

(a)
Brookline common stock issued is calculated as follows:

BancorpRI common shares outstanding as of May 20, 2011:
Issued	5,080,741
Less treasury shares	(396,986)

BancorpRI common stock outstanding as of May 20, 2011	4,683,755

BancorpRI common shares to be exchanged for Brookline common shares	2,347,000
Multiplied by exchange ratio	4.686

Brookline common shares to be issued	10,998,042
Average closing price of Brookline common stock for the five trading days ended on April 18, 2011, the last trading day prior to execution of the merger agreement	$10.296

Fair value of Brookline common shares to be issued (in thousands)	$113,236

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

(b)
The cash portion of the merger consideration to be paid to BancorpRI shareholders is calculated as follows:

BancorpRI common stock outstanding as of May 20, 2011	4,683,755
Less BancorpRI common shares to be exchanged for Brookline common shares	2,347,000

BancorpRI common shares to be exchanged for cash	2,336,755
Cash consideration per share	$48.25

Total cash consideration to be paid to BancorpRI shareholders (in thousands)	$112,748

(c)
Cash payments related to unexercised stock options, unvested restricted stock units awarded to directors and unvested performance shares outstanding as of May 20, 2011 are summarized as follows (dollars in thousands except for per option and per share amounts):

401,023 options at $48.25 per option less the weighted average exercise price of the stock options	$7,127
1,769 unvested restricted stock units awarded to directors to be paid in cash at $48.25 per share	85
6,752 unvested performance shares to be paid in cash at $48.25 per share	326

Total cash payments related to unexercised stock options, unvested restricted stock units awarded to directors and unvested performance shares	$7,538

(6)
Represents the recognition of the fair value of the core deposit intangible asset, which is estimated to be 2.50% of core deposit liabilities assumed, or $18.5 million. Core deposits exclude certificates of deposit and selected other deposit accounts.

(7)
A net deferred tax asset resulting from the fair value adjustments related to the acquired assets and liabilities assumed.

(8)
Represents the estimated fair value adjustments to certificate of deposit liabilities.

(9)
Represents the estimated fair value adjustment to borrowings plus $120.3 million in new borrowings to fund the cash consideration of the BancorpRI acquisition.

(10)
Represents investment banking fees to be paid by BancorpRI. Such fees, which will be recorded in BancorpRI's financial statements prior to merger completion, are reflected as an accrued liability. It is assumed that 30% of these fees are not tax deductible; however, such fees will be evaluated subsequent to completion of the merger to determine what portion is tax deductible.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

(11)
The net impact of the adjustments to stockholders' equity is detailed in the table below. The actual equity adjustment will be based on the fair value of Brookline common stock on the date that the merger closes and could be materially different from the amount presented here (in thousands):

Fair value of Brookline common shares to be issued	$113,236
Elimination of BancorpRI's shareholders' equity	(130,192)
After tax integration expenses	(11,700)

Total stockholders' equity adjustment	$(28,656)

(12)
Includes the amortization/accretion of fair value adjustments related to loans and leases, investment securities, deposits and borrowings utilizing the sum of the years digits method over the estimated lives of the related asset or liability, excluding adjustments for estimated credit losses. Ipswich estimated lives are 3.5 years for loans, 4 years for investment securities, 1 year for deposits and 5 years for borrowings. BancorpRI estimated lives are 2 years for loans and leases, 3.5 years for investment securities, two-thirds of one year for deposits and 3 years for borrowings. The interest method will be utilized to amortize/accrete fair value adjustments when the merger is completed. It is anticipated that $120.3 million will be borrowed to fund the cash consideration of the BancorpRI acquisition over a 3 year to 7 year period at a weighted average annual interest rate of 2.50%.

(13)
Non-interest income does not reflect revenue enhancement opportunities.

(14)
Depreciation of fair value adjustment related to bank premises.

(15)
Amortization of core deposit intangible using an accelerated method over 11 years for the Ipswich asset and ten years for the BancorpRI asset.

(16)
Merger and acquisition integration expenses related to the Ipswich merger charged against income were $1,097,000 ($1,072,000 after taxes) in the year ended December 31, 2010 and $1,482,000 ($1,050,000 after taxes) in the three months ended March 31, 2011. The expenses were comprised primarily of legal fees, other professional fees, severance, retention and conversion related expenditures. These non-recurring expenses have been eliminated from the pro forma statements of operations. Merger and acquisition integration expenses related to the BancorpRI merger are estimated to be $18.9 million ($14.0 million after taxes) and will be expensed by BancorpRI and Brookline to the extent required by generally accepted accounting principles.

(17)
Non-interest expenses do not reflect anticipated cost savings.

(18)
Reflects the tax impact of the pro forma merger adjustments at Brookline's statutory income tax rate of 41.5% for the year ended December 31, 2010 and 41.175% for the three months ended March 31, 2011, except for the tax impact of the pro forma merger adjustment related to merger and acquisition integration expenses for the three months ended March 31, 2011, which was calculated based on Ipswich's statutory tax rate of 40.3%. It should be noted that certain merger and acquisition integration expenses are not deductible for income tax purposes.

(19)
Exclusion of net income from discontinued operations.

(20)
Adjustment reflects the elimination of Ipswich's weighted average shares outstanding.

(21)
Adjustment reflects the elimination of BancorpRI's weighted average shares outstanding, offset by the additional 10,998,042 shares to be issued by Brookline in connection with the BancorpRI merger.

COMPARATIVE PRO FORMA PER SHARE DATA

        The table below summarizes selected per share information about Brookline, Ipswich and BancorpRI. Brookline share information is presented on a pro forma basis to reflect the merger with Ipswich and the proposed merger with BancorpRI. Brookline also assumed that the consideration in the merger will be paid in 10,998,042 shares of Brookline common stock and $120.3 million in cash.

        The data in the table should be read together with the financial information and the financial statements of Brookline and BancorpRI incorporated by reference in this proxy statement/prospectus. The pro forma per share data or combined results of operations per share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein to reflect potential effects of merger integration expenses, cost savings or operational synergies which may be obtained by combining the operations of Brookline and BancorpRI or the costs of combining the companies and their operations.

        It is further assumed that Brookline will pay a cash dividend after the completion of the merger at an annual rate of $0.34 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Brookline will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

	Brookline Historical	Ipswich Historical			Combined Pro Forma Amounts for Brookline/ Ipswich	BancorpRI Historical	Combined Pro Forma Amounts for Brookline/ Ipswich/ BancorpRI	Pro Forma BancorpRI Equivalent Shares(4)
	(Shares in thousands)
Book value per share(1):
March 31, 2011	$8.42	$		*	$8.42	$27.77	$8.52	$39.92
December 31, 2010	8.39		5.94		8.37	27.53	8.47	39.69
Shares outstanding:
March 31, 2011	59,072			*	59,072	4,688	70,070	—
December 31, 2010	59,072		2,353		59,072	4,674	70,070	—
Cash dividends paid per common share(2):
Three months ended March 31, 2011	$0.085	$		*	$0.085	$0.19	$0.085	$0.40
Year ended December 31, 2010	0.34		—		0.34	0.70	0.34	1.59
Basic earnings (loss) per common share(3):
Three months ended March 31, 2011	$0.12	$		*	$0.11	$0.49	$0.13	$0.61
Year ended December 31, 2010	0.46		(0.05)		0.44	2.10	0.51	2.39
Diluted earnings (loss) per common share(3):
Three months ended March 31, 2011	$0.12	$		*	$0.11	$0.49	$0.13	$0.61
Year ended December 31, 2010	0.46		(0.05)		0.44	2.10	0.51	2.39

(1)
The pro forma combined book value per share of Brookline common stock is based on the pro forma combined common stockholders' equity for the merged entities divided by total pro forma common shares of the combined entities.

(2)
Pro forma dividends per share represent Brookline's historical dividends per share.

(3)
The pro forma combined basic and diluted earnings per share of Brookline common stock is based on the pro forma combined net income for the merged entities divided by the total pro forma basic and diluted common shares of the combined entities.

(4)
The Pro Forma BancorpRI Equivalent Shares are calculated by multiplying the amounts in the Brookline/Ipswich/BancorpRI Combined Pro Forma Column times the 4.686 exchange ratio, which represents the number of shares of Brookline common stock a BancorpRI shareholder will receive for each share of BancorpRI common stock owned.

*
Historical information for Ipswich is not presented for March 31, 2011 as it is included in Brookline's historical March 31, 2011 information.

 LEGAL MATTERS

        The validity of the Brookline common stock to be issued in the merger will be passed upon by Goodwin Procter LLP, counsel to Brookline. Hinckley, Allen & Snyder LLP, on behalf of BancorpRI, and Goodwin Procter LLP, on behalf of Brookline, will pass upon certain legal matters to the effect that the merger will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

EXPERTS

        The consolidated financial statements of Brookline and the effectiveness of internal control over financial reporting (which is included in management's report on internal control over financial reporting) incorporated in this proxy statement/prospectus by reference to Brookline's Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been so incorporated in reliance on the reports of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of BancorpRI and the effectiveness of internal control over financial reporting (which is included in management's report on internal control over financial reporting) incorporated in this proxy statement/prospectus by reference to BancorpRI's Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the reports of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, BancorpRI will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed or if BancorpRI is otherwise required to do so under applicable law, BancorpRI will hold a 2012 annual meeting of shareholders. A shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for BancorpRI's 2012 annual meeting of shareholders must notify the Secretary of BancorpRI not later than December 20, 2011. Shareholder proposals that are to be considered at the 2012 annual meeting but not requested to be included in the proxy statement must be submitted no later than March 17, 2012 and no earlier than December 19, 2011.

WHERE YOU CAN FIND MORE INFORMATION

        Brookline and BancorpRI file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Brookline and BancorpRI file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

        You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Brookline and BancorpRI are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Brookline and BancorpRI also may be inspected at the offices of The NASDAQ Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

        Brookline has filed a registration statement on Form S-4 to register with the SEC the shares of Brookline common stock that BancorpRI shareholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of Brookline on Form S-4 and is a prospectus of Brookline and a proxy statement of BancorpRI for the BancorpRI special meeting of shareholders.

        The SEC permits Brookline and BancorpRI to "incorporate by reference" information into this proxy statement/prospectus. This means that Brookline and BancorpRI can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Brookline and BancorpRI and their financial conditions.

Brookline Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010—filed February 25, 2011 and amended by Form 10-K/A filed on June 2, 2011
Quarterly Report on Form 10-Q	Quarter ended March 31, 2011—filed May 9, 2011
Current Reports on Form 8-K	March 1, 2011, April 15, 2011 and April 22, 2011
The description of Brookline common stock contained in Brookline's Registration Statement on Form 8-A and any amendment or report filed with the SEC for the purpose of updating this description.

BancorpRI Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010—filed March 15, 2011
Quarterly Report on Form 10-Q	Quarter ended March 31, 2011—filed May 4, 2011
Current Reports on Form 8-K	February 17, 2011, April 20, 2011, April 22, 2011, May 5, 2011 and May 19, 2011
The description of BancorpRI common stock set forth in BancorpRI's Registration Statement on Form 8-A and any amendment or report filed with the SEC for the purpose of updating this description.

        In addition, this proxy statement/prospectus also incorporates by reference additional documents that either Brookline or BancorpRI may file with the SEC, between the date of this proxy statement/prospectus and the date of the BancorpRI special meeting of shareholders (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is not specifically incorporated by reference into this proxy statement/prospectus.

        Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.
160 Washington Street	One Turks Head Place
Brookline, Massachusetts 02445	Providence, Rhode Island 02903
(617) 730-3500	(401) 456-5000
Attn: Paul R. Bechet, Chief Financial Officer and Treasurer	Attn: Linda H. Simmons, Chief Financial Officer and Treasurer

        If you would like to request documents, please do so by    •    in order to receive them before the BancorpRI special meeting of shareholders.

        Neither Brookline nor BancorpRI have authorized anyone to give any information or make any representation about the merger, Brookline or BancorpRI that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

BROOKLINE BANCORP, INC.

and

BANCORP RHODE ISLAND, INC.

Dated as of April 19, 2011

i

ii

iii

        AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2011 (this "Agreement"), by and between Brookline Bancorp, Inc., a Delaware corporation ("Buyer"), and Bancorp Rhode Island, Inc., a Rhode Island corporation (the "Company").

RECITALS

        WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the State of Delaware (the "Merger");

        WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the Chairman and the directors and executive officers of the Company (the "Voting Agreement Shareholders") has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a "Voting Agreement"), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder's shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

        WHEREAS, the parties intend the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—THE MERGER

        1.1    The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Rhode Island Business Corporation Act (the "RIBCA"), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Certificate of Incorporation, Bylaws and the laws of the State of Delaware (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the "Surviving Corporation").

        1.2    Effective Time.     On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Secretary of State of the State of Delaware a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the DGCL, and (b) execute and file with the Secretary of State of the State of Rhode Island and Providence Plantations articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the RIBCA. The Merger shall become effective on the date of such filings at the time specified therein (the "Effective Time").

        1.3    Effects of the Merger.     At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the DGCL and the RIBCA.

        1.4    Closing.     The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") that will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, on a date to be specified by the parties, which shall be no later than five Business Days (as defined in Section 9.3) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the "Closing Date." Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

        1.5    Certificate of Incorporation and Bylaws.     The Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

        1.6    Directors of the Surviving Corporation.     The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that Buyer shall expand the size of its Board of Directors by two seats in connection with the Merger and designate Merrill W. Sherman and one other director of the Company as mutually agreed upon by Buyer and the Company to serve on the Board of Directors of the Surviving Corporation with terms expiring in 2014, effective as of the Effective Time.

        1.7    Officers of the Surviving Corporation.     The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

        1.8    Company Bank.     The Board of Directors of Bank Rhode Island (the "Company Bank") immediately after the Effective Time shall consist of the current directors of the Company Bank, with the substitution of the Chief Executive Officer of Buyer for the Chief Executive Officer of the Company. Buyer intends to maintain the Company Bank's separate legal existence and name after the Effective Time.

        1.9    Tax Consequences.     It is intended that the Merger shall qualify as a "reorganization" under Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

ARTICLE II—MERGER CONSIDERATION;
ELECTION AND EXCHANGE PROCEDURES

        2.1    Merger Consideration.     Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any shareholder of the Company:

        (a)   Each share of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

        (b)   Each share of Company Common Stock held as Treasury Stock (as defined in Section 9.3) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

        (c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either (1) $48.25 in cash, without interest (the "Cash Consideration"), or (2) 4.686 shares (the "Exchange Ratio") of Buyer Common Stock (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

        2.2    Rights as Shareholders; Stock Transfers.     All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

        2.3    Fractional Shares.     Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock on The NASDAQ Stock Market LLC ("NASDAQ") (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.

        2.4    Election Procedures.

        (a)   An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the "Exchange Agent")) in such form as the Company and Buyer shall mutually agree (the "Election Form"), shall be mailed no less than 20 Business Days prior to the anticipated Closing Date or such other date as the Company and Buyer shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of five Business Days prior to the Mailing Date. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all or a portion of such holder's shares (a "Stock Election"), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.5, 2,347,000 shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Stock Conversion Number"), shall be converted into the Stock Consideration and the remaining shares of Company Common Stock shall be converted into the Cash Consideration (the "Cash Consideration Number"). A record holder acting in different capacities or acting on behalf of other Persons (as defined in Section 9.3) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as "Cash Election Shares." Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as "Stock Election Shares." Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as "Non-Election Shares." The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

        (b)   To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on the 25th day following the Mailing Date (or such other time and date as mutually agreed upon by the parties (which date shall be at least five Business Days prior to the anticipated Closing Date and shall be publicly announced by Buyer as soon as practicable prior to such date)) (the "Election Deadline"), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided, however, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to the Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder's Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and the Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

        (c)   The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.4(c) (with the Exchange Agent to determine, consistent with Section 2.4(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

            (i)  If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

           (ii)  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

            (A)  if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

            (B)  if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

        2.5    Adjustments to Preserve Tax Treatment.     If either the tax opinion referred to in Section 7.2 (b) or the tax opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the "continuity of interest" requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Buyer shall increase the Stock Conversion Number to the minimum extent necessary to enable the relevant tax opinions to be rendered; provided, however, that Buyer shall not be obligated to make any such adjustment if, as a result of such adjustment, Buyer would be obligated to obtain approval of its stockholders in order to consummate the Merger.

        2.6    Exchange Procedures.

        (a)   On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II ("New Certificates") and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the "Exchange Fund").

        (b)   As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.4 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.6(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1, 2.3 and 2.4 and any unpaid dividends and distributions thereon as provided in Section 2.6(c). No interest shall be paid or accrued on (x) any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or (y) any such unpaid dividends and distributions payable to holders of Certificates.

        (c)   No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.6. After the surrender of a Certificate in accordance with this Section 2.6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

        (d)   The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.6, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.6(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of

Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        (f)    Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

        2.7    Anti Dilution Provisions.     In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and/or the Cash Consideration shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards.

        2.8    Options and Other Stock-Based Awards.

        (a)   Each option to purchase Company Common Stock (collectively, the "Options") granted under the Bancorp Rhode Island, Inc. Amended and Restated 2002 Equity Incentive Plan, its predecessor plan, the Amended and Restated Bancorp Rhode Island, Inc. 1996 Incentive and Nonqualified Stock Option Plan, and the Amended and Restated Bancorp Rhode Island, Inc. Non-Employee Directors Stock Plan, as amended (collectively, the "Company Option Plans"), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, as of the Effective Time, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the Effective Time, the Company Option Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect and shall be deemed to be deleted. The Company shall take all actions necessary in order to effect the provisions of this Section 2.8, including, without limitation, seeking all necessary approvals and providing any notices required under the Company Option Plans.

        (b)   As of the Effective Time, all restricted stock awards granted under the Company Option Plans (other than any performance shares, which shall be treated pursuant to Section 2.8(c) below) shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive Election Forms and to make elections and receive the Merger Consideration with respect thereto.

        (c)   As of the Effective Time, each performance share award granted to any employee of the Company or any of its Subsidiaries (as defined in Section 9.3) under the Company Option Plans that is outstanding immediately prior to the Effective Time shall be cancelled and, as of the Effective Time, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the Cash Consideration, multiplied by (ii) the number of performance shares earned in accordance with the terms governing such award as of the Effective Time based on performance calculated through the last day of the calendar quarter ending immediately prior to the Effective Time, which cash payment shall be made without interest and shall be net of all applicable withholding taxes; provided, however, that for purposes of determining whether such performance shares have been earned, the Company's earnings per share shall be calculated without deduction for any Transaction Related Expenses (as defined in the next sentence). For purposes of the previous sentence, "Transaction Related Expenses" shall mean (i) any expense attributable to the acceleration of vesting of restricted stock awards after the date hereof and (ii) any attorney's fees, investment banking fees, accounting fees, consulting fees and other costs or expenses incurred by the Company or the Company Bank proximately in connection with the negotiation, execution, delivery and performance of this Agreement.

        (d)   The Board of Directors of the Company (the "Company Board") (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

        2.9    Reservation of Right to Revise Structure.     Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to holders of Company Common Stock as merger consideration as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (iv) require submission to or approval of the Company's shareholders after the plan of merger set forth in this Agreement has been approved by the Company's shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        3.1    Making of Representations and Warranties.

        (a)   As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

        (b)   On or prior to the date hereof, the Company has delivered to Buyer a schedule (the "Company Disclosure Schedule") listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company's representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1.

        3.2    Organization, Standing and Authority.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and the regulations of the Board of Governors of the Federal Reserve System (the "FRB") promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

        3.3    Capitalization.

        (a)   As of the date hereof, the authorized capital stock of the Company consists solely of 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding, 10,000,000 shares of common stock, par value $0.01 per share, of which 4,694,241 shares are issued and outstanding, 1,000,000 shares of non-voting common stock, par value $0.01 per share, of which no shares are issued and outstanding, and 385,950 shares are held, directly or indirectly, by the Company as Treasury Stock. In addition, as of the date hereof, there are 406,573 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options and 6,752 shares of Company Common Stock reserved for issuance with respect to outstanding performance share awards. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company's capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

        (b)   There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

        (c)   Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Option, restricted stock award and other Company stock-based award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently exercisable or vested with respect to such award, the expiration date, and the exercise price per share for each option grant.

        3.4    Subsidiaries.

        (a)   (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company's rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the

Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens").

        (b)   Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

        (c)   Each of the Company's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

        3.5    Corporate Power.     Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        3.6    Corporate Authority.     This Agreement and the transactions contemplated hereby, subject to approval by the holders of the shares of Company Common Stock as required by law, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity). The affirmative vote of the holders of Company Common Stock as referenced in Section 3.7 below is the only vote of any class of capital stock of the Company required by the RIBCA, the Articles of Incorporation of the Company or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby.

        3.7    Non-Contravention.

        (a)   Subject to the receipt of the Regulatory Approvals (as defined in Section 9.3), the required filings under federal and state securities laws and the affirmative vote of the holders of the number of outstanding shares of Company Common Stock required by law, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company's Articles of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.3) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

        (b)   As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the "USA Patriot Act")) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition (as defined in Section 6.8) would be imposed.

        3.8    Articles of Incorporation; Bylaws; Corporate Records.     The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

        3.9    Compliance with Laws.     Each of the Company and its Subsidiaries:

        (a)   has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending ("Finance Laws"), and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

        (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

        (c)   except as set forth on Schedule 3.9 of the Company Disclosure Schedule, has received, since January 1, 2008, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (i) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).

        3.10    Litigation; Regulatory Action.

        (a)   Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

        (b)   Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation ("FDIC") and the Rhode Island Department of Business Regulation—Division of Banking) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2008, a recipient of any supervisory letter from, or since January 1, 2008, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

        (c)   Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        3.11    Financial Reports and Regulatory Reports.

        (a)   The Company's Annual Report on Form 10 K, as amended through the date hereof, for the fiscal year ended December 31, 2010 (the "Company 2010 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by the Company or any of its Subsidiaries subsequent to January 1, 2008 under the Securities Act (as defined in Section 9.3), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.3) (collectively, the "Company SEC Documents"), with the Securities and Exchange Commission ("SEC"), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP (as defined in Section 9.3) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company 2010 Form 10-K (the "Company Balance Sheet") and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement or as set forth on Schedule 3.11 of the Company Disclosure Schedule, since December 31, 2010, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

        (b)   The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        (c)   Since January 1, 2008, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Rhode Island Department of Business Regulation—Division of Banking and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

        3.12    Absence of Certain Changes or Events.     Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2010, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent registered public accounting firm, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $250,000 or (B) $100,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (v) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material closing agreement, settlement, election or other action made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

        3.13    Taxes and Tax Returns.     For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company's predecessors or the predecessors of its Subsidiaries, respectively, and any reference to the Company shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

        (a)   The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. The Company is not the beneficiary of any extension of time within which to file any Tax Return and neither the Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

        (b)   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

        (c)   No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Company's Knowledge are pending with respect to the Company. Other than with respect to audits that have already been completed and resolved, the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

        (d)   The Company has made available to Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2007. The Company has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Company filed for the years ended on or after December 31, 2007. The Company has timely and properly taken such actions in response to and, in compliance with notices, the Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

        (e)   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (f)    The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a "reportable transaction" within the meaning of Section 1.6011-4(b) of the Treasury Regulations. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (g)   The unpaid Taxes of the Company (i) did not, as of the end of the most recent period covered by the Company SEC Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company SEC Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the end of the most recent period covered by the Company SEC Reports filed prior to the date hereof, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

        (h)   The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after the Closing Date.

        (i)    The Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

        (j)    As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a "reorganization" under Section 368(a) of the Code.

        3.14    Employee Benefit Plans.

        (a)   Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate (as defined below) or with respect to which the Company or any ERISA Affiliate has or may have any liability (the "Company Employee Programs").

        (b)   True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

        (c)   Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

        (d)   Each Company Employee Program is, and has been operated, in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet.

        (e)   No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

        (f)    Neither the Company nor any current ERISA Affiliate maintains or contributes to, or within the past six years has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below) and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

        (g)   Except as set forth on Schedule 3.14(g) of the Company Disclosure Schedule, none of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

        (h)   Except as set forth on Schedule 3.14(h) of the Company Disclosure Schedule, each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Except as set forth on Schedule 3.14(h) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

        (i)    The per share exercise price of each Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Since December 31, 2004 and through December 31, 2008, each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a "NQDC Plan") has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

        (j)    No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

        (k)   Except as set forth and quantified in reasonable detail on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any "parachute payment" as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax "gross-up" or similar "make-whole" payments to any employee, director or consultant of the Company or an ERISA Affiliate. Schedule 3.14(k) of the Company Disclosure Schedule lists the Company's "disqualified individuals" for purposes of Section 280G of the Code. Based upon the assumptions set forth in Schedule 3.14(k) of the Company Disclosure Schedule, each payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be deductible under Section 162(m) of the Code.

        (l)    For purposes of this Section 3.14:

            (i)  "Employee Program" means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

           (ii)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (iii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

          (iv)  An entity is an "ERISA Affiliate" of the Company if it would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same "controlled group" as the Company for purposes of Section 302(d)(3) of ERISA.

           (v)  "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        3.15    Labor Matters.     The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

        3.16    Insurance.     The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies ("BOLI"). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company Balance Sheet are, and will at the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the death benefit under the BOLI on the lives of the participants in the SERPs is, and as of the Effective Time will be, at least equal to the death benefit each such participant may be entitled to receive under the SERPs (after taking into account any acceleration of vesting under the SERPs as a result of the transactions contemplated by this Agreement).

        3.17    Environmental Matters.

        (a)   Except as disclosed on Schedule 3.17 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the "Company Property") and, (ii) the Company Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

        (b)   There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

        (c)   Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. To the Knowledge of the Company, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

        (d)   During the period of (i) the Company's or any of its Subsidiaries' ownership, tenancy or operation of any Company Property or (ii) the Company's or any of its Subsidiaries' holding of a security interest in any Company Loan Property, to the Knowledge of the Company, except as disclosed on Schedule 3.17 of the Company Disclosure Schedule, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Company Loan Property, and no Hazardous Material or Oil is present at, in, on, or under any such Company Property or Company Loan Property that would result in any liabilities or obligation pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (A) the Company's or any of its Subsidiaries' ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (B) the Company's or any of its Subsidiaries' holding of a security interest in a Company Loan Property, there was no release or presence of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would result in any liabilities or obligation pursuant to Environmental Law.

        (e)   Neither the Company nor any of its Subsidiaries is an "owner" or "operator" (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA")) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

        (f)    For purposes of this Section 3.17, (i) "Company Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries, and (ii) "Company Participation Facility" means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

        (g)   For purposes of this Section 3.17 and Section 4.15, (i) "Hazardous Material" means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (ii) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (iii) "Environment" means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iv) "Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

        3.18    Intellectual Property.     Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

        (a)   the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

        (b)   all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

        (c)   there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets ("Third Party Rights") or that any of the Company Intellectual Property Assets is invalid or unenforceable;

        (d)   to the Knowledge of the Company, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

        (e)   to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

        (f)    the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

        (g)   For purposes of this Section 3.18, (i) "Business" means the business of the Company and its Subsidiaries as currently conducted; (ii) "Company Intellectual Property Assets" means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business which are material to the Business; (iii) "Intellectual Property Assets" means, collectively, (A) patents and patent applications

("Patents"); (B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration ("Marks"); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information ("Trade Secrets"); and (iv) "Products" means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

        3.19    Material Agreements; Defaults.

        (a)   Except as set forth on Schedule 3.19 of the Company Disclosure Schedule or the index of exhibits in the Company 2010 Form 10-K, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by to any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2010 Form 10-K; (vi) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company and or Subsidiaries; (vii) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (viii) which provides for the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (ix) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (x) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company's business; (xi) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; or (x) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.19, whether or not set forth on Schedule 3.19 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

        (b)   Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or, to the Knowledge of the Company, any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company,(i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

        3.20    Property and Leases.

        (a)   Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics' and materialmen's Liens for construction in progress, (iv) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company's Subsidiaries acting in a fiduciary capacity.

        (b)   Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.20(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

        (c)   Schedule 3.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

        (d)   Except as set forth on Schedule 3.20(d) of the Company Disclosure Schedule, none of the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. Except as set forth on Schedule 3.20(d) of the Company Disclosure Schedule, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

        3.21    Inapplicability of Takeover Laws.     The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "business combination," "control share," "fair price" or other takeover defense laws and regulations (collectively, "Takeover Laws"), if any, of the State of Rhode Island.

        3.22    Regulatory Capitalization.     The Company Bank is, and as of the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        3.23    Loans; Nonperforming and Classified Assets.

        (a)   Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the Company's or any of its Subsidiaries' books and records, was made and has been serviced in accordance with the Company's lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles. The Company has previously made available to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and the financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

        (b)   Schedule 3.23 of the Company Disclosure Schedule discloses as of March 31, 2011: (A) the aggregate amount of all Loans under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other provision thereof, and a list of each Loan in an amount in excess of $1,000,000, and the aggregate amount thereof; (B) the aggregate amount of all Loans which have been classified as "other loans specially mentioned," "classified," "criticized," "substandard," "doubtful," "credit risk assets," "watch list assets," "loss" or "special mention" (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the "Classified Loans"), and a list of each Classified Loan in an amount in excess of $1,000,000, and the aggregate amount thereof; (C) a listing of the real estate owned, acquired by foreclosure or by deed in lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as "Insider Transactions" by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

        3.24    Investment Securities.     Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

        3.25    Investment Management and Related Activities.     Except as set forth on Schedule 3.25 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company's or its Subsidiaries' directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

        3.26    Derivative Transactions.     All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.26, "Derivative Transactions" shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.27    Repurchase Agreements.     With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

        3.28    Deposit Insurance.     The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act ("FDIA") to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

        3.29    CRA, Anti-money Laundering and Customer Information Security.     Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2010, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company

Bank pursuant to 12 C.F.R. Part 30. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA Patriot Act and the regulations thereunder.

        3.30    Transactions with Affiliates.     Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate (as defined in Section 9.3) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

        3.31    Brokers; Opinion of Financial Advisor.     No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Jefferies & Company, Inc. (the "Financial Advisor") by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Board of Directors of the Company has received the opinion of the Financial Advisor, to the effect that, as of the date of such opinion and based on and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER

        4.1    Making of Representations and Warranties.

        (a)   As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.1.

        (b)   On or prior to the date hereof, Buyer has delivered to the Company a schedule (the "Buyer Disclosure Schedule") listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1.

        4.2    Organization, Standing and Authority.     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

        4.3    Capitalization.     As of the date hereof, the authorized capital stock of Buyer consists of 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding, and 200,000,000 shares of Buyer Common Stock, of which 59,071,656 shares are outstanding, and 5,373,733 shares were held, directly or indirectly, by Buyer as treasury stock. The outstanding shares of Buyer's capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. Except as set forth on Schedule 4.3 of the Buyer Disclosure Schedule, as of the date hereof, there are no additional shares of Buyer's capital stock authorized or reserved for issuance, Buyer does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and Buyer does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

        4.4    Corporate Power.     Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        4.5    Corporate Authority.     This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer ("Buyer Board") and no action is required of the shareholders of Buyer with respect to any of the transactions contemplated hereby. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity).

        4.6    Non-Contravention.

        (a)   Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer's Certificate of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

        (b)   As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Banks (including, without limitation, compliance with the Community Reinvestment Act or the USA Patriot Act) why (i) all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

        4.7    Certificate of Incorporation; Bylaws.     Buyer has made available to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Certificate of Incorporation or Bylaws. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

        4.8    Compliance with Laws.     Each of Buyer and its Subsidiaries:

        (a)   has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

        (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

        (c)   except as set forth on Schedule 4.8 of the Buyer Disclosure Schedule, has received, since January 1, 2008, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

        4.9    Litigation.

        (a)   Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

        (b)   Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2008, a recipient of any supervisory letter from, or since January 1, 2008, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

        (c)   Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        4.10    SEC Documents; Financial Reports; and Regulatory Reports.

        (a)   Buyer's Annual Report on Form 10 K, as amended through the date hereof, for the fiscal year ended December 31, 2010 (the "Buyer 2010 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2008 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Buyer SEC Documents"), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2010 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2010, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

        (b)   Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting.

        (c)   Since January 1, 2008, Buyer and its Subsidiaries have duly filed with the Office of Thrift Supervision (the "OTS"), the FRB, the Office of the Comptroller of the Currency (the "OCC"), the FDIC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

        4.11    Absence of Certain Changes or Events.     Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2010, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

        4.12    Taxes and Tax Returns.     For purposes of this Section 4.12, any reference to Buyer or its Subsidiaries shall be deemed to include a reference to Buyer's predecessors or the predecessors of its Subsidiaries, respectively, and any reference to Buyer shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 4.12. Except as set forth on Schedule 4.12 of the Buyer Disclosure Schedule:

        (a)   Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

        (b)   Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

        (c)   No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer's Knowledge are pending with respect to Buyer. Other than with respect to audits that have already been completed and resolved, Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns)

any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

        (d)   Buyer has made available to the Company true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Buyer for taxable periods ended on or after December 31, 2007. Buyer has made available to the Company correct and complete copies of all examination reports, letter, rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by Buyer filed for the years ended on or after December 31, 2007. Buyer has timely and properly taken such actions in response to and, in compliance with notices, Buyer has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

        (e)   Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (f)    Buyer has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Buyer has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 or 6662A and has not participated in a "reportable transaction" within the meaning of Section 1.6011-4(b) of the Treasury Regulations. Buyer is not a party to or bound by any Tax allocation or sharing agreement. Buyer (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Buyer) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (g)   The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer SEC Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer SEC Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer SEC Reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

        (h)   Buyer shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Buyer from any period ending on or before the Closing Date to any period ending after the Closing Date.

        (i)    As of the date hereof, Buyer is aware of no reason why the Merger will fail to qualify as a "reorganization" under Section 368(a) of the Code.

        4.13    Employee Benefit Plans.

        (a)   Schedule 4.13 of the Buyer Disclosure Schedule sets forth a list of every Employee Program currently maintained by Buyer or an ERISA Affiliate ("Buyer Employee Program").

        (b)   Each Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Buyer Employee Program to lose such qualification.

        (c)   Each Buyer Employee Program is, and has been operated in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Buyer, threatened with respect to any Buyer Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Buyer Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Buyer Employee Program and applicable law.

        (d)   No Buyer Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

        (e)   Neither Buyer nor any current ERISA Affiliate maintains or contributes to, or within the past six year has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

        4.14    Labor Matters.     Buyer and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither Buyer nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer, threatened. Neither Buyer nor any of its Subsidiaries is involved in, or, to the Knowledge of Buyer, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of Buyer, no labor union is attempting to organize employees of Buyer or any of its Subsidiaries.

        4.15    Environmental Matters.

        (a)   Except as disclosed on Schedule 4.15 of the Buyer Disclosure Schedule, to the Knowledge of Buyer, (i) each of Buyer and its Subsidiaries and each property owned, leased or operated by any of them (the "Buyer Property") and, (ii) the Buyer Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

        (b)   There is no suit, claim, action or proceeding pending or, to the Knowledge of Buyer, threatened, before any Governmental Authority or other forum in which Buyer or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Buyer Property, a Buyer Loan Property, or any property previously owned, operated or leased by Buyer or any of its Subsidiaries.

        (c)   Except as set forth on Schedule 4.15 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries, nor to the Knowledge of Buyer, any Buyer Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 could reasonably be based. To the Knowledge of Buyer, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 would reasonably be expected to occur.

        (d)   During the period of (i) Buyer's or any of its Subsidiaries' ownership, tenancy or operation of any Buyer Property or (ii) Buyer's or any of its Subsidiaries' holding of a security interest in any Buyer Loan Property, to the Knowledge of Buyer, except as disclosed on Schedule 4.15 of the Buyer Disclosure Schedule, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Buyer Property or Buyer Loan Property, and no Hazardous Material or Oil is present at, in, on, or under any such Buyer Property or Buyer Loan Property that would result in any liabilities or obligation pursuant to any Environmental Law. To the Knowledge of Buyer, prior to the period of (A) Buyer's or any of its Subsidiaries' ownership, tenancy or operation of any Buyer Property or any property previously owned, operated or leased by Buyer or any of its Subsidiaries, or (B) Buyer's or any of its Subsidiaries' holding of a security interest in a Buyer Loan Property, there was no release or presence of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would result in any liabilities or obligation pursuant to Environmental Law.

        (e)   Neither Buyer nor any of its Subsidiaries is an "owner" or "operator" (as such terms are defined under CERCLA) of any Buyer Loan Property and there are no Buyer Participation Facilities.

        (f)    For purposes of this Section 4.15, (i) "Buyer Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Buyer or any of its Subsidiaries, and (ii) "Buyer Participation Facility" means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

        4.16    Regulatory Capitalization.     The Buyer Banks are, and immediately after the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the OTS and the OCC. Buyer is, and immediately after the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        4.17    Loans; Nonperforming and Classified Assets.

        (a)   Each Loan, on Buyer's or any of its Subsidiaries' books and records, was made and has been serviced in accordance with Buyer's lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles. Buyer has previously made available to Company complete and correct copies of its lending policies. The deposit and loan agreements of Buyer and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Buyer SEC Documents and the financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

        (b)   Schedule 4.17 of the Buyer Disclosure Schedule discloses as of March 31, 2011: (A) the aggregate amount of all Loans under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Knowledge of Buyer, in default of any other provision thereof, and a list of each Loan in an amount in excess of $1,000,000, and the aggregate amount thereof; (B) the aggregate amount of all Classified Loans, and a list of each Classified Loan in an amount in excess of $1,000,000, and the aggregate amount thereof; (C) a listing of the real estate owned, acquired by foreclosure or by deed in lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Buyer, or to the Knowledge of Buyer, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as "Insider Transactions" by Regulation O of the FRB have been made by Buyer or any of its Subsidiaries in an arms length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

        4.18    CRA, Anti-money Laundering and Customer Information Security.     Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of the Buyer Banks' Home Mortgage Disclosure Act data for the year ended December 31, 2010, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Buyer Banks: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; (ii) to be deemed to be operating in violation of the USA Patriot Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Buyer Banks pursuant to 12 C.F.R. Part 570. Furthermore, the Board of Directors of each of the Buyer Banks has adopted and each of the Buyer Banks has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA Patriot Act and the regulations thereunder.

        4.19    Brokers.     No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of J.P. Morgan, whose expenses shall be paid by Buyer.

        4.20    Deposit Insurance.     The deposits of the Buyer Banks are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

        4.21    Sufficient Funds.     Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Cash Consideration and the consideration to be paid to the holders of Options and other Company stock-based awards in accordance with Section 2.8, subject to the terms and conditions of this Agreement.

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Company Forbearances.     From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

        (a)    Ordinary Course.     Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company's ability to perform any of its material obligations under this Agreement.

        (b)    Stock.     (i) Other than as set forth on Schedule 5.1(b), pursuant to stock options or stock based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

        (c)    Dividends, Etc.     (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock (i) shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger and

(ii) shall not fail to receive a dividend for any single calendar quarter with respect to shares of Company Common Stock that are exchanged for Buyer Common Stock in the Merger.

        (d)    Compensation; Employment Agreements; Etc.     Except as set forth on Schedule 5.1(d), enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.19 of the Company Disclosure Schedule or the index of exhibits in the Company 2010 Form 10-K, or (iv) bonus payments in the ordinary course of business consistent with past practices, provided that such payments shall not exceed the aggregate amount set forth on Schedule 5.1(d).

        (e)    Benefit Plans.     Except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, (iii) amendments that do not increase benefits or result in increased administrative costs or (iv) as permitted by Section 5.1(d), enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

        (f)    Company Employees.     Hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company's management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for the hiring of at-will employees at an annual rate of salary not to exceed $100,000 in the ordinary course of business.

        (g)    Dispositions.     Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

        (h)    Governing Documents.     Amend its Articles of Incorporation or Bylaws (or equivalent documents).

        (i)    Acquisitions.     Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

        (j)    Capital Expenditures.     Except as disclosed on Schedule 5.1(j) , and except for any emergency repairs to real or personal property owned by Company, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate.

        (k)    Contracts.     Except as set forth on Schedule 5.1(k), enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

        (l)    Claims.     Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party which settlement or similar agreement involves payment by the Company or any of its Subsidiaries of any amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of the Company or any of its Subsidiaries after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect. Any request by the Company for consent by Buyer to the taking of any action by the Company prohibited under this Section 5.1(l) shall be made in writing to each of Paul A. Perrault and Paul R. Bechet via electronic mail at pperrault@brkl.com and pbechet@brkl.com, and a representative of the Company shall notify each of Paul A. Perrault and Paul R. Bechet of such request via telephone. If Buyer fails to respond to a request for such consent made in accordance with this Agreement within three Business Days of receipt of the request, it shall be deemed that the Buyer has consented; provided, however, that the foregoing shall not apply to any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, or any other action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

        (m)    Banking Operations.     Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

        (n)    Derivative Transactions.     Enter into any Derivative Transactions.

        (o)    Indebtedness.     Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

        (p)    Investment Securities.     Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company's investment policy or (ii) any other debt security other than in accordance with the Company's investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company's investment policy.

        (q)    Loans.     (i) Make, increase or purchase any Loan (which for purposes of this Section 5.1(q) shall include both funded and unfunded commitments) if, as a result of such action, the total commitment to the borrower and the borrower's Affiliates would equal or exceed $5,000,000 or (ii) renegotiate, renew, increase, extend, modify or purchase any existing Loan rated "special mention" or lower by the Company Bank in an amount equal to or greater than $2,000,000.

        (r)    Investments in Real Estate.     Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

        (s)    Accounting Methods.     Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

        (t)    Tax Matters.     Make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(r), "material" shall mean affecting or relating to $50,000 or more of taxable income.

        (u)    Loan Policies.     Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

        (v)    Adverse Actions.     (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

        (w)    Agreements.     Agree or commit to do anything prohibited by this Section 5.1.

        5.2    Buyer Forbearances.     From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger; (ii) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity (provided, however, that Buyer may acquire real property and improvements thereon for use in its business); or (iii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI—ADDITIONAL AGREEMENTS

        6.1    Shareholder Approval.     Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable rules of NASDAQ and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the Registration Statement (as defined in Section 6.2(a)) becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the "Company Meeting").

        (a)   Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the RIBCA, the Articles of Incorporation and Bylaws of the Company, and all other applicable legal requirements. The Company shall keep

Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

        (b)   Subject to Section 6.5 hereof, (i) the Company Board shall recommend that the Company's shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby (the "Company Recommendation"), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

        6.2    Registration Statement.

        (a)   Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S 4 (the "Registration Statement") to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement/Prospectus") and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company's independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

        (b)   Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

        (c)   Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.3    Press Releases.     Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

        6.4    Access; Information.

        (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the "Buyer Representatives"), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

        (b)   Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Buyer Confidentiality Agreement (as defined in Section 9.3), as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement.

        6.5    No Solicitation.

        (a)   The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the "Company Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

        For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

        (b)   Notwithstanding Section 6.5(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, (A) after consultation with its outside legal counsel and a nationally recognized, independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that it is required to take such actions to comply with its fiduciary duties to the Company's shareholders under applicable law; (iii) the Company has provided Buyer with at least three Business Days' prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Buyer Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

        For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company's shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company's shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

        (c)   The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

        (d)   Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

        (e)   Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a "Company Subsequent Determination") after the fifth Business Day following Buyer's receipt of a notice (the "Notice of Superior Proposal") from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties to the Company's shareholders under applicable law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the "Notice Period"), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three Business Days.

        (f)    Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from complying with the Company's obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

        6.6    Takeover Laws.     No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

        6.7    Shares Listed.     Prior to the Effective Time, to the extent required by NASDAQ, Buyer (i) shall file a notice of additional listing of shares with NASDAQ with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger and (ii) agrees to use its reasonable best efforts to cause such shares to be approved for quotation on NASDAQ prior to the Effective Time.

        6.8    Regulatory Applications; Filings; Consents.     Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the "Burdensome Conditions"). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB and the Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        6.9    Indemnification; Directors' and Officers' Insurance.

        (a)   Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company's Articles of Incorporation or Bylaws or in the similar governing documents of the Company's

Subsidiaries or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger.

        (b)   Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 250% of the annual premium currently paid by the Company for such insurance (the "Premium Limit"). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

        (c)   In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

        (d)   The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.10    Employees and Benefit Plans.

        (a)   From and after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the "Company Employees") with at least the types and levels of employee benefits (including employee contribution levels) comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer. Buyer will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits including, but not limited to, severance benefits, vacation entitlement and applicability of minimum waiting periods for participation (but not for benefit accrual under any defined benefit plan (including minimum pension amount) and not for participation in the Brookline Bank Employee Stock Ownership Plan) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer's health and similar plans, Buyer shall not treat any employee of the Company or any of its Subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior to the Effective Time, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company's or any of its Subsidiaries' health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer's health plans upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Buyer Employee Program.

        (b)   Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company.

        (c)   From and after the Effective Time, Buyer agrees to cause the Company and its Subsidiaries to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the date hereof, including, without limitation, all employment, severance, deferred compensation, change in control, and split-dollar agreements of the Company and its Subsidiaries listed in Schedule 6.10(c) of the Company Disclosure Schedule. In accordance with the terms and conditions of SERPs, upon the Effective Time, Buyer shall establish a rabbi trust with a third party financial institution mutually acceptable to the Company and Buyer and meeting the requirements of the SERPs and shall deposit funds with the trustee of such trust equal to the then present value of all accrued benefits provided under the SERPs (computed on the basis of the actuarial assumptions stated in the SERPs), and Buyer shall thereafter make annual additional deposits with the trustee to reflect increases in the accrued benefits to the extent necessary and required under the SERPs.

        (d)   If requested by Buyer, the Company shall terminate its 401(k) plan as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer.

        (e)   Buyer agrees to honor the severance guidelines attached as Schedule 6.10(e) in connection with the termination of employment of any Company Employee, in such amounts, at such times and upon such conditions as set forth on said Schedule.

        (f)    Prior to the Effective Time, Buyer shall allocate an aggregate amount of up to $685,000 (the "Employee Retention Amount") among certain employees of the Company and its Subsidiaries as Buyer shall determine (it being understood and agreed that no amounts shall be allocated to any employee with a severance or change in control agreement with the Company or any of the its Subsidiaries). Each portion of the Employee Retention Amount that is so allocated will be paid in such amounts, at such times and upon such conditions as shall be set forth in letter agreements with each such Company Employee.

        (g)   The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other's advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

        (h)   Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.10 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.

        6.11    Notification of Certain Matters.     Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer's or the Company's obligations to consummate the transactions contemplated by this Agreement.

        6.12    Financial Statements and Other Current Information.     As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and stockholders' equity) of the

Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer's obligations under Section 6.4(b).

        6.13    Confidentiality Agreements.     Each of the Buyer Confidentiality Agreement and the Company Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with their respective terms.

        6.14    Certain Tax Matters.     During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

        6.15    Certain Litigation.     The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer's prior written consent (such consent not to be unreasonably withheld).

        6.16    Trust Preferred Redemption.     If requested by Buyer, the Company shall take any and all other actions as may be necessary or advisable under the terms of the Company's outstanding trust preferred securities (the "Trust Preferred Securities") to redeem such Trust Preferred Securities on or after the Closing Date.

        6.17    Section 16 Votes.     Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

        6.18    Classified Loans.     The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

        6.19    Charitable Commitments.     Buyer is committed to supporting charitable activities in the communities which the Company serves consistent with the Company's past practices.

        6.20    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.8), each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

 ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER

        7.1    Conditions to Each Party's Obligations to Effect the Merger.     The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

        (a)    Shareholder Vote.     This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present and voting at the Company Meeting.

        (b)    Regulatory Approvals; No Burdensome Condition.     All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

        (c)    No Injunction, Etc.     No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

        (d)    Effective Registration Statement.     The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

        7.2    Conditions to the Obligations of Buyer.     The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

        (a)    Representations, Warranties and Covenants of the Company.     (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

        (b)    Tax Opinion Relating to the Merger.     Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

        7.3    Conditions to the Obligations of the Company.     The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

        (a)    Representations, Warranties and Covenants of Buyer.     (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

        (b)    Tax Opinion Relating to the Merger.     The Company shall have received an opinion from Hinckley, Allen & Snyder LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Hinckley, Allen & Snyder LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

ARTICLE VIII—TERMINATION

        8.1    Termination.     This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

        (a)   by the mutual consent of Buyer and the Company in a written instrument;

        (b)   by Buyer or the Company, in the event that the Merger is not consummated by March 31, 2012 (the "Outside Date"), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (c)   by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

        (d)   by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

        (e)   by Buyer or the Company, if the approval of the Company's shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's shareholders or at any adjournment or postponement thereof;

        (f)    by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.1, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach of Section 6.5;

        (g)   by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.5(e); or

        (h)   by the Company, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

            (i)  the Buyer Market Value is less than 80% of the Initial Buyer Market Value; and

           (ii)  the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value ("Buyer Ratio") shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the "Index Ratio").

          (iii)  If the Company elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Buyer. During the five Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If Buyer so elects, it shall give, within such five Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

          (iv)  For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

            (A)  "Buyer Market Value" shall be the average of the daily closing sales prices of a share of Buyer Common Stock as reported on NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.

            (B)  "Determination Date" shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), and (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated herein is obtained.

            (C)  "Final Index Price" means the average of the closing price of the Index on each of ten consecutive trading days immediately preceding the Determination Date.

            (D)  "Index" means the NASDAQ Bank Index.

            (E)  "Initial Buyer Market Value" means the average of the daily closing sales prices of a share of Buyer Common Stock, as reported on NASDAQ, for the ten consecutive trading days immediately preceding the date of this Agreement.

            (F)  "Initial Index Price" means the average of the closing prices of the Index for the ten consecutive trading days immediately preceding the date of this Agreement.

           (v)  If Buyer or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(h).

        8.2    Effect of Termination and Abandonment.

        (a)   In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases), 6.13 (Confidentiality Agreements) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        (b)   In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal to $8,900,000 (the "Termination Fee").

        (c)   In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b) due to the failure to obtain the approval of the Company's shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to "15%" shall instead refer to "50%."

        (d)   In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to "15%" shall instead refer to "50%."

        (e)   Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case the Termination Fee shall be payable concurrently with, and as a condition of, such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

        (f)    Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX—MISCELLANEOUS

        9.1    Standard.     No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12(i) and 4.11). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.4, 3.5, 3.6, 3.7(a)(ii), 3.14(k), 3.21, 3.31 and the first two sentences of Section 3.2, in the case of the Company, and Sections 4.3, 4.4, 4.5, 4.6(a)(ii), 4.19 and the first two sentences of Section 4.2, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, and 4.11, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

        9.2    Survival.     No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

        9.3    Certain Definitions.

        (a)   As used in this Agreement, the following terms shall have the meanings set forth below:

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Business Day" means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts or the State of Rhode Island are authorized or obligated to close.

        "Buyer Banks" shall mean Brookline Bank and First National Bank of Ipswich.

        "Buyer Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of March 28, 2011, by and between Buyer and the Company.

        "Buyer Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock.

        "Company Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of March 29, 2011, by and between the Company and Buyer.

        "Company Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "GAAP" shall mean generally accepted accounting principles in the United States.

        "Governmental Authority" shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

        "Knowledge" shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company, the actual knowledge of one or more of those certain executive officers of the Company listed on Schedule 9.3(a)(i), or (ii) in the case of Buyer, the actual knowledge of one or more of Buyer's executive officers, all of whom are listed on Schedule 9.3(a)(ii).

        "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust or unincorporated organization.

        "Regulatory Approvals" shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the approval of the FRB, (b) the approval of the Massachusetts Board of Bank Incorporation, including an approval or waiver by the Massachusetts Housing Partnership Fund of an application for credit for affordable housing lending, and (c) the approval of the Rhode Island Department of Business Regulation—Division of Banks.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "SERPs" shall mean the Bank Rhode Island Amended and Restated Supplemental Executive Retirement Plan, as amended, and the Bank Rhode Island 2002 Amended and Restated Supplemental Executive Retirement Plan, as amended.

        "Subsidiary" shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Tax" or "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

        "Treasury Regulations" shall mean the Treasury regulations promulgated under the Code.

        "Treasury Stock" shall mean shares of Company Common Stock held (i) in the Company's treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

        (b)   The following terms are defined elsewhere in this Agreement, as indicated below:

        "Acquisition Proposal" shall have the meaning set forth in Section 6.5(a).

        "Acquisition Transaction" shall have the meaning set forth in Section 6.5(a).

        "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        "BHCA" shall have the meaning set forth in Section 3.2.

        "BOLI" shall have the meaning set forth in Section 3.16.

        "Burdensome Conditions" shall have the meaning set forth in Section 6.8.

        "Business" shall have the meaning set forth in Section 3.18(g).

        "Buyer" shall have the meaning set forth in the preamble to this Agreement.

        "Buyer 2010 Form 10-K" shall have the meaning set forth in Section 4.10(a)

        "Buyer Common Stock" shall have the meaning set forth in Section 2.1(a).

        "Buyer Disclosure Schedule" shall have the meaning set forth in Section 4.1(b).

        "Buyer Employee Program" shall have the meaning set forth in Section 4.13(a).

        "Buyer Loan Property" shall have the meaning set forth in Section 4.15(f).

        "Buyer Market Value" shall have the meaning set forth in Section 8.1(h).

        "Buyer Participation Facility" shall have the meaning set forth in Section 4.15(f).

        "Buyer Property" shall have the meaning set forth in Section 4.15(a).

        "Buyer Ratio" shall have the meaning set forth in Section 8.1(h)(iii).

        "Buyer Representatives" shall have the meaning set forth in Section 6.4(a).

        "Buyer SEC Documents" shall have the meaning set forth in Section 4.10(a).

        "Cash Consideration" shall have the meaning set forth in Section 2.1(c).

        "Cash Election" shall have the meaning set forth in Section 2.4(a).

        "Cash Election Shares" shall have the meaning set forth in Section 2.4(a).

        "CERCLA" shall have the meaning set forth in Section 3.17(e).

        "Certificate" shall have the meaning set forth in Section 2.2.

        "Classified Loans" shall have the meaning set forth in Section 3.23(b).

        "Closing" shall have the meaning set forth in Section 1.4.

        "Closing Date" shall have the meaning set forth in Section 1.4.

        "Code" shall have the meaning set forth in the recitals to this Agreement.

        "Company" shall have the meaning set forth in the preamble to this Agreement.

        "Company 2010 Form 10-K" shall have the meaning set forth in Section 3.11(a)

        "Company Balance Sheet" shall have the meaning set forth in Section 3.11(a).

        "Company Bank" shall have the meaning set forth in Section 1.8.

        "Company Board" shall have the meaning set forth in Section 2.8.

        "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "Company Disclosure Schedule" shall have the meaning set forth in Section 3.1(b).

        "Company Employees" shall have the meaning set forth in Section 6.10(a).

        "Company Employee Programs" shall have the meaning set forth in Section 3.14(a).

        "Company Intellectual Property Assets" shall have the meaning set forth in Section 3.18(g).

        "Company Loan Property" shall have the meaning set forth in Section 3.17(f).

        "Company Material Contract" shall have the meaning set forth in Section 3.19(a).

        "Company Meeting" shall have the meaning set forth in Section 6.1(a).

        "Company Option Plans" shall have the meaning set forth in Section 2.8.

        "Company Participation Facility" shall have the meaning set forth in Section 3.17(f).

        "Company Property" shall have the meaning set forth in Section 3.17(f).

        "Company Recommendation" shall have the meaning set forth in Section 6.1(c).

        "Company Representatives" shall have the meaning set forth in Section 6.5(a).

        "Company SEC Documents" shall have the meaning set forth in Section 3.11(a)

        "Company Subsequent Determination" shall have the meaning set forth in Section 6.5(e).

        "Derivative Transactions" shall have the meaning set forth in Section 3.26.

        "Determination Date" shall have the meaning set forth in Section 8.1(h).

        "DGCL" shall have the meaning set forth in Section 1.1.

        "Effective Time" shall have the meaning set forth in Section 1.2.

        "Election Deadline" shall have the meaning set forth in Section 2.4(b).

        "Election Form" shall have the meaning set forth in Section 2.4(a).

        "Employee Retention Amount" shall have the meaning set forth in Section 6.10(f).

        "Employee Program" shall have the meaning set forth in Section 3.14(l)(i).

        "Environment" shall have the meaning set forth in Section 3.17(g).

        "Environmental Laws" shall have the meaning set forth in Section 3.17(g).

        "ERISA" shall have the meaning set forth in Section 3.14(l)(ii).

        "ERISA Affiliate" shall have the meaning set forth in Section 3.14(l)(iv).

        "Exchange Agent" shall have the meaning set forth in Section 2.4(a).

        "Exchange Fund" shall have the meaning set forth in Section 2.6(a).

        "Exchange Ratio" shall have the meaning set forth in Section 2.1(c).

        "FDIA" shall have the meaning set forth in Section 3.28.

        "FDIC" shall have the meaning set forth in Section 3.10(b).

        "Final Index Price" shall have the meaning set forth in Section 8.1(h).

        "Finance Laws" shall have the meaning set forth in Section 3.9(d).

        "Financial Advisor" shall have the meaning set forth in Section 3.31.

        "FRB" shall have the meaning set forth in Section 3.2.

        "Hazardous Material" shall have the meaning set forth in Section 3.17(g).

        "Indemnified Parties" shall have the meaning set forth in Section 6.9(a).

        "Index" shall have the meaning set forth in Section 8.1(h).

        "Index Ratio" shall have the meaning set forth in Section 8.1(h)(iii).

        "Initial Buyer Market Value" shall have the meaning set forth in Section 8.1(h).

        "Initial Index Price" shall have the meaning set forth in Section 8.1(h).

        "Intellectual Property Assets" shall have the meaning set forth in Section 3.18(g).

        "IRS" shall have the meaning set forth in Section 3.13(d).

        "Liens" shall have the meaning set forth in Section 3.4(a).

        "Loans" shall have the meaning set forth in Section 3.23(a).

        "Mailing Date" shall have the meaning set forth in Section 2.4(a).

        "maintains" shall have the meaning set forth in Section 3.14(l)(iii).

        "Marks" shall have the meaning set forth in Section 3.18(g).

        "Merger" shall have the meaning set forth in the recitals to this Agreement.

        "Merger Consideration" shall have the meaning set forth in Section 2.1(c).

        "Multiemployer Plan" shall have the meaning set forth in Section 3.14(l)(v).

        "NASDAQ" shall have the meaning set forth in Section 2.1(c).

        "New Certificates" shall have the meaning set forth in Section 2.6(a).

        "Non-Election" shall have the meaning set forth in Section 2.4(a).

        "Non-Election Shares" shall have the meaning set forth in Section 2.4(a).

        "Notice of Superior Proposal" shall have the meaning set forth in Section 6.5(e).

        "Notice Period" shall have the meaning set forth in Section 6.5(e).

        "NQDC Plan" shall have the meaning set forth in Section 3.14(i).

        "OCC" shall have the meaning set forth in Section 4.10(c).

        "Oil" shall have the meaning set forth in Section 3.17(g).

        "Options" shall have the meaning set forth in Section 2.8.

        "OTS" shall have the meaning set forth in Section 4.10(c).

        "Outside Date" shall have the meaning set forth in Section 8.1(b).

        "Patents" shall have the meaning set forth in Section 3.18(g).

        "Premium Limit" shall have the meaning set forth in Section 6.9(b).

        "Products" shall have the meaning set forth in Section 3.18(g).

        "Proxy Statement/Prospectus" shall have the meaning set forth in Section 6.2(a).

        "Registration Statement" shall have the meaning set forth in Section 6.2(a).

        "RIBCA" shall have the meaning set forth in Section 1.1.

        "Sarbanes-Oxley" shall have the meaning set forth in Section 3.11(b).

        "SEC" shall have the meaning set forth in Section 3.11(a).

        "Shortfall Number" shall have the meaning set forth in Section 2.4(c)(ii).

        "Stock Consideration" shall have the meaning set forth in Section 2.1(c).

        "Stock Conversion Number" shall have the meaning set forth in Section 2.4(a).

        "Stock Election" shall have the meaning set forth in Section 2.4(a).

        "Stock Election Number" shall have the meaning set forth in Section 2.4(a).

        "Stock Election Shares" shall have the meaning set forth in Section 2.4(a).

        "Superior Proposal" shall have the meaning set forth in Section 6.5(b).

        "Surviving Corporation" shall have the meaning set forth in Section 1.1.

        "Takeover Laws" shall have the meaning set forth in Section 3.21.

        "Termination Fee" shall have the meaning set forth in Section 8.2(b).

        "Third Party Rights" shall have the meaning set forth in Section 3.18(c).

        "Trade Secrets" shall have the meaning set forth in Section 3.18(g).

        "USA Patriot Act" shall have the meaning set forth in Section 3.7(b).

        "Voting Agreement" shall have the meaning set forth in the recitals to this Agreement.

        "Voting Agreement Shareholders" shall have the meaning set forth in the recitals to this Agreement.

        9.4    Waiver; Amendment.     Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

        9.5    Expenses.     Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

        9.6    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

  Brookline Bancorp, Inc.
  160 Washington Street
  Brookline, MA 02447
  Attention:     Chief Executive Officer
  Facsimile:     (617) 730-3518

With a copy to (which shall not constitute notice):

  Goodwin Procter LLP
  Exchange Place
  Boston, MA 02109
  Attention:     William P. Mayer, Esq.
                         Lisa R. Haddad, Esq.
  Facsimile:     (617) 523-1231

If to the Company, to:

  Bancorp Rhode Island, Inc.
  One Turks Head Place
  Providence, RI 02903
  Attention:     Chief Executive Officer
  Facsimile:     (401) 456-5059

With a copy to (which shall not constitute notice):

  Hinckley, Allen & Snyder LLP
  50 Kennedy Plaza, Suite 1500
  Providence, RI 02903
  Attention:     Margaret D. Farrell, Esq.
  Facsimile:     (401) 277-9600

        9.7    Understanding; No Third Party Beneficiaries.     Except for the Buyer Confidentiality Agreement and the Company Confidentiality Agreement, each of which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors' and Officers' Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.8    Assignability; Binding Effect.     Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

        9.9    Headings; Interpretation.     The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

        9.10    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.11    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state or federal courts located in the State of Rhode Island in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        9.12    Specific Performance.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BROOKLINE BANCORP, INC.
By:	/s/ PAUL A. PERRAULT
Name:	Paul A. Perrault
Title:	President and Chief Executive Officer
BANCORP RHODE ISLAND, INC.
By:	/s/ MERRILL W. SHERMAN
Name:	Merrill W. Sherman
Title:	President and Chief Executive Officer

 ANNEX B

VOTING AGREEMENT

        VOTING AGREEMENT ("Agreement"), dated as of April 19, 2011, by and between Brookline Bancorp, Inc., a Delaware corporation ("Buyer"), and the undersigned holder ("Shareholder") of common stock, par value $0.01 per share ("Common Stock"), of Bancorp Rhode Island, Inc., a Rhode Island corporation (the "Company").

        WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the "Merger Agreement"), providing for the merger of the Company with and into Buyer (the "Merger");

        WHEREAS, the Shareholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and has sole voting power with respect to the number of shares of Common Stock, and holds stock options or other rights to acquire the number of shares of Common Stock, indicated opposite the Shareholder's name on Schedule 2 attached hereto (as used herein, the term "Shares" means all shares of Common Stock, whether such shares of Common Stock are held by the Shareholder on the date of this Agreement or are subsequently acquired prior to the Expiration Date (as defined in Section 2), whether by the exercise of any stock options or otherwise);

        WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

        WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

        1.    Agreement to Vote Shares.     The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to the Merger Agreement or any of the transactions contemplated thereby (including the Merger) or any Acquisition Proposal, the Shareholder shall:

  (a)
  appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

  (b)
  vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to the Company's and Buyer's respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

        2.    Expiration Date.     As used in this Agreement, the term "Expiration Date" shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

        3.    Agreement to Retain Shares.     The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, or except as set forth on Schedule 1 attached hereto, directly or indirectly, (a) sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c)), any Shares, (b) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (c) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto other than in accordance with the terms and conditions of this Agreement, or (d) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (a) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (c) as Buyer may otherwise agree in writing in its sole discretion.

        4.    Representations and Warranties of Shareholder.     Except as disclosed on Schedule 2 hereto, the Shareholder hereby represents and warrants to Buyer as follows:

  (a)
  the Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder's obligations hereunder;

  (b)
  this Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of Buyer) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles);

  (c)
  the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder's name on Schedule 2, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever, except for any Shares constituting restricted stock of the Company ("Liens"), and, except as indicated on Schedule 2, has sole, and otherwise unrestricted, voting and investment power with respect to such Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement (the Shareholder agrees to promptly notify Buyer in writing of the nature and amount of any Shares acquired after the date hereof, and such Shares shall be subject to the foregoing representations and warranties);

  (d)
  the Shareholder understands that at the Effective Time, (i) each outstanding Share listed on Schedule 2 shall be converted into, as provided in and subject to the limitations set forth in the Merger Agreement, the right to receive at the election of the Shareholder either (1) $48.25 in cash, without interest, or (2) 4.686 shares of Buyer Common Stock, and (ii) each option to purchase Common Stock, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or cancelled prior thereto shall, at the Effective Time, be cancelled and, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Common Stock provided for in such option and (ii) the excess, if any, of $48.25 over the exercise price per share of Common Stock provided for in such option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes;

  (e)
  the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder; and

  (f)
  the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his, her or its obligations under this Agreement in any material respect.

        5.    Irrevocable Proxy.     Subject to the last sentence of this Section 5, by execution of this Agreement, the Shareholder does hereby appoint Buyer with full power of substitution to any affiliate of Buyer, as the Shareholder's true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder's rights with respect to the Shares, to vote, if the Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that the Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares with respect to the matters set forth in Section 1 hereof. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

        6.    No Solicitation.     From and after the date hereof until the Expiration Date, the Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates, other than the Company in accordance with the terms of the Merger Agreement, to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prevent any of his, her or its representatives or affiliates, other than the Company in accordance with the terms of the Merger Agreement, to (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders' vote or action by consent of the Company's shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

        7.    Specific Enforcement.     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court located in the State of Rhode Island, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

        8.    No Waivers.     No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        9.    Capacity as Shareholder.     Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder, (a) if the Shareholder is serving on the Board of Directors of the Company, from exercising his or her duties and obligations as a director of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company, or (b) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Shareholder is executing this Agreement solely in his or her capacity as a shareholder of the Company.

        10.    Entire Agreement; Amendments.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

        11.    Further Assurances.     From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

        12.    Severability.     If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        13.    Counterparts.     This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

        14.    Effect of Headings.     The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        15.    Public Disclosure.     The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the Securities and Exchange Commission such Shareholder's identity and ownership of Shares and the nature of such Shareholder's commitments and obligations pursuant to this Agreement.

        16.    Assignment.     This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Subsidiary wholly owned by it. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

        17.    Governing Law.     This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the courts of the State of Rhode Island and of the United States of America located in the State of Rhode Island (the "Rhode Island Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Rhode Island Courts and agree not to plead or claim in any Rhode Island Court that such litigation brought therein has been brought in any inconvenient forum.

        18.    Waiver of Jury Trial.     The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

        19.    No Agreement Until Executed.     Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company's Articles of Incorporation, as amended, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BROOKLINE BANCORP, INC.
By:
Name:
Title:
SHAREHOLDER
By:
Name:

 ANNEX C

[LETTERHEAD OF JEFFERIES & COMPANY, INC.]

April 19, 2011

The Board of Directors
Bancorp Rhode Island, Inc.
One Turks Head Place
Providence, Rhode Island 02903

The Board of Directors:

        We understand that Bancorp Rhode Island, Inc. ("Bancorp") and Brookline Bancorp, Inc. ("Brookline") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Bancorp will merge with and into Brookline (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of Bancorp ("Bancorp Common Stock"), other than shares of Bancorp Common Stock held in the treasury of Bancorp which shares will be canceled, will be converted into the right to receive, at the election of the holder thereof (subject to certain proration and other procedures and limitations set forth in the Merger Agreement, as to which proration, procedures and limitations we express no opinion), either (i) $48.25 per share in cash (the "Cash Consideration") or (ii) 4.686 shares of the common stock, par value $0.01 per share, of Brookline ("Brookline Common Stock" and, such number of shares, the "Stock Consideration") (the Cash Consideration and the Stock Consideration being collectively referred to as the "Consideration"); provided that approximately 50% of the outstanding shares of Bancorp Common Stock will be converted into the Stock Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Consideration to be received in the Merger by holders of Bancorp Common Stock is fair, from a financial point of view, to such holders.

        In arriving at our opinion, we have, among other things:

    (i)
    reviewed a draft dated April 19, 2011 of the Merger Agreement;

    (ii)
    reviewed certain publicly available financial and other information about Bancorp and Brookline, including certain publicly available financial forecasts, long-term growth rates and other estimates and assumptions relating to the future financial performance of Bancorp and Brookline;

    (iii)
    reviewed certain information furnished to us by the managements of Bancorp and Brookline relating to the businesses, operations and prospects of Bancorp and Brookline, including estimates as to potential cost savings and other benefits and expenses anticipated by the management of Brookline to result from the Merger (collectively, the "Synergies");

    (iv)
    held discussions with members of senior managements of Bancorp and Brookline concerning the matters described in clauses (ii) and (iii) above;

    (v)
    held discussions, at the direction of Bancorp, with selected third parties to solicit indications of interest in the possible acquisition of Bancorp;

    (vi)
    reviewed the share trading price history and implied multiples for Bancorp Common Stock and Brookline Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

    (vii)
    compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

The Board of Directors
Bancorp Rhode Island, Inc.
April 19, 2011

    (viii)
    considered the potential pro forma financial impact of the Merger after giving effect to the Synergies; and

    (ix)
    conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Bancorp, Brookline or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of Bancorp and Brookline that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of Bancorp or Brookline and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. As you are aware, the managements of Bancorp and Brookline have advised us that they have not prepared long-term financial forecasts relating to Bancorp or Brookline, respectively, and have directed us to utilize certain publicly available financial forecasts, long-term growth rates and other estimates and assumptions relating to Bancorp and Brookline for purposes of our analyses. Accordingly, upon the advice of the managements of Bancorp and Brookline, we have assumed that such publicly available financial forecasts, long-term growth rates and other estimates and assumptions are a reasonable basis upon which to evaluate the future financial performance of Bancorp and Brookline and that Bancorp and Brookline will perform substantially in accordance with such forecasts, estimates and assumptions. With respect to the Synergies, Brookline has informed us, and we have assumed, that the Synergies were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Brookline. We express no opinion as to any such financial forecasts or estimates (including the Synergies) or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal or accounting matters affecting Bancorp or Brookline, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to Bancorp and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Bancorp and its shareholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to any holder of Bancorp Common Stock. You have advised us that the Merger is expected to, and we have assumed that the Merger will, qualify as a reorganization for federal income tax purposes. We have relied on the assessments of the managements of Bancorp and Brookline as to certain regulatory and legislative developments affecting banks and other financial institutions and the potential impact thereof and we have assumed that such developments will not be meaningful in any respect to our analyses or opinion. We are not experts in the evaluation of loan or lease portfolios or allowances for losses with respect thereto and we have not been requested to conduct, and we have not conducted, a review of individual credit files or made an

The Board of Directors
Bancorp Rhode Island, Inc.
April 19, 2011

analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of Bancorp's or Brookline's allowances for losses or any other matters with respect thereto. We have been advised and have assumed that such allowances for losses for Bancorp and Brookline are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We also have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We further have assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Bancorp, Brookline or the contemplated benefits of the Merger.

        It is understood that our opinion is for the use and benefit of the Board of Directors of Bancorp (in its capacity as such) in its evaluation of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Bancorp, nor does it address the underlying business decision by Bancorp to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation to any shareholder as to any election to be made by such shareholder with respect to the Consideration or how any shareholder should vote or act with respect to the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Bancorp, other than holders of Bancorp Common Stock, or any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein) or any voting or other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. We express no opinion as to what the value of Brookline Common Stock will be when issued pursuant to the Merger or the prices at which shares of Bancorp Common Stock or Brookline Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Bancorp's officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

        We have been engaged by Bancorp to act as financial advisor to Bancorp in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred in connection with our engagement. Bancorp has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We maintain a market in the securities of Bancorp and Brookline and, in the ordinary course of business, we and our affiliates may trade or hold securities of Bancorp, Brookline and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may in the future seek to provide financial advisory and financing services to Bancorp, Brookline or entities that are affiliated with Bancorp or Brookline, for which we would expect to receive compensation.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received in the Merger by holders of Bancorp Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies & Company, Inc.
JEFFERIES & COMPANY, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is only a general summary of certain aspects of Delaware law and Brookline's certificate of incorporation related to the indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law, or DGCL, and Articles Tenth and Eleventh of Brookline's certificate of incorporation.

        Section 145 of the DGCL generally provides that all directors, officers, employees and agents of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

        Article Tenth of Brookline's certificate of incorporation provides that Brookline will indemnify and hold harmless, to the fullest extent authorized by the DGCL as it presently exists or may be amended, each director or officer who is, or is threatened to be made, a party to or participant in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Brookline or is or was serving at the request of Brookline as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person. Brookline is required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Brookline board of directors. In addition, Brookline will pay the expenses incurred by an officer or director of Brookline in defending any proceeding in advance of its final disposition; provided, however, that the payment of such expenses will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified.

        As permitted by Section 102(b)(7) of the DGCL, Brookline's certificate of incorporation, in Article Eleventh, provides that no director shall be personally liable to Brookline or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Brookline or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing an unlawful stock purchase, unlawful redemption or unlawful dividend payment, and (iv) for any transaction from which the director derived an improper personal benefit.

        As permitted by Section 145(g) of the DGCL, Brookline also maintains a directors' and officers' insurance policy which insures the directors and officers of Brookline against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   See Exhibit Index immediately following the signature page.

        (b)   Not applicable.

        (c)   Not applicable.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (8)   That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookline, Commonwealth of Massachusetts, on June 6, 2011.

BROOKLINE BANCORP, INC.
By:	/s/ PAUL A. PERRAULT
	Name:	Paul A. Perrault
	Title:	President and Chief Executive Officer

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Paul A. Perrault and Paul R. Bechet as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ PAUL A. PERRAULT Paul A. Perrault, President, Chief Executive Officer and Director (Principal Executive Officer) Date: June 6, 2011	By:	/s/ PAUL R. BECHET Paul R. Bechet, Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer) Date: June 6, 2011
By:	/s/ DAVID C. CHAPIN David C. Chapin, Director Date: June 6, 2011	By:	/s/ CHARLES H. PECK Charles H. Peck, Director Date: June 6, 2011
By:	/s/ JOHN J. DOYLE, JR. John J. Doyle, Jr., Director Date: June 6, 2011	By:	/s/ JOSEPH J. SLOTNIK Joseph J. Slotnik, Chairman of the Board of Directors Date: June 6, 2011

By:	/s/ JOHN A. HACKETT John A. Hackett, Director Date: June 6, 2011	By:	/s/ ROSAMOND B. VAULE Rosamond B. Vaule, Director Date: June 6, 2011
By:	/s/ JOHN L. HALL, II John L. Hall, II, Director Date: June 6, 2011	By:	/s/ PETER O. WILDE Peter O. Wilde, Director Date: June 6, 2011
By:	/s/ THOMAS J. HOLLISTER Thomas J. Hollister, Director Date: June 6, 2011

EXHIBIT INDEX

2.1		Agreement and Plan of Merger, dated as of April 19, 2011, by and between Brookline Bancorp, Inc. and Bancorp Rhode Island, Inc. (attached to this proxy statement/prospectus as Annex A and incorporated herein by reference)

3.1		Certificate of Incorporation of Brookline Bancorp, Inc. (incorporated by reference to Exhibit 2 to the Registration Statement on Form S-1 filed by Brookline Bancorp, Inc. with the Securities and Exchange Commission on April 10, 2002 (Registration No. 333-85980))

3.2		Bylaws, as amended, of Brookline Bancorp, Inc. (incorporated by reference to Exhibit 2 to the Registration Statement on Form S-1 filed by Brookline Bancorp, Inc. with the Securities and Exchange Commission on April 10, 2002 (Registration No. 333-85980) and by reference to Exhibit 3 to a Current Report on Form 8-K filed by Brookline Bancorp, Inc. with the Securities and Exchange Commission on December 21, 2007)

5.1	*	Opinion of Goodwin Procter LLP, counsel to Brookline Bancorp, Inc., as to the legality of the shares being registered by Brookline

8.1	*	Opinion of Goodwin Procter LLP, counsel to Brookline Bancorp, Inc., as to certain tax matters

8.2	*	Opinion of Hinckley, Allen & Snyder LLP, counsel to Bancorp Rhode Island, Inc., as to certain tax matters

10.1		Form of Voting Agreement by and between Brookline Bancorp, Inc. and certain shareholders of Bancorp Rhode Island, Inc., each dated as of April 19, 2011 (attached to this proxy statement/prospectus as Annex B and incorporated herein by reference)

10.2		Release, Consulting and Noncompetition Agreement by and among Brookline Bancorp, Inc., Bancorp Rhode Island, Inc., Bank Rhode Island and Merrill W. Sherman, dated as of April 19, 2011 (incorporated by reference to Exhibit 10.1 to Bancorp Rhode Island, Inc.'s Current Report on Form 8-K dated April 22, 2011)

23.1		Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2		Consent of Goodwin Procter LLP (included in Exhibit 8.1)

23.3		Consent of Hinckley, Allen & Snyder LLP (included in Exhibit 8.2)

23.4	*	Consent of KPMG LLP regarding Brookline Bancorp, Inc. financial information

23.5	*	Consent of KPMG LLP regarding Bancorp Rhode Island, Inc. financial information

24.1		Powers of Attorney (included on the signature page of this Registration Statement)

99.1	*	Consent of Jefferies & Company, Inc.

99.2	+	Form of Proxy Card of Bancorp Rhode Island, Inc.

*
Filed herewith

+
To be filed by amendment